Filed Pursuant to Rule 424(b)(3)
Under the Securities and Exchange Act of 1933, as amended
Registration No. 333-196813

3,125,000 Shares

GENIUS BRANDS INTERNATIONAL, INC.

Common Stock

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This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,125,000 shares of our common stock, par value $0.001 per share (the “Common Stock). The number of shares registered represents 125% of shares of Common Stock issuable upon conversion of our outstanding shares of Series A Convertible Preferred Stock, as required by the registration rights agreement entered into by and among the Company and the Selling Stockholders.

There are no underwriting arrangements to sell the shares of Common Stock that are being registered hereunder. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our Common Stock is currently approved for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. (FINRA) under the symbol “GNUS”. On June 13, 2014, the last reported sale price of our Common Stock as reported on the OTC Bulletin Board was $4.04 per share.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2014

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock they may acquire upon exercise of their derivative securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate Information

Genius Brands International, Inc. (“we”, “us”, “our”, “GBI”, “Genius Brands” or the “Company”), creates, produces and distributes original “content with a purpose” for kids, meaning multi-media, multi-format content for kids that we believe is as entertaining as it is enriching. In most cases, the Company wholly owns the original content it produces, and works with a variety of partners who are experts in their respective categories, to develop and distribute it in multiple formats around the world. The Company owns and is developing a portfolio of original children’s entertainment to appeal to toddlers to teens.

The Company commenced operations in January 2006, assuming all of the rights and obligations of its then Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Little Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. On October 17, 2011 and October 18, 2011, Genius Brands International, Inc., filed Articles of Merger with the Secretary of State of the State of Nevada and with the Secretary of State of the State of California, respectively. As previously described on the Company’s Schedule 14C Information Statement, filed with the Securities and Exchange Commission on September 21, 2011, by filing the Articles of Merger, the Company (i) changed its domicile to Nevada from California, and (ii) changed its name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, on October 12, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) and on November 29, 2011 our trading symbol changed from “PENT” to “GNUS”.

On November 15, 2013, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared created, produced and distributed original “content with a purpose” for kids 6-11, whereas Genius Brands previously focused on toddlers. Today the merged company is focused on providing “content with a purpose” for toddlers to tweens, in all media formats, relevant consumer products categories, in territories around the world.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one-hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Prospectus, including the accompanying consolidated financial statements and notes thereto, has been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

Our executive offices are located at 9401 Wilshire Boulevard #608, Beverly Hills, CA 90212, and our telephone number is 310-273-4222.

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About This Offering

This prospectus includes 3,125,000 shares of Common Stock offered by the Selling Stockholders, consisting entirely of shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock acquired by the Selling Stockholders pursuant to the following transactions:

Private Placement

On May 14, 2014, we entered into securities purchase agreements with certain accredited investors pursuant to which the Company sold an aggregate of 6,000 shares of its newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a price of $1,000 per share (the “Private Placement”) for gross proceeds to the Company of $6,000,000. The closing of the Private Placement was subject to certain customary closing conditions and closed on May 15, 2014.

Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $2.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the investor would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock possess no voting rights.

Pursuant to the terms of governing the purchase agreement, beginning on the closing date of the Private Placement and ending on the sixty (60) trading day anniversary of the Applicable Date (defined as the earlier of such date that the resale of the shares of Common Stock underlying the Series A Preferred Stock is covered by one or more effective registration statements and (y) the first date all of such shares may be resold under Rule 144), the Company shall not issue any securities, subject to certain exceptions.

The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission (the “SEC”) covering 125% of all shares of common stock underlying the Series A Preferred Stock within 30 days of the final closing of the Private Placement (the “Filing Date”) and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 pursuant to a registration rights agreement entered into with the Investors (the “Registration Rights Agreement”). The Company has agreed to use its reasonable best efforts to have the registration statement declared effective within 90 days of the closing of the Private Placement (or 120 days after such closing if the registration statement is subject to review by the SEC (the “Effectiveness Date”). The Company is obligated to pay to investors liquidated damages equal to 1.5% per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the Filing Date, (ii) following the Effectiveness Date that the registration statement has not been declared effective; and (iii) as otherwise set forth in the Registration Rights Agreement.

In connection with the Private Placement, investors holding a majority of the securities sold in the Company’s November 2013 and January 2014 private placement waived the Company’s registration rights obligations and any accrued liquidated damages associated therewith.

Estimated use of proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

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Financial Results

We reported a net loss of approximately ($7,216,031) for the year ended December 31, 2013 as compared to a net loss of approximately ($2,067,609) for the year ended December 31, 2012.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate”, or expected cash outflow, for fixed general and administrative costs (including all employee salaries, public company expenses and consultants), marketing and sales costs, and interest costs is approximately $350,000. Our monthly burn rate for all those costs, plus the repayment of certain related party advances, during each month of the first quarter 2014 was approximately $325,000. If we are unable to raise external funding, and eventually generate significant revenues from sales of our products, we will not be able to earn profits or continue operations. It is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our ability to continue as a going concern will be in substantial doubt.

As used in this prospectus, unless otherwise specified, references to the “Company,” “Genius Brands,” “we,” “our” and “us” refer to Genius Brands International, Inc. and, unless otherwise specified, its direct and indirect subsidiaries.

The Offering

Common Stock offered by the Selling Stockholders:	A total offering of 3,125,000 shares from a private placement (the “Private Placement”), consisting entirely of shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock. The Company granted certain registration rights to the investors in the Private Placement. The registration of the shares of the selling stockholders pursuant to the registration statement of which this prospectus is a part, will satisfy the Company’s obligations to the investors in the Private Placement.

Common Stock outstanding before and after this offering:	6,383,269 (1) and 9,508,269 (2)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

OTC Bulletin Board symbol:	GNUS

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

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(1)	The number of outstanding shares before the offering is based upon 6,383,269 shares outstanding as of June 6, 2014 and excludes 3,125,000 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(2)	The number of outstanding shares after the offering assumes the issuances and sale of the Common Stock offered pursuant to this prospectus, which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock of the Company.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS

We have incurred net losses since inception.

The Company has recently adopted significant changes to its business model and experienced a broad change in its management and operations. Under prior management and in connection with its prior business model and activities, the Company had a history of operating losses and incurred significant net losses in each fiscal quarter since its inception. For the years ended December 31, 2013 and 2012, the Company had net revenues of $2,556,538 and $6,570,199 and incurred net losses of $7,216,031 and $2,067,609, respectively. For the three months ended March 31, 2014 and 2013, the Company had net revenues of $176,283 and $734,239 and incurred net losses of $854,162 and $945,865, respectively. These losses, among other things, have had an adverse effect on our results of operations, financial condition, stockholders’ equity, net current assets and working capital.

We will need to generate significant additional revenue to achieve profitability. The Company has already achieved significant cost savings. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors some of which are outside of our control, including sales of our products.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures and similar events beyond our control, particularly in locations where our manufacturers and vendors are located. An increase in prices due to any of these occurrences would increase our operating costs, which could in turn adversely affect our profitability. We carry business interruption insurance for potential losses (excluding earthquake-related losses), but there can be no assurance that such insurance would be sufficient to compensate us for losses that may occur or that such insurance may continue to be available on affordable terms if available at all. Any losses or damages incurred by us could have a material adverse effect on our business and results of operations.

Our business depends in large part on the success of our vendors and outsourcers, and our brands and reputation may be harmed by the actions of third-parties that are outside our control.

We have long and established partnerships with partners around the world, ranging from broadcasters, licensees, retailers, agencies, etc. While we cannot fully control the actions of our partners, we are careful to be in business with partners who we believe to be trustworthy, reliable and accountable.

In connection with our direct to retail business, we rely significantly on vendor and outsourcing relationships with third parties for manufacturing and other services. Any shortcoming of a vendor or outsourcer, particularly an issue affecting the quality of the end product, may be attributed by customers to us, thus damaging our reputation, brand value and potentially affecting our results of operations. Problems with transitioning these services and systems or operating failures with these vendors and outsourcers could also delay product sales, reduce efficiency of operations, and significant capital investments could be required to remediate the problem. However, this risk is diminished with respect to properties that we license to third parties for exploitation pursuant to which we generally receive an advance against future royalties and/or a minimum guarantee which we believe shifts the foregoing risks to the licensee. Any material failure, inadequacy or interruption resulting from such vendors or outsourcings could harm our ability to effectively operate our business.

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Significant increases in the price of commodities, transportation or labor, if not offset by declines in other input costs, or a reduction or interruption in the delivery of raw materials, components and finished products from our vendors could negatively impact our financial results.

Cost increases, whether resulting from rising costs of materials, compliance with existing or future regulatory requirements, transportation, services and labor could impact the profit margins realized by us on the sale of our products. Because of market conditions, timing of pricing decisions, and other factors, there can be no assurance that we will be able to offset any of these increased costs by adjusting the prices of our products. Increases in prices of our products could result in lower sales. Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate delivery of products from our suppliers and internal manufacturing capacity. Although we work closely with our vendors to avoid these types of shortages, there can be no assurance that we will not encounter these problems in the future. A reduction or interruption in the delivery of finished products, whether resulting from more stringent regulatory requirements, suppliers, disruptions in transportation, port delays, labor strikes, lockouts, or otherwise, or a significant increase in the price of one or more supplies, such as fuel or resin (which is an oil-based product), could negatively impact our financial results.

Because we expect to need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital.   If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors would have a material and adverse effect on our future operating results and our financial condition.

If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our activities and dissolve the Company. In such an event, we will need to satisfy various creditors and other claimants, severance, lease termination and other dissolution-related obligations.

Our ability to raise financing through sales of equity securities depends on general market conditions and the demand for our common stock. We may be unable to raise adequate capital through sales of equity securities, and if our stock has a low market price at the time of such sales, our existing stockholders could experience substantial dilution. If adequate financing is not available or unavailable on acceptable terms, we may find we are unable to fund expansion, continue offering products and services, take advantage of acquisition opportunities, develop or enhance services or products, or to respond to competitive pressures in the industry which may jeopardize our ability to continue operations.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.

A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenue and earnings. A decline in economic conditions could reduce demand for and sales of products. In addition, an increase in price levels generally, or in price levels in a particular sector such as the energy sector, could result in a shift in consumer demand away from the entertainment and consumer products we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

Production cost amortization for our CD and DVD products are calculated on a straight-line basis. Unamortized production costs are evaluated for impairment each reporting period on an aggregate basis. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue from a category of products, we would be required to accelerate amortization of related production costs. Such accelerated amortization would adversely impact our business, operating results and financial condition.

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If we fail to honor our obligations under the terms of our third party licensing and supply agreements, our business may be adversely affected.

We try to maintain a reasonable DVD and CD inventory, however if we overestimate the demand for a particular title, we may warehouse significant quantities of that title. The Company has in the past distributed third party DVD properties for which it incurred production and warehousing costs. The Company has terminated those third party arrangements and is concentrating on inventory of its own DVD and CD titles for which it can more closely control its costs. In February 2014, the Company entered into an exclusive 3-year arrangement with Sony DADC US Inc. which gives Sony the right to fulfill the Company’s DVD and CD duplication requirements. In consideration for these exclusive rights the Company received a marketing support payment of $750,000 with an additional $750,000 to be paid within 12 months. Sony will recoup the marketing support payment through a premium on the physical media unit costs. The Company is obligated to repay a pro-rata portion of the marketing support payment if the Company does not order a minimum number of DVD/CD units during the term. The Company believes the minimum order threshold is achievable over the term based on its productions as well as given that the minimum number will include duplication orders placed with Sony under the arrangement made by the Company’s licensees as described below. Although we may sell such inventory at a deeply discounted price toward the end of the distribution term in order to recoup our manufacturing, storage and other costs, there is no guarantee that a market will exist for a given title, even at the deeply discounted price. Additionally, our royalty and/or distribution fee agreements sometimes contain terms, such as minimum royalties per unit and music publishing fees, which effectively prevent us from steeply discounting the price on some titles.

Conversely, if we or our distributors fail to stock sufficient inventory for any particular product or product line, we may be unable to meet customer demand in a timely manner, which may result in loss of accounts, requests for discounts or refusal by the customer to pay.

For the Company’s non-direct-to-retail business, the Company seeks to license the DVD and CD rights to third parties for which it will receive a royalty per unit without the obligation to manufacture the units itself. The Company will seek to increase this model of physical goods distribution while seeking to have such third parties licensees fulfill their duplication needs through the Company’s arrangement with Sony described above although there is no assurance that it will be successful in doing so.

If we are not able to adequately protect our proprietary intellectual property and information, our results of operations could be adversely affected.

The value of our business depends on our ability to protect our intellectual property and information, including our trademarks, trade names, copyrights, patents and trade secrets, in the United States and around the world, as well as our customer, employee, and consumer data. If we fail to protect our proprietary intellectual property and information, including any successful challenge to our ownership of intellectual property or material infringements of intellectual property, it could have a significant adverse effect on our business, financial condition, and results of operations.

Loss of key personnel may adversely affect our business.

Our success greatly depends on the performance of our executive management team, including Andrew Heyward, our Chief Executive Officer and Amy Moynihan Heyward, our President. The loss of the services of any member of our core executive management team or other key persons could have a material adverse effect on our business, results of operations and financial condition.

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Our management team currently owns an aggregate controlling interest in our voting stock and investors will not have any voice in our management.

Our management team and Board of Directors own or control a combined 3,013,962, or 47.2%, of the 6,383,269 shares currently outstanding. It should be assumed that our management team and Board of Directors will maintain a controlling interest in the Company and, as a result, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our articles of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

The approval of our directors and executive officers will be required to affect all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We cannot assure you that the interests of our management team will coincide with the interests of the investors. Our articles of incorporation do not provide for the allocation of corporate opportunities between us, on the one hand, and certain of our founding stockholders, on the other hand, which could prevent us from taking advantage of certain corporate opportunities. So long as our management team collectively controls a significant portion of our common stock, these individuals, or entities controlled by them, will continue to collectively be able to strongly influence or effectively control our decisions.

Litigation may harm our business or otherwise distract management.

Substantial, complex or extended litigation could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders could be very costly and disrupt business.  While disputes from time to time are not uncommon, we may not be able to resolve such disputes on terms favorable to us.

Our revenues and results of operations may fluctuate significantly.

Cash flow and projections for any entertainment company producing original content can be expected to fluctuate until consumer products are in the market. Unanticipated delays in entertainment production can push back an entire program. Structured retail windows that dictate when new products can be introduced at retail are also out of the Company’s control. And the unknown as to the popularity and appeal of a new entertainment product also directly impacts cash flow.

Our revenues and results of operations depend significantly upon the appeal of our content to end customers, which cannot be predicted with certainty, the timing of releases of our products and the commercial success of our products, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period. The results of one period may not be indicative of the results of any future period. Our revenues and results are also significantly influenced by seasonality and in particular the fourth quarter gift-giving season where demand for our products peaks. Any quarterly fluctuations that we report in the future may not match the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate significantly.

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If we fail to adequately manage our growth, we may not be successful in growing our business and becoming profitable.

Our focus is on maximizing the revenue potential of our existing brand portfolio while strategically working to round-out the portfolio with complementary brands and build our business infrastructure to ensure our brands success in the marketplace.

We expect our business to grow over the next two years. We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth over that period. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

Failure to successfully market or advertise our products could have an adverse effect on our business, financial condition and results of operations.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs. Our ability to sell products is dependent in part upon the success of these programs. If we or our distributors do not successfully market our products or if media or other advertising or promotional costs increase, these factors could have an adverse effect on our business, financial condition, and results of operations.

We may experience indirect increases in the cost of our products as a result of new laws and governmental regulations passed in response to changing climate conditions.

Although we are not directly responsible for compliance with such laws in the manufacturing of our products, and rely on our manufacturers and vendors to ensure that they are in compliance with federal, state and local environmental laws and regulations, as well as similar laws in other jurisdictions where they do business, the cost of compliance with new or existing laws and regulations may increase and our vendors may pass those costs on to the Company. If that happens, it will have the effect of decreasing our profit margins and we may be forced to either raise our prices or, in response to competitive pressure, experience a decrease in profits which would have a material adverse effect on our business, financial condition and results of operations.

We are subject to various laws and government regulations, violation of which could subject the Company to sanctions. In addition, changes in such laws or regulations may lead to increased costs, changes in our effective tax rate, or the interruption of normal business operations that would negatively impact our financial condition and results of operations.

We operate in a highly regulated environment in the US and international markets. Federal, state and local governmental entities and foreign governments regulate many aspects of our business, including our products and the importation and exportation of those products. These regulations may include accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), product safety and other safety standards, trade restrictions, regulations regarding financial matters, environmental regulations, advertising directed toward children, product content, and other administrative and regulatory restrictions. While we take all the steps we believe are necessary to comply with these laws and regulations, there can be no assurance that we will be in compliance in the future. Failure to comply could result in monetary liabilities and other sanctions which could have a negative impact on our business, financial condition and results of operations. In addition, changes in laws or regulations may lead to increased costs (including costs of compliance passed on to us by manufacturers), changes in our effective tax rate, or the interruption of normal business operations that would negatively impact our financial condition and results of operations.

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Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

Successful movies and characters in children’s literature affect play preferences. Trends in media, movies, and children’s characters change swiftly and contribute to the transience and uncertainty of play preferences. Almost all of our products and product lines are based on the Baby Genius brand and related brands. We respond to trends and developments by modifying, refreshing, extending, and expanding our product offerings on an annual basis. However, we operate in extremely competitive industries where demand for children’s attention is dynamic. If the interest of children trend away from our current brand or products toward other offerings based on current media, movies and characters, and if we fail to accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families and our revenues, profitability, and results of operations may be adversely affected.

We rely on a limited number of suppliers.

There are many factors beyond our control which may impact the sale of our products and orders for production of our programming, including but not limited to economic downturns such as the current recession. If we are forced to change the music or content on existing products, which may be costly and time consuming and which may have the result of making our then current inventory undesirable.

We may not be able to keep pace with technological advances.

The entertainment industry in general and the music and motion picture industries in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, distributing entertainment programming. It is also impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market.

Others’ failure to promote our products may adversely affect our business.

The availability of retailer programs relating to product placement, co-op advertising and market development funds, and our ability and willingness to pay for such programs, are important with respect to promoting our exclusive titles. In addition, although we may have agreements for the advertising and promotion of our products through distributors, we will not be in direct control of those marketing efforts. Such efforts may not be done in a manner that will maximize sales of our products and the cost of increasing marketing efforts through our retail customers and distributors may be cost-prohibitive.

We face intense competition from a large variety of retailers that sell similar merchandise and have better resources than we do.

The industries in which we operate are highly and increasingly competitive and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor offerings and other factors, many of which are beyond our control. We compete for retailers as well as other outlets for the sale and promotion of our merchandise. Our primary competition comes from competitors, such as The Walt Disney Company and Fisher Price, which have greater financial resources and more developed marketing channels than we do. If we fail to compete successfully, we could face lower sales and may decide or be compelled to offer greater discounts to our customers, which could result in decreased profitability or a failure to attain profitability.

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We may not possess satisfactory rights in certain of our properties.

We do not require chain of title information to some of our exclusively licensed content and the risk exists that some content may have a defective chain of title, although we have no reason to believe otherwise and these have never been contested. The validity and ownership of rights to some titles can be uncertain and may be contested by third parties, which may result in litigation which could result in substantial costs and the diversion of resources, and could have a material adverse effect on our business, results of operations and financial condition. The Company believes, however, that in the event of such occurrence, it can replace those defective materials with content that is wholly owned by the Company. The Company is already in the process of re-designing certain of the Company’s titles to eliminate these risks and to replace the elements owned by third parties with content wholly owned by the Company which can also generate revenue for the Company. Notwithstanding the foregoing, the majority of the Company’s intellectual property is wholly owned by the Company.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete in the home entertainment industry depends, in part, upon successful protection of our proprietary and intellectual property. We protect our property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in some jurisdictions. In some jurisdictions of our distribution, there are no copyright and/or trademark protections available. In addition, although we own most of the music included in our products, and license other content through licensors such as HFA, NAXOS, and the San Diego Zoological Society, there are numerous titles which are available in the public domain and for which it is difficult or even impossible to determine whether anyone has obtained ownership or royalty rights. It is an inherent risk in our industry that people may make such claims with respect to any title already included in our products, whether or not such claims can be substantiated. With respect to the music and other licensed content from third parties the Company is already in the process of re-designing certain of the Company’s titles to eliminate these risks and to replace the elements owned by third parties with content wholly owned by the Company which can also generate revenue for the Company. Notwithstanding the foregoing, the majority of the Company’s intellectual property is wholly owned by the Company.

It may be possible for unauthorized third parties to copy and distribute our productions or portions of our productions. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the resulting diversion of resources could have an adverse effect on our business, operating results or financial condition. From time to time, we may also receive claims of infringement of other parties’ proprietary rights. Regardless of the validity or the success of the claims, we could incur significant costs and diversion of resources in defending against such claims, which could have an adverse effect on our business, financial condition or results of operations.

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The adoption or modification of laws or regulations relating to the internet could adversely affect the manner in which the Company conducts its business.

The growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on the Company. Laws and regulations directly applicable to communications or commerce over the internet are becoming more prevalent. The United States Congress has enacted internet laws regarding children's privacy, copyrights, taxation, and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the internet, however, remains largely unsettled, even in areas in which there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the internet. In order to comply with new or existing laws regulating online commerce, the Company (i) may need to spend time and money revising its websites, (ii) may need to hire additional personnel to monitor compliance with applicable laws or (iii) may need to modify its software to protect customers' personal information.

In addition to the foregoing, as a publisher of online content, the Company faces potential liability for defamation, negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials published or distributed, as do other publishers of such content. If the Company faces such liability, then its reputation and business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although the Company carries general liability insurance, such insurance does not cover claims of these types. There can be no assurance that the Company will be able to obtain insurance to protect against such liability in the future or that same will be adequate to indemnify the Company for all liability that may be imposed thereon.

RISKS RELATING TO OUR COMMON STOCK

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

Trading in our common stock can fluctuate significantly and there can be no assurance that an active trading market will either develop or be maintained. Our common stock is expected to continue to experience significant price and volume fluctuations. This trading activity could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that our stock price will decline in the future. We cannot predict the actions of market participants or the stock market as a whole. We can offer no assurances that the market for our common stock will be stable or that our stock price will fluctuate in a manner that is consistent with our operating results.

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If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our common stock is listed on a national securities exchange, including the Nasdaq Capital Market or we have stockholders’ equity of $5,000,000 or more and our common stock has a market price per share of more than $4.00, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Our management is aware of the abuses that have occurred historically in the penny stock market.

As a result, if our common stock continues to be subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

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We are authorized to issue "blank check" preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Articles of Incorporation authorize our Company to issue up to 10,000,000 shares of blank check preferred stock. Currently 6,000 shares of our preferred stock have been designated Series A Convertible Preferred stock, of which 6,000 are issued and outstanding; however, we can issue additional shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 6,047,707 shares of our common stock outstanding as of March 31, 2014, approximately 1,389,682 shares are freely tradable without restriction. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

We do not expect to pay dividends in the future and any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Commencing in November 2011, our common stock is quoted on the OTC Bulletin Board under the symbol “GNUS”. Previously transactions in our common stock were reported in the United States under the symbol “PENT” on the OTC Market Groups, Inc. On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Prospectus, including the accompanying consolidated financial statements and notes thereto, has been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

Quarter Ending	Quarter High	Quarter Low

3/31/2012	$29.00	$15.00
6/30/2012	$26.00	$15.00
9/30/2012	$26.00	$14.00
12/31/2012	$17.00	$6.00
3/31/2013	$11.00	$5.60
6/30/2013	$13.00	$4.50
9/30/2013	$8.00	$1.00
12/31/2013	$7.50	$2.30
3/31/2014	$5.50	$2.50

Outstanding Shares and Number of Stockholders

As of June 6, 2014, the number of shares of common stock outstanding was 6,383,269.   As of June 6, 2014, there were approximately 202 record holders of our shares of issued and outstanding common stock.  This number does not include holders of shares held in securities position listings.

Transfer Agent

The Company's registrar and transfer agent is Globex Transfer LLC, 780 Deltona Blvd, Suite 202, Deltona, FL 32725.

Dividends

We have never declared or paid dividends on our common stock.  Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table reflects, as of December 31, 2013, compensation plans pursuant to which the Company is authorized to issue options, warrants or other rights to purchase shares of its common stock, including the number of shares issuable under outstanding options, warrants and rights issued under the plans and the number of shares remaining available for issuance under the plans:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	37,150	$32.00	462,850
Equity compensation plans not approved by shareholders	–	–	–
Total	37,150	$32.00	462,850

(1)	On September 2, 2011, the majority shareholders of the Company adopted an amendment to the Company’s 2008 Stock Option Plan to increase the number of shares of common stock issuable under the plan from 160,000 to 500,000.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

The MD&A is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Our Business

We create and distribute products which we believe are entertaining, educational and beneficial to the well-being of infants and young children under our brands. We create, market and sell children’s videos, music, books and other products. We license the use of our intellectual property, both domestically and internationally, to others to manufacture, market and sell products based on our characters and brand. We own, control, distribute and seek to build animated content and brands aimed at kids, and then license the brands and characters onto various products, including toys, publishing video games, music, apparel and soft goods. In most cases, we create our own original content. In other cases, we partner with existing rights holders to develop an idea or an existing brand.

On November 15, 2013, we entered into the Merger Agreement with A Squared, the Parent Member and Acquisition Sub. Upon closing of the Merger, which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared is a children’s entertainment production company that produces original content for children and families that provide entertaining and educational media experiences. A Squared also creates comprehensive consumer product programs in the forms of toys, books and electronics. A Squared works with broadcasters, digital and online distributors and retailers worldwide as well as major toy companies, video game companies and top licensees in the kids and family arena.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Prospectus, including the accompanying consolidated financial statements and notes thereto, has been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

In November 2009, A Squared formed a joint venture, Stan Lee Comics, LLC, with POW Entertainment Inc. (“POW”), a California corporation, and Archie Comic Publications, Inc. (“Archie”), a New York corporation, to create, distribute, and exploit comic books and other intellectual property based on exclusive properties created by Stan Lee and owned by POW Entertainment, Inc. Each of A Squared, POW, and Archie own one-third of Stan Lee Comics, LLC.

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Upon formation, the parties agreed that POW would contribute certain properties to Stan Lee Comics, LLC as consideration for its ownership interest. Similarly, A Squared would contribute certain creative development functions and be entitled to the exercise of all audio-visual development, production and distribution rights in all media, as well as all merchandising rights, in and to the contributed properties as consideration for its ownership interest. Finally, Archie would be entitled to all comic book publication and distribution rights in and to the contributed properties as consideration for its ownership interest. Each party would be entitled to one-third of any net proceeds derived from the contributed properties or their derivative works after recoupment of production cost and fees. Stan Lee Comics, LLC is the owner of the Stan Lee and the Mighty 7 property.

Upon closing of the Merger, the Company assumed the rights to Stan Lee Comics, LLC held by A Squared Entertainment, LLC.

Results of Operations

Fiscal Year Ended December 31, 2013 Compared to December 31, 2012

Our summary results are presented below:

	2013	2012	Change	% Change
Revenues	$2,556,538	6,570,199	$(4,013,661)	-61%
Costs and Operating Expenses	4,757,728	8,382,661	(3,624,933)	-43%
Depreciation and Amortization	160,654	149,823	10,831	7%
Loss from Operations	(2,361,844)	(1,962,285)	(399,559)	20%

Other Income	208	388	(180)	-46%
Interest Expense	(1,663,632)	(332,055)	(1,331,577)	401%
Interest Expense - Related Parties	(30,189)	(50,259)	20,070	-40%
Gain (loss) on distribution contracts	4,997	–	4,997	N/A
Gain (loss) on extinguishment of debt	(614,073)	76,280	(690,353)	-905%
Gain (loss) on disposition of assets	(251,192)	–	(251,192)	N/A
Gain (loss) on exchange of warrants	(312,144)	–	(312,144)	N/A
Gain (loss) on derivative valuation	(1,886,943)	200,322	(2,087,265)	-1042%
Net Other Income (Expense)	(4,752,968)	(105,324)	(4,647,644)	4413%

Income tax provision	–	–	–	N/A

Net Loss from Continuing Operations	(7,114,812)	(2,067,609)	(5,047,203)	244%
Net Loss from Discontinued Operations	(101,219)	–	(101,219)	N/A

Net Loss	$(7,216,031)	$(2,067,609)	$(5,148,422)	249%

Net Loss per common share	$(5.10)	$(3.00)

Weighted average shares outstanding	1,413,631	689,286

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Revenues. Revenues by product segment and for the Company as a whole were as follows:

	2013	2012	Change	% Change
Product Sales	$1,682,780	$6,277,663	$(4,594,883)	-73%
TV & Home Entertainment	505,552	–	505,552	N/A
Licensing & Royalties	368,206	292,536	75,670	26%
Total Revenue	$2,556,538	$6,570,199	$(4,013,661)	-61%

Product sales represent physical products in which the Company holds intellectual property rights such as trademarks and copyrights, whether registered or unregistered, to the characters and which are manufactured and sold by the Company either directly at wholesale to retail stores or direct to consumers through daily deal sites and our website. Product sales decreased by $4,594,883 due in part to a general decline in market demand for CDs and DVDs.

TV & Home Entertainment revenue totaled $505,552 during the twelve months ended 2013, with no comparable amounts in 2012 due to the Merger. TV & Home Entertainment revenue is generated from distribution of our properties for broadcast on TV in domestic and foreign markets and the sale of DVDs for home entertainment.

Licensing and royalty revenue includes items for which we license the rights from other companies to copyrights and trademarks of select brands we feel will do well within our distribution channels as well as for our brands licensed to others to manufacture and/or market, both internationally and domestically.  During the twelve month period ended December 31, 2013 compared to December 31, 2012, this category had increased from $292,536 to $368,206, or $75,670 (26%). This increase is due to a general increase in the demand for our merchandising products and the revenue generated from the licensing income realized by those sales.

The 2014 economic outlook is uncertain and although we cannot guarantee, we anticipate continued growth in all areas of revenue. The Company has retained new foreign sales agents to expand the foreign markets for TV distribution and licensing. New projects and continued series productions will expand the US domestic distribution channels. There is also an increasing shift from CD and DVD sales to digital downloading through various digital platforms which we anticipate will increase revenue.

Costs. Costs and expenses, excluding depreciation and amortization, consisting primarily of cost of sales, marketing and sales expenses, and general and administrative costs, decreased $3,624,933 (43%) for the twelve month period ended December 31, 2013 compared to the twelve month period ended December 31, 2012.

	2013	2012	Change	% Change
Cost of Sales	$1,504,138	$4,836,321	$(3,332,183)	-69%
General and Administrative	2,806,153	2,785,853	20,300	1%
Marketing and Sales	308,355	727,695	(419,340)	-58%
Product Development	139,082	32,792	106,290	324%
Total Costs and Operating Expenses	$4,757,728	$8,382,661	$(3,624,933)	-43%

Cost of Sales decreased $3,332,183 (69%), during the twelve months of 2013 compared to the same period of 2012.  The decrease was a result of the decrease in product sales discussed above.

General and Administrative expenses consist primarily of salaries, employee benefits and stock based compensation as well as other expenses associated with costs related to the Merger, executive management, finance, legal, facilities, marketing, rent, and other professional services.   General and administrative costs for 2013 increased $20,300 (1%) as compared to the prior year period.  The aggregate increase for the category includes increases of professional fees of $270,365 in professional fees, including $103,096 attributed to Merger-related activities, and $275,063 in stock compensation expense offset by decreases of $359,349 in salaries and wages and $263,523 in investor relations expense.

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Marketing and sales expenses decreased $419,340 (58%) for the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012 primarily due to a decreases sales commission expenses, attendance at tradeshows and public relations expenses.

Product development expenses are for routine and periodic alterations to existing products. For the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012, these expenses increased by $106,290 (324%), primarily due to increased demand for alterations to our existing products.

Interest Expense. Interest expense resulted from the debentures and bridge notes issued and other operating interest expense.

	2013	2012	Change	% Change
Interest expense on Debenture & Reissued Debenture	$144,808	$81,333	$63,475	78%
Interest expense on Bridge Notes	7,999	–	7,999	N/A
Amortization of debenture issuance costs	257,236	65,349	191,887	294%
Accretion of debt discount	1,245,126	163,826	1,081,300	660%
Other operating interest expense	8,463	21,547	(13,084)	-61%
Interest Expense	$1,663,632	$332,055	$1,331,577	401%

On June 27, 2012, the Company entered into a Securities Purchase Agreement whereby the Company issued and sold (i) a $1,000,000 16% senior secured convertible debenture due June 27, 2014 (the “Debenture”), and (ii) a common stock purchase warrant (the “Debenture Warrant”) to purchase up to 50,000 shares of the Company’s common stock. The initial closing of the Debenture and Warrant Transaction occurred on June 27, 2012 (“Original Issue Date”). The Company issued the Debenture and the Debenture Warrant for the purchase price of $1,000,000. The Debenture is convertible, in whole or in part, into shares of Common Stock upon notice by the holder to the Company, subject to certain conversion limitations set forth in the Debenture. The conversion price for the Debenture is $21.00 per share, subject to adjustments. Interest on the Debenture accrues at the rate of 16% annually and is payable quarterly on February 1, May 1, August 1 and November 1, beginning on November 1, 2012, on any redemption, conversion and at maturity. Interest is payable in cash or at the Company’s option in shares of the Company’s common stock; provided certain conditions are met.

On August 29, 2013, pursuant to an agreement between the Company and certain holders, the original Debenture was assigned and exchanged for an aggregate of $1,163,333 in new notes with the same provisions (the “Reissued Debenture”). The Reissued Debenture was recorded as a modification of debt in accordance with ASC 470-50-40-6 wherein $150,000 in prepayment fees and $13,333 in accrued but unpaid interest at the time of the exchange was added to the principal. The interest rate and maturity date were not changed. Commencing on December 27, 2013, the Company was to be obligated to redeem a certain amount under the Reissued Debentures on a quarterly basis, in an amount equal to $300,000 on each of December 27, 2013 and March 27, 2014 and $488,033 on June 27, 2014. At the assignment to the new note holders, the conversion rate of the Reissued Debenture was changed to $1.212 per share.

On September 6, 2013, a holder of the Reissued Debenture issued notice of voluntary conversion for $75,000 of the issuance price reducing the aggregate amount of the outstanding debentures to $1,088,333. The Company issued 61,882 shares of common stock. In conjunction with this issuance there was a reduction in the derivative liability of $200,495, a reduction in the debt discount of $67,500, and a loss on the conversion was recorded in the amount of $67,376.

On November 15, 2013, the Company issued 929,444 shares of common stock to holders of its Reissued Debentures, in the aggregate principal amount of $1,088,333, plus accrued but unpaid interest in the aggregate amount of $38,141, in connection with the automatic conversion of the Debentures upon consummation of the Merger. In association with the conversion, the Company recognized a loss on the settlement of debt in the amount of $807,532, a reduction of the debt discount of $805,000, and a reduction of the derivative liability of $2,867,602.

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For year ended December 31, 2013 compared to the same period of 2012, interest expense for the Debenture and Reissued Debenture was recorded in amounts of $144,808 and $81,333, respectively.

On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). The Bridge Notes have a stated conversion rate of $1.212 and can be voluntarily converted at any time by the holder and mandatorily by the Company upon certain conditions. Cash was received in the aggregate of $309,000 from certain non-related parties. Four officers and directors of the Company converted outstanding salaries payable to the new notes in the aggregate of $221,000. At issuance, a debt discount of $530,000 was recorded. Costs related to the issuance of the Bridge Notes were recognized in 2013 totaling $30,715.

On November 15, 2013, the Company issued an aggregate of 448,613 shares of common stock to both non-related and related party holders of the Company’s 12% convertible promissory notes in aggregate principal amount of $530,000 and accrued, but unpaid, interest of $13,719 in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger. During 2013, total accretion of the debt discount was $530,000 resulting in a debt discount balance of $0. During 2013, interest expense associated with the non-related party holders of these notes totaled $7,999.

Other interest expense is due to financing arrangements for insurance policies and other vendors who extend terms for materials purchased.

Interest Expense - Related Party.  Interest expense resulted from related party loans and notes issued.

	2013	2012	Change	% Change
Interest Expense - Related Parties	$24,469	$50,259	$(25,790)	-51%
Interest Expense on Bridge Notes - Related Parties	5,720	–	5,720	N/A
Interest Expense - Related Parties	$30,189	$50,259	$(20,070)	-40%

Throughout 2009, 2008 and 2007, the Company borrowed funds from Messrs. Moeller, Meader, Larry Balaban and Howard Balaban. On December 31, 2009, the Officers agreed to issue new note agreements for the outstanding balances, including accrued but unpaid interest, with a maturity date of December 31, 2010 (the “Officer Loans”). Subsequent agreements amended the stated interest rate to 6% per annum and extended the maturity to January 15, 2015.

On November 15, 2013, in connection with the Merger, the Company issued an aggregate of 73,238 shares of common stock to members of the pre-merger management team as consideration for the cancellation of an aggregate of $194,163 in principal and $62,167 in accrued but unpaid interest thereon made to the Company by such individuals in connection with the Merger. The Company recognized a gain on the settlement of debt in the amount of $7,324.

For the year ended December 31, 2013 compared to the same period of 2012, interest expense for these Officer Loans were recorded in amounts of $13,080 and $14,132, respectively.

On March 31, 2011, four of the Company’s officers agreed to convert accrued but unpaid salaries through December 31, 2010 to subordinated long term notes payable (the “Subordinated Officer Loans”). In February 2011, as a result of an agreement by each of the four officers to retroactively decrease the amount of the annual salary for 2010 from $125,000 per annum per officer to $80,000, the amount of the Subordinated Officer Loans was reduced to an aggregate of $1,620,137. In March 2012, the officers agreed to convert the aggregate sum of $1,572,161 to shares of common stock of the Company. The remaining note, with a principal balance of $159,753, has a maturity of January 15, 2015 and a stated interest rate of six percent (6%) per annum.

On October 31, 2013, 43,207 shares of restricted common stock were issued in full payment of the remaining Subordinated Officer Loan with a principal amount of $159,753 and accrued but unpaid interest in the amount of $56,278. The Company recognized a gain on the settlement of debt of $90,733.

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For the years ended December 31, 2013 and 2012, the interest recorded for these Subordinated Officer Loans was $11,390 and $33,565, respectively.

On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). The Bridge Notes have a stated conversion rate of $1.212 and can be voluntarily converted at any time by the holder and mandatorily by the Company upon certain conditions. Cash was received in the aggregate of $309,000 from certain non-related parties. Four officers and directors of the Company, related parties, converted outstanding salaries payable to the new notes in the aggregate of $221,000. At issuance, a debt discount of $530,000 was recorded. Costs related to the issuance of the Bridge Notes were recognized in 2013 totaling $30,715.

On November 15, 2013, the Company issued an aggregate of 448,613 shares of common stock to both non-related and related party holders of the Company’s 12% convertible promissory notes in aggregate principal amount of $530,000 and accrued, but unpaid, interest of $13,719 in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger. Additional expense related to the issuance costs associated with the Bridge Notes was recognized in 2013 totaling $30,715. During 2013, total accretion of the debt discount was $530,000 resulting in a debt discount balance of $0. During 2013, interest expense associated with the related-party holders of these notes totaled $5,720.

On February 1, 2008, Isabel Moeller, sister of our former Chief Executive Officer, Klaus Moeller, loaned $310,000 to the Company at an interest rate equal to 8% per annum. The funds were borrowed from Ms. Moeller in order to reduce outstanding obligations due to Genius Products, Inc. at that time. Subsequent agreements extended the maturity date to January 15, 2015 and reduced the stated interest rate to six (6%) percent per annum. Repayments on the principle balance were made in the aggregate of $24,000 during February and April 2011. On April 1, 2011, Ms. Moeller agreed to convert $200,000 of the outstanding balance to shares of common stock of the Company. On March 31 2012, Ms. Moeller agreed to convert the remaining balance of outstanding principal and interest, in the amount of $173,385, to shares of common stock of the Company. Interest expense for the twelve months ended December 31, 2013 and 2012 was $0 and $2,562, respectively, as the note was paid in full in 2012.

Three Months Ended March 31, 2014 Compared to March 31, 2013

Our summary results are presented below:

	3/31/2014	3/31/2013	Change	% Change
Revenues	$176,283	$734,239	$(557,956)	-76%
Costs and Operating Expenses	(1,039,792)	(1,386,103)	346,311	-25%
Depreciation and Amortization	(24,539)	(39,172)	14,633	-37%
Loss from Operations	(888,048)	(691,036)	(197,012)	-29%

Other Income	633	16	617	3857%
Interest Expense	(2,209)	(155,259)	153,050	-99%
Interest Expense - Related Parties	(7,163)	(6,724)	(439)	7%
Gain (loss) on distribution contracts	2,771	–	2,771	N/A
Gain (loss) on extinguishment of debt	39,854	–	39,854	N/A
Gain (loss) on derivative valuation	–	(92,862)	92,862	-100%
Net Other Income (Expense)	33,886	(254,829)	288,715	-113%

Income tax provision	–	–	–	N/A

Net Loss	$(854,162)	$(945,865)	$91,703	10%

Net Loss per common share	$(0.14)	$(1.31)

Weighted average shares outstanding	6,029,573	722,159

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Revenues. Revenues by product segment and for the Company as a whole were as follows:

	3/31/2014	3/31/2013	Change	% Change
Product Sales	$86,141	$702,812	$(616,671)	-88%
Television & Home Entertainment	50,462	–	50,462	N/A
Licensing & Royalties	39,680	31,427	8,253	26%
Total Revenue	$176,283	$734,239	$(557,956)	-76%

Product sales represent physical products in which the Company holds intellectual property rights such as trademarks and copyrights, whether registered or unregistered, to the characters and which are manufactured and sold by the Company either directly at wholesale to retail stores or direct to consumers through daily deal sites and our website. Product sales decreased by $616,671 due in part to a general decline in market demand for CDs and DVDs.

Television & Home Entertainment revenue totaled $50,462 during three months ended March 31, 2014 with no comparable amounts in 2013 due to the Merger. Television & Home Entertainment revenue is generated from distribution of our properties for broadcast on television in domestic and foreign markets and the sale of DVDs for home entertainment.

Licensing and royalty revenue includes items for which we license the rights from other companies to copyrights and trademarks of select brands we feel will do well within our distribution channels as well as for our brands licensed to others to manufacture and/or market, both internationally and domestically.  During the three month period ended March 31, 2014 compared to March 31, 2013, this category had increased from $31,427 to $39,680, or $8,253 (26%). This increase is due to a general increase in the demand for our merchandising products and the revenue generated from the licensing income realized by those sales.

The 2014 economic outlook is uncertain and although we cannot guarantee, we anticipate continued growth in all areas of revenue. The Company has retained new foreign sales agents to expand the foreign markets for TV distribution and licensing. New projects and continued series productions will expand the US domestic distribution channels. There is also an increasing shift from CD and DVD sales to digital downloading through various digital platforms which we anticipate will increase revenue.

Costs. Costs and expenses, excluding depreciation and amortization, consisting primarily of cost of sales, marketing and sales expenses, and general and administrative costs, decreased $346,311 (25%) for the three month period ended March 31, 2014 compared to the three month period ended March 31, 2013.

	3/31/2014	3/31/2013	Change	% Change
Cost of Sales	$136,035	$647,309	$(511,274)	-79%
General and Administrative	865,102	657,084	208,018	32%
Marketing and Sales	37,768	54,719	(16,951)	-31%
Product Development	887	26,991	(26,104)	-97%
Total Costs and Operating Expenses	$1,039,792	$1,386,103	$(346,311)	-25%

Cost of Sales decreased $511,274 (79%), during three months ended March 31, 2014 compared to the same period of 2013. The decrease was a result of the decrease in product sales discussed above.

General and Administrative expenses consist primarily of salaries, employee benefits, as well as other expenses associated with finance, legal, facilities, marketing, rent, and other professional services. General and administrative costs for the three months ended March 31, 2014 increased $208,018 (32%) as compared to the three months ended March 31, 2013. The aggregate increase for the category includes increases of professional fees of $255,364 and other general and administration expenses of $144,516 offset by decreases of $162,451 in salaries and wages and $58,279 in stock based compensation expense.

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Marketing and sales expenses decreased $16,951 (31%) for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 primarily due to decreases in sales commission expenses and other advertising expenses.

Product development expenses are for routine and periodic alterations to existing products. For the three months ended March 31, 2014 compared to the three months ended March 31, 2013, these expenses decreased by $26,104 (97%), primarily due to decreased demand for alterations to our existing products.

Interest Expense. During the three months ended March 31, 2014, interest expense resulted from certain related party short-term debt and other operating interest expense. During the prior period, interest expense related to interest expense recognized in relation to certain related-party notes payable and other operating interest expense as well as interest expense related to certain debentures.

	3/31/2014	3/31/2013	Change	% Change
Interest Expense - Operating	$2,209	$1,998	$211	11%
Interest Expense - Related Party	7,163	6,724	439	7%
Interest Expense - Debenture	–	153,261	(153,261)	-100%
Total Interest Expense	$9,372	$161,983	$(152,611)	-94%

From 2007 through 2009, the Company borrowed funds from members of its previous management team, the proceeds of which were used to pay operating obligations of the Company. In association with the Merger, all remaining balances in association with these notes were converted into common stock. Interest expense was recorded in the three months ended March 31, 2014 and 2013 in the amounts of $0 and $3,666, respectively.

During 2011, four of the Company’s former officers agreed to convert accrued but unpaid salaries through December 31, 2010 to subordinated long term notes payable. In association with the Merger, all remaining balances in association with these notes were converted into common stock. Interest expense was recorded in the three months ended March 31, 2014 and 2013 in the amounts of $0 and $3,057, respectively.

As part of the Merger, the Company acquired certain liabilities from A Squared. From time to time, A Squared required short-term advances to fund its operations and provide working capital from its founder, the Company’s Chief Executive Officer, Andrew Heyward. As of March 31, 2014, these advances totaled $415,787. These advances are interest free and have no stated maturity. The Company has applied an imputed interest rate of 6%. During the quarter ended March 31, 2014, the Company recognized imputed interest expense of $7,163 with no comparable amount recognized in the prior period.

On June 27, 2012, the Company entered into a Securities Purchase Agreement whereby the Company issued and sold (i) a $1,000,000 16% senior secured convertible debenture due June 27, 2014 (the “Debenture”), and (ii) a common stock purchase warrant (the “Debenture Warrant”) to purchase up to 50,000 shares of the Company’s common stock. On August 29, 2013, pursuant to an agreement between the Company and certain holders, the original Debenture was assigned and exchanged for an aggregate of $1,163,333 in new notes with the same provisions (the “Reissued Debenture”). The interest rate and maturity date of the Reissued Debenture were not changed. In association with the Merger, the Company converted all remaining balances into shares of common stock. For the period ended March 31, 2014 compared to the same period of 2013, interest expense for the Debenture and Reissued Debenture was recorded in amounts of $0 and $153,261, respectively.

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Liquidity

Three Months Ended March 31, 2014 Compared to March 31, 2013

Cash totaled $992,753 and $179,835 at March 31, 2014 and 2013, respectively. The change in cash is as follows:

	3/31/2014	3/31/2013	Change
Cash provided (used) by operations	$(476,146)	$(226,163)	$(249,983)
Cash provided (used) in investing activities	(62,455)	(73,689)	11,234
Cash provided (used) in financing activities	1,004,244	32,139	972,105
Increase (decrease) in cash	$465,643	$(267,713)	$733,356

During our periods ended March 31, 2014 and 2013, our primary sources of cash were financing activities. During 2014, our financing activities related primarily to the sale of share of common stock as well as the execution of a long-term, exclusive supply chain services agreement.

During the comparable period in 2013, our financing activities related to the receipt of funds related to the issuance costs of certain debentures.

During both periods, these funds were primarily used to fund operations as well as investments in intangible assets and capitalized product development.

Operating Activities

Cash used by operations in the three months ended March 31, 2014 was $476,146 as compared to a use of $226,163 during the same period of 2013, representing an increase in cash used in operations of $249,983 based on the operating results discussed above as well as increases in film and television costs related to the commencement of production of the second installment of the feature film Stan Lee and the Mighty 7 and episodes of the Thomas Edison‘s Secret Lab.

Investing Activities

Cash used by investing activities for the three months ended March 31, 2014 was $62,455 as compared to a use of funds of $73,689 for the comparable period in 2013 is the result of the creation of a new website and the ongoing development of the Company’s web-based streaming service.

Financing Activities

Cash generated from financing activities during the three months ended March 31, 2014 was $1,004,244 as compared to $32,139 generated in comparable period in 2013. This relates to the sale of common stock for which the Company received gross proceeds of $355,116 and the execution of a long-term, exclusive supply chain services agreement for which it received $750,000 during the first quarter of 2014 with the remaining $750,000 due by January 17, 2015. These funds received during the period were offset by payments of $100,872 to certain related parties for the repayment of advances.

On April 24, 2014, the Company entered into an agreement for musical composition administration services with a third party for which the Company received an advance of $250,000.

On May 14, 2014, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Investors”) pursuant to which the Company sold an aggregate of 6,000 shares of its newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a price of $1,000 per share (the “Private Placement”) for gross proceeds to the Company of $6,000,000. The closing of the Private Placement was subject to certain customary closing conditions and closed on May 15, 2014.

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Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $2.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the Investor would beneficially own more than 9.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock bear no interest and shall not possess any voting rights.

Capital Resources

As of March 31, 2014, the Company does not have any material commitments for capital expenditures.

Critical Accounting Policies

The Company’s accounting policies are described in the notes to the financial statements. Below is a summary of the critical accounting policies, among others, that management believes involve significant judgments and estimates used in the preparation of its financial statements.

Principles of Consolidation - The Company’s consolidated financial statements include the accounts of Genius Brands International, Inc. and its wholly owned subsidiary A Squared Entertainment, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Intangible Assets - Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value. In the 2005 acquisition of the assets from Genius Products, fair value was calculated using a discounted cash flow analysis of the revenue streams for the estimated life of the assets. In the 2013 acquisition of the identifiable artistic-related assets from A Squared, fair value was determined through an independent appraisal. The Company determined that these assets are indefinite-lived. Additional, the Merger transaction with A Squared gave rise to goodwill representing the future economic benefits arising from the assets of A Squared that could not be individually identified and recognized.

The Company develops new video, music, books and digital applications, in addition to adding content, improved animation and songs/features to their existing productions. The costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred. The Company begins amortization of new products when it is available for general release. Annual amortization cost of intangible assets are computed based on the straight-line method over the remaining economic life of the product, generally such deferred costs are amortized over five years.

The Company reviews all intangible assets periodically to determine if the value has been impaired following the guidance of ASC 350-20 – Goodwill and ASC 350-30 – General Intangibles Other Than Goodwill.

Capitalized Production Cost - The Company capitalizes production costs for episodic series produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. The Company expenses all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

The Company capitalizes production costs for films produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. The Company evaluates their capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

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The Company also develops new videos, music, books and digital applications in addition to adding content, improved animation and bonus songs/features to its existing product catalog. In accordance with ASC 350 - Intangible Assets and ASC 730 - Research and Development, the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

Revenue Recognition - The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by ASC 605 - Revenue Recognition.

Revenues associated with the sale of products, are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company recognizes revenue in accordance with ASC Topic 926-605, Entertainment-Films - Revenue Recognition. Accordingly, the Company recognizes revenue when (i) persuasive evidence of a sale with customer exists, (ii) the film is complete and has been delivered or is available for delivery, (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured.

For its distribution, TV, and home entertainment income the Company generally enters in to flat fee arrangements to deliver multiple films or episodes. The Company allocates revenue to each film or episode based on their relative fair market values and recognizes revenue as each film or episode is complete and available for delivery.

The Company’s licensing and royalty revenue represents both (a) variable payments based on net sales from brand licensees for content distribution rights.  These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees and (b) licensing income the Company recognizes revenue as an agent in accordance with ASC 605-45, Revenue Recognition - Principal Agent. Accordingly, the Company’s revenue is its gross billings to its customers less the amounts it pays to suppliers for their products and services.

Other Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

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BUSINESS

As used in this prospectus, all references to the “Company,” “we,” “our” and “us” refer to Genius Brands International, Inc. and, unless otherwise specified, its direct and indirect subsidiaries.

Overview

General

We create, produce and distribute original “content with a purpose” for kids, meaning multi-media, multi-format content for kids that we believe is as entertaining as it is enriching. In most cases, the Company wholly owns the original content it produces, and works with a variety of partners who are experts in their respective categories, to develop and distribute it in multiple formats around the world. The Company owns and is developing a portfolio of original children’s entertainment to appeal to toddlers to teens.

The Company commenced operations in January 2006, assuming all of the rights and obligations of its then Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Little Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. On October 17, 2011 and October 18, 2011, Genius Brands International, Inc., filed Articles of Merger with the Secretary of State of the State of Nevada and with the Secretary of State of the State of California, respectively. As previously described on the Company’s Schedule 14C Information Statement, filed with the Securities and Exchange Commission on September 21, 2011, by filing the Articles of Merger, the Company (i) changed its domicile to Nevada from California, and (ii) changed its name to Genius Brands International, Inc. from Pacific Entertainment Corporation. In connection with the Reincorporation, on October 12, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) and on November 29, 2011 our trading symbol changed from “PENT” to “GNUS”.

On November 15, 2013, we entered into the Merger Agreement with A Squared, the Parent Member and Acquisition Sub. Upon closing of the Merger, which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared created, produced and distributed original “content with a purpose” for kids 6-11, whereas Genius Brands previously focused on toddlers. Today the merged company is focused on providing “content with a purpose” for toddlers to tweens, in all media formats, relevant consumer products categories, in territories around the world.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one-hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Prospectus, including the accompanying consolidated financial statements and notes thereto, has been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

Recent Developments and Private Placement

On May 14, 2014, we entered into securities purchase agreements with certain accredited investors pursuant to which the Company sold an aggregate of 6,000 shares of Series A Preferred Stock at a price of $1,000 per share for gross proceeds to the Company of $6,000,000. The closing of the Private Placement was subject to certain customary closing conditions and closed on May 15, 2014.

Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $2.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the Investor would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock possess no voting rights.

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Pursuant to the terms of the Purchase Agreement, beginning on the closing date of the Private Placement and ending on the sixty (60) trading day anniversary of the Applicable Date (defined as the earlier of such date that the resale of the shares of Common Stock underlying the Series A Preferred Stock is covered by one or more effective registration statements and (y) the first date all of such shares may be resold under Rule 144), the Company shall not issue any securities, subject to certain exceptions.

The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission covering 125% of all shares of common stock underlying the Series A Preferred Stock by the Filing Date and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 pursuant to a registration rights agreement entered into with the Investors (the “Registration Rights Agreement”). The Company has agreed to use its reasonable best efforts to have the registration statement declared effective by the Effectiveness Date. The Company is obligated to pay to investors liquidated damages equal to 1.5% per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the Filing Date, (ii) following the Effectiveness Date that the registration statement has not been declared effective; and (iii) as otherwise set forth in the Registration Rights Agreement.

In connection with the Private Placement, investors holding a majority of the securities sold in the Company’s November 2013 and January 2014 private placement waived the Company’s registration rights obligations and any accrued liquidated damages associated therewith.

On April 2, 2014, we filed a Certificate of Amendment to our Articles of Incorporation to affect a 1-for-100 reverse split of the Company’s common stock.

Merger

On November 15, 2013, the Company entered into the Merger Agreement with A Squared and Acquisition Sub. Upon closing of the Merger, which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company. As a result of the Merger, the Company acquired the business and operations of A Squared. A Squared is a children’s entertainment production company that produces original content for children and families that provide entertaining and educational media experiences. A Squared also creates comprehensive consumer product programs in the forms of toys, books and electronics. A Squared works with broadcasters, digital and online distributors and retailers worldwide as well as major toy companies, video game companies and top licensees in the kids and family arena.

Immediately following the Merger, the Company’s pre-Merger shareholders and option holders owned approximately 50% of the Company’s common stock on a fully-diluted basis, and former A Squared members owned approximately 50% of the Company’s common stock on a fully diluted basis.

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Pursuant to the terms and conditions of the Merger:

•	At the closing of the Merger, the membership interests of A Squared issued and outstanding immediately prior to the closing of the Merger were cancelled and the Member received shares of our common stock. Accordingly, an aggregate of 2,972,183 shares of our common stock were issued to the Parent Member.

•	Upon the closing of the Merger, Klaus Moeller resigned as the Company’s Chief Executive Officer and Chairman, Larry Balaban resigned as the Company’s Corporate Secretary, and Howard Balaban resigned as the Company’s Vice President of Business Development. Simultaneously with the effectiveness of the Merger, Andrew Heyward was appointed as the Company’s Chief Executive Officer, Amy Moynihan Heyward was appointed as the Company’s President and Gregory Payne was appointed as the Company’s Corporate Secretary. Mr. Moeller remained a director of the Company upon closing of the Merger. Subsequently, effective May 15, 2014, Mr. Moeller resigned as a member of the Board of Directors.

•	Effective December 9, 2013, Michael Meader, Larry Balaban, Howard Balaban and Saul Hyatt resigned as directors of the Company and Andrew Heyward, Amy Moynihan Heyward, Lynne Segall, Jeffrey Weiss, Joseph “Gray” Davis, William McDonough and Bernard Cahill were appointed as directors of the Company. Subsequently, on February 27, 2014, William McDonough resigned from his position as a director of the Company.

At the closing of the Merger, we sold an aggregate of 296,429 shares of shares of our Common Stock in a private placement (the “November Private Placement”) to certain investors (the “November Investors”) at a per share price of $3.50 for gross proceeds to us of $1,037,500. The shares of Common Stock issued in the November Private Placement are subject to price protection and “most favored nations” protection for a period equal to the lesser of three (3) years from the closing of the November Private Placement or until no November Investor hold any Common Stock purchased in the November Private Placement, in the event we issue securities at a per share price of less than $3.50 per share, subject to certain exceptions, or otherwise issues securities to new investors whereby the November Investors reasonably believe that the terms and conditions appurtenant to such issuance or sale are more favorable to that which were received by the November Investors. In connection with the November Private Placement, our pre-Merger officers and directors executed lockup agreements pursuant to which they agreed to refrain from selling or transferring the shares of our securities for a period of beginning on the closing date of the Merger and ending 90 days after the effective date of our registration statement filed pursuant to the Financing Registration Rights Agreement (as discussed below), subject to certain leak-out provisions.

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Pre-Merger Officer and Directors

In connection with the Merger, Klaus Moeller and the Company entered into a termination agreement to terminate Mr. Moeller’s employment agreement dated as of October 29, 2013 (the “Moeller Employment Termination Agreement”). Under the terms of the Moeller Employment Termination Agreement, Mr. Moeller agreed to cancel options to purchase an aggregate of up to 19,500 shares of the Common Stock.

In connection with the Merger, we and certain of our pre-merger directors agreed to cancel outstanding options to purchase up to an aggregate of 58,500 shares of Common Stock.

In connection with the Merger, we entered into Salary Conversion Agreements with each of Klaus Moeller, Jeanene Morgan, Larry Balaban, Howard Balaban and Michael Meader pursuant to which such individuals agreed to convert an aggregate of approximately $612,443 in accrued but unpaid salaries into an aggregate of 124,146 shares of Common Stock.

Consulting Agreements

In connection with the Merger, we entered into a marketing consultation agreement with Girlilla Marketing LLC (“Girlilla” and the agreement the “Girlilla Consulting Agreement”) pursuant to which Girlilla agreed to provide certain strategic digital marketing services in consideration for 10,000 shares of Common Stock (the “Girlilla Shares”), which shall vest as follows: 2,000 shares upon execution of the Girlilla Consulting Agreement, 2,000 shares on January 15, 2014, 2,000 shares on March 15, 2014, 2,000 shares on June 15, 2014 and 2,000 shares on September 14, 2014.

Additionally, we entered into an engagement letter with ROAR LLC (“ROAR” and the engagement letter, the “ROAR Engagement Letter”) pursuant to which ROAR agreed to provide us with services, including the development of a business development strategy, for a period of 18 months. In consideration for its services, we agreed to issue ROAR 67,492 shares of Common Stock (the “ROAR Shares”) which shall vest as follows: 20,000 shares upon execution of the ROAR Engagement Letter, 20,000 shares on January 15, 2014, 13,746 shares on September 15, 2014 and 13,746 shares on March 15, 2015.

Distribution

Children today spend upwards of 35 hours/week consuming various forms of media, a 7% increase or an additional 2.2 hours since 2009 (Source: Nickelodeon, November 2013). With the increased reliance on and impact of media on kids’ lives, GBI is focused on producing “content with a purpose” to serve all the various ways kids consume and interact with media today. Whereas the Company’s distribution was limited to traditional means in the past, the Company today is focused on expanding its content distribution across multi-media platforms, across borders to extend its international presence, and broaden its base of consumer products with expanded product categories.

Products

GBI produced and manages: Baby Genius, a musical collection of songs and videos that are entertaining and stimulating for toddlers; Secret Millionaires Club with Warren Buffett, teaching kids the “business of life” through fun adventures in business; a new collection of superheroes, created with Stan Lee through a new label, Stan Lee Comics, including its first direct to TV movie trilogy, Stan Lee’s Mighty 7; Martha & Friends with Martha Stewart, inspiring creativity and self-expression in kids; Gisele & the Green Team with Gisele Bündchen, a superhero series for girls that encourages “girl power” and provides environmental lessons; Pascualina, the popular teen brand from Chile that inspires and encourages teen girls; and, Thomas Edison’s Secret Lab,” a new series that shows how much fun science and math can be. Collectively, GBI’s portfolio of “content with a purpose” serves kids from toddler to teens.

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Marketing

The commercial success of every new GBI property is reliant on its ability to attract an engaged audience that drives consumer interest. Critical to this is the Company’s ability to secure broad distribution for its content across media platforms, as well as licensees and retailers who develop and distribute the Company’s IP in various consumer products. To this end, in addition to critical distribution agreements, the Company works closely with certain parties such as broadcasters, licensees, and retailers to collaboratively and efficiently market the brands across channels that appeal to parents and kids.

Competition

GBI competes against creators of children’s content, including Disney, Nickelodeon, Cartoon Network Sesame Street, and many others, small and large. The competitive advantage that GBI has is its niche focus on delivering “content with a purpose,” promising content that is as entertaining as it is enriching. In the crowded children’s entertainment space, we are competing with other content creators for distribution and retail shelf space that is largely now dedicated to the large studios. This is why GBI’s unique focus on dedicating itself to “content with a purpose” is an important differentiator and distinct advantage in an endless sea of kids’ entertainment properties.

Customers and Licensees

GBI works with a network of customers and partners from around the world including broadcasters, consumer products licensees and retailers. This broad cross section of rightsholders, creators, broadcasters, licensees, vendors, and retailers includes companies including but not limited to Comcast, The Hub, Sony, Walmart, Cinedigm, Target, Hot Topics, Groupon, Sony, Netflix, American Public Television, Stan Lee, Warren Buffet, and The Edison Innovation Foundation. The Company handles its own distribution and consumer products sales internally for the US market, and partners with local agencies around the world who manage the Company’s distribution sales and consumer products programs internationally. This helps to manage overhead costs while ensuring local market expertise for each of its properties.

Inventory

We try to maintain a reasonable DVD and CD inventory. The Company has discontinued distribution of third party DVD properties and concentrates solely on its own DVD and CD titles.

Government Regulation

The FCC requires broadcast networks to air a required number of hours of Educational and Informational content (E/I). The Company is also subject to online distribution regulations, namely the FTC’s Children’s Online Privacy Protection Act (COPPA) which regulates the collection of information of kids younger than 13 years old.

We are currently subject to regulations applicable to businesses generally, including numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing, enforcement and advertising of credit accounts, and limitations on the maximum amount of finance charges that may be charged by a credit provider. Although credit to our customers is provided by third parties without recourse to us based upon a customer’s failure to pay, any restrictive change in the regulation of credit, including the imposition of, or changes in, interest rate ceilings, could adversely affect the cost or availability of credit to our customers and, consequently, our results of operations or financial condition.

Licensed toy products are subject to regulation under the Consumer Product Safety Act and regulations issued thereunder. These laws authorize the Consumer Product Safety Commission (the “CPSC”) to protect the public from products which present a substantial risk of injury.  The CPSC can require the manufacturer of defective products to repurchase or recall such products. The CPSC may also impose fines or penalties on manufacturers or retailers. Similar laws exist in some cities and other countries in which we plan to market our products. Although we do not manufacture and may not directly distribute the toy products, a recall of any of the products may adversely affect our business, financial condition, results of operations and prospects.

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We also maintain websites, including our website located at www.babygenius.com, the Company’s streaming subscription site; www.smckids.com; www.slam7.com; www.geniusbrands.com, and www.edisonsecretlab.com are subject to laws and regulations directly applicable to Internet communications and commerce, which is a currently developing area of the law. The United States has enacted Internet laws on children’s privacy, copyrights and taxation. However, laws governing the Internet remain largely unsettled. The growth of the market for Internet commerce may result in more stringent consumer protection laws, both in the United States and abroad, that place additional burdens on companies conducting business over the Internet. We cannot predict with certainty what impact such laws will have on our business in the future. In order to comply with new or existing laws regulating Internet commerce, we may need to modify the manner in which we conduct our website business, which may result in additional expense.

Because our products are manufactured by third parties and licensees, the Company is not significantly impacted by federal, state and local environmental laws and does not have significant costs associated with compliance with such laws and regulations.

Employees

We currently have seven full-time employees. Certain functions, such as consumer product licensing, foreign sales, accounting, home video sales, and production, are outsourced on an as needed basis. Not including production, the Company utilizes between ten and fifteen people on an ongoing, outsourced basis.

Intellectual Property

GBI owns the following properties and related trademarks: Secret Millionaires Club, Thomas Edison’s Secret Lab.

The Company has a one-third ownership interest in Stan Lee Comics LLC which owns the publishing brand Stan Lee Comics and all properties produced therein. Stan Lee Comics LLC is a joint venture with Stan Lee’s POW! Entertainment and Archie Comics. Stan Lee Comics is the owner of the Stan Lee and the Mighty 7 property.

The Company has 50/50 ownership agreements with the following partners and their related brands: Martha Stewart’s Martha & Friends; and Gisele Bundchen’s Gisele & the Green Team. It also has an exclusive Master License for exploitation of rights in the property Pascualina throughout the world outside of Chile.

Additionally, the Company owns the trademarks “Baby Genius”, “Little Genius”, “Kid Genius”, “Wee Worship”, and “Ready! Play! Learn!” as well as several other names and trademarks on characters that had been developed for our video releases and associated with our different brands. We currently hold fourteen registered trademarks in multiple classes in the United States as well as additional trademarks in the United States that are associated with our other brands. We also have a number of registered and pending trademarks in Europe and other countries in which our products are sold.

We also currently hold ninety-six motion picture, thirteen sound recording and one literary work copyrights related to our video, music and written work products. Under prior management, the Company did not generally file for copyright protection for all of its productions, but relied on common law principles and agreements with its vendors and content providers to secure its rights in the intellectual property aspects of our products. Under current management, with the implementation of its new post-Merger operating model, the Company intends to file copyright registrations for all of its productions and literary works.

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LEGAL PROCEEDINGS

There are presently no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

DESCRIPTION OF PROPERTY

The Company owns no real property. The Company leases approximately 2,807 square feet of general office space at 9401 Wilshire Boulevard Suite 608 Beverly Hills, CA 90212 pursuant to a 36 month lease that commenced May 1, 2012. The Company pays approximately $135,444 annually in respect of such leased premises with annual increases for expenses.

MANAGEMENT

The following table sets forth information about our Directors and Executive Officers, as of the date of this Prospectus:

Name	Age	Position

Andrew Heyward	65	Chief Executive Officer and Chairman of the Board/Director
Amy Moynihan Heyward	47	President and Director
Gregory Payne	59	Corporate Secretary
Richard Staves	64	Interim Chief Financial Officer
Patrick Clark Hallren*	52	Director
Lynne Segall*	61	Director
Jeffrey Weiss*	50	Director
Joseph “Gray” Davis*	70	Director
Bernard Cahill	48	Director
Anthony Thomopoulos *	75	Director

_______

* Denotes directors who meet our criteria for “independence”.

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.

Andrew Heyward, 65, co-founded DIC Animation City in 1983 and served as its Chief Executive Officer until its sale in 1993 to Capital Cities/ ABC, Inc. which was eventually bought by The Walt Disney Company in 1995. Mr. Heyward ran the company while it was owned by The Walt Disney Company until 2000 when Mr. Heyward purchased DIC Entertainment L.P. and DIC Productions L.P, corporate successors to the DIC Animation City business, with the assistance of Bain Capital and served as the Chairman and Chief Executive Officer of their acquiring company DIC Entertainment Corporation, until he took the company public on the AIM. He sold the company in 2008. Mr. Heyward co-founded A Squared Entertainment LLC in 2009 and has served as its Co-President since inception. Mr. Heyward earned a Bachelor of Arts degree in Philosophy from UCLA and is a member of the Producers Guild of America, the National Academy of Television Arts and the Paley Center (formerly the Museum of Television and Radio). Mr. Heyward gave the Commencement address in 2011 for the UCLA College of Humanities, and was awarded the 2002 UCLA Alumni Association's Professional Achievement Award. He has received multiple Emmys and other awards for Children’s Entertainment. He serves on the Board of Directors of the Cedars Sinai Medical Center. Mr. Heyward was chosen as a director because of his extensive experience in children’s entertainment and as co-founder of A Squared Entertainment. Mr. Heyward has produced over 5,000 half hour episodes of award winning entertainment, among them Inspector Gadget; The Real Ghostbusters; Strawberry Shortcake; Care Bears; Alvin and the Chipmunks; Hello Kitty’s Furry Tale Theater; The Super Mario Brothers Super Show; The Adventures of Sonic the Hedgehog;Sabrina The Animated Series; Captain Planet and the Planeteers; Liberty’s Kids, and many others.

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Amy Moynihan Heyward, 47, is the founder and has been the President of A Squared since 2009. Prior the formation of A Squared, Ms. Heyward served as the Vice President of Marketing at the Los Angeles Times from 2006 to 2008 and from 2003 to 2006, Ms. Heyward served as the director of global marketing for McDonald’s Corporation. From 2002 to 2003, Ms. Moynihan handled promotions and sponsorships for Hasbro, Inc. and from 1994 to 2000, Ms. Heyward worked in various marketing posts for Disney. Ms. Heyward received degrees in Marketing Communications and Journalism from Northeastern University and sits on the Boards of Directors of LA’s Best and After School All-Stars. Ms. Heyward was chosen as a director because of her experience in brand creation and as co-founder of A Squared Entertainment.

Gregory Payne, 59, has been the Chief Operating Officer and General Counsel to A Squared Entertainment LLC since October 2011 and A Squared Holdings LLC since March 2009. He was an attorney in private practice and the Chairman of Foothill Entertainment, Inc. from 2000 to present. Mr. Payne served as Senior Vice President Legal and Business Affairs to DIC Animation City, DIC Entertainment L.P. and DIC Productions L.P. variously during the period from 1986 to 1998 and was an attorney in private practice from 1978 until 1986. Mr. Payne is a director and 50% shareholder of Foothill Entertainment Inc. Mr. Payne received his Juris Doctorate from Stanford Law School.

Richard Staves, 64, has served as the President of Cherry Creek Wealth Management since November 2013 and from January 2010 to October 2013 was the owner of Cambridge Financial Services, an accounting, tax preparation and wealth management services firm. Prior to this position, Mr. Staves was a Senior Wealth Advisor for Wells Fargo Wealth Management Group from April 2008 to December 2009. Mr. Staves has held various positions with Arthur Anderson from 1971 to 1976, including Tax Manager. Subsequently, Mr. Staves founded a Certified Public Accounting firm and provided accounting services to companies on a consulting basis. Mr. Staves served as the Chief Financial Officer of Armstrong, Hirsch & Levine, an entertainment law firm, for three years and also previously served as the Controller and Chief Financial Officer of DIC Entertainment. Mr. Staves received his Bachelor of Arts from California State University and is a Certified Public Accountant. Mr. Staves is a Personal Financial Specialist (PFS), as designated by the American Institute of Certified Public Accounts (AICPA) and holds Series 7, 63 and 65 securities licenses.

Patrick Clark Hallren, 52, Since August 2013, Mr. Hallren has been a realtor with HK Lane/Christie’s International Real Estate and since August 2012, Mr. Hallren has served as an outside consultant to individuals and entities investing or operating in the entertainment industry. From August 2012 to August 2014, Mr. Hallren was a realtor with Keller Williams Realty and from August 2009 to August 2012, Mr. Hallren founded and served as managing partner of Clear Scope Partners, an entertainment advisory company. From 1986 to August 2009, Mr. Hallren was employed by JP Morgan Securities Inc. in various capacities, including as Managing Director of the Entertainment Industries Group. In his roles with JP Morgan Securities, Mr. Hallren was responsible for marketing certain products to his clients, including but not limited to, syndicated senior debt, public and private subordinated debt, public and private equity, securitized and credit enhanced debt, interest rate derivatives, foreign currency and treasury products. Mr. Hallren holds Finance, Accounting and Economics degrees from Oklahoma State University. He also currently holds Series 7, 24 and 63 securities licenses. Mr. Hallren was chosen as a director of the Company based on his knowledge and experience in the entertainment industry as well as in banking and finance.

Lynne Segall, 61, has served as the Senior Vice President and Publisher of The Hollywood Reporter since June 2011. From 2010 to 2011, Ms. Segall was the Senior Vice President of Deadline Hollywood. From June 2006 to May 2010, Ms. Segall served as the Vice President of Entertainment, Fashion & Luxury advertising at the Los Angeles Times. In 2005, Ms. Segall received the Women of Achievement Award from The Hollywood Chamber of Commerce and the Women in Excellence Award from the Century City Chamber of Commerce. In 2006, Ms. Segall was recognized by the National Association of Women with its Excellence in Media Award. Ms. Segall was chosen to be a director based on her expertise in the entertainment industry.

Jeffrey Weiss, 50, is the Co-Chief Executive Officer of American Greetings Corporations and has been an employee of such company since 1988. Mr. Weiss is also a member of American Greetings Corporation’s Board of Directors. Mr. Weiss received his Bachelor of Arts Degree in Finance from Yeshiva University and his Master’s degree from the University of Pennsylvania’s Wharton School of Business. Mr. Weiss was chosen to be a director of the Company based on his experience in retail, product development, merchandizing, marketing and entertainment development.

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Joseph “Gray” Davis, 70, served as the 37th governor of California from 1998 until 2003. Mr. Davis currently serves as “Of Counsel” in the Los Angeles, California office of Loeb & Loeb LLP. Mr. Davis has served on the Board of Directors of DIC Entertainment and is a member of the bi-partisan Think Long Committee, a Senior Fellow at the UCLA School of Public Affairs and Co-Chair of the Southern California Leadership Counsel. Mr. Davis received his undergraduate degree from Stanford University and received his Juris Doctorate from Columbia Law School. Mr. Davis served as lieutenant governor of California from 1995-1998, California State Controller from 1987-1995 and California State Assemblyman from 1982-1986. Mr. Davis was chosen as a director of the Company based on his knowledge of corporate governance.

Bernard Cahill, 48, is the founding partner of ROAR, LLC, an entertainment consulting firm, which he founded in 2004 and is the founding partner of Cahill Law Offices, an entertainment law firm, which he founded in 1995. Mr. Cahill is the founder of Unicorn Games LLC, which was sold to Hasbro, Inc. in 2000. Mr. Cahill holds a Bachelor’s of Science degree in Biology from Illinois State University and a Juris Doctorate from the John Marshall Law School. Mr. Cahill is a member of the Tennessee State and Illinois State Bar. Mr. Cahill was chosen to be a director based on his expertise in the entertainment field.

Anthony Thomopoulos, 75, was appointed as a director of the Company on February 27, 2014.. Mr. Thomopoulos served as the Chairman of United Artist Pictures from 1986 to 1989 and formed Thomopoulos Pictures, an independent production company of both motion pictures and television programs in 1989 and has served as its Chief Executive Officer since 1989. From 1991 to 1995, Mr. Thomopoulos was the President of Amblin Television, a division of Amblin Entertainment. Mr. Thomopoulos served as the President of International Family Entertainment, Inc. from 1995 to 1997. From June 2001 to January 2004, Mr. Thomopoulos served as the Chairman and Chief Executive Officer of Media Arts Group, a NYSE listed company. Mr. Thomopoulos served as a state commissioner of the California Service Corps. under Governor Schwarzenegger from 2005 to 2008. Mr. Thomopoulos is also a founding partner of Morning Light Productions. Since he founded it in 2008, Mr. Thomopoulos has operated Thomopoulos Productions and has served as a consultant to BKSems, USA, a digital signage company. Mr. Thomopoulos is an advisor and a member of the National Hellenic Society and holds a degree in Foreign Service from Georgetown University and sat on its Board of Directors from 1978 to 1988. Mr. Thomopoulos was chosen as a director of the Company based on his entertainment industry experience.

Family Relationships

There are no family relationships between any of our directors and our executive officers with the exception of Our Chief Executive Officer, Andrew Heyward, who is the spouse of our President, Amy Moynihan Heyward.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Corporate Governance

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at Board of Directors and committee meetings.

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interest of the Company and its shareholders to partially combine these roles. Due to the small size of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officers positions combined.

The Company currently has eight directors, including Mr. Heyward, its Chairman, who also serves as the Company’s Chief Executive Officer. The Chairman and the Board are actively involved in the oversight of the Company’s day to day activities.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, all executive officer compensation was determined by our board of directors.

Board Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and, therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, each of Messrs. Weiss, Davis, Hallren and Thomopoulos as well as Ms. Segall would be considered an independent director, because none serve as an executive officer or employee of the Company, none have been an employee of the Company during the past three years, and none has received compensation from the Company at any time during the past three years.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of the Company's common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2013 all Reporting Persons timely complied with all applicable filing requirements, except for Form 4s filed by Messrs. Klaus Moeller, Howard Balaban, Larry Balaban, Michael Meader and Jeanene Morgan on June 21, 2013 which were not timely filed.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees. A copy of the Code of Ethics may be obtained, free of charge, by submitting written request to the Company or on our website at http://ir.stockpr.com/babygenius/governance-documents.

Board Committees

On June 9, 2014, the Board of Directors of the Company unanimously decided to form the following board committees and appointed certain members to act as chairperson of said committee.

• Audit Committee:	P. Clark Hallren
• Compensation Committee:	Anthony Thomopoulos
• Corporate Governance/Nominating Committee:	Lynne Segall

Audit Committee

The Audit Committee's responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accountants, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

The Audit Committee currently consists of P. Clark Hallren, chairman of the Audit Committee, Anthony Thomopoulos and Lynne Segall. Our board of directors has determined that each of Mr. Hallren, Mr. Thomopoulos and Ms. Segall is "independent" as that term is defined under applicable SEC and NASDAQ rules. Mr. Hallren is our audit committee financial expert. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee has responsibility for assisting the board of directors in, among other things, evaluating and making recommendations regarding the compensation of the executive officers and directors of our company; assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy; producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC; periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring of compliance with the legal prohibition on loans to our directors and executive officers.

The Compensation Committee currently consists of Anthony Thomopoulos, chairman of the Compensation Committee, P. Clark Hallren and Lynne Segall. Our board of directors has determined that all of the members are "independent" under the current listing standards of NASDAQ. The board of directors has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee has responsibility for assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by the Board of Directors based on the criteria, skills and qualifications that have been recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, difference in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors. The Corporate Governance/Nominating Committee currently consists of Lynne Segall, chairman of the Corporate Governance/Nominating Committee, P. Clark Hallren and Anthony Thomopoulos. The Board of Directors has determined that all of the members are "independent" under the current listing standards of NASDAQ. The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the long-term compensation earned for services in all capacities for the fiscal years ended December 31, 2013 and 2012 paid to our Chief Executive Officer and Chief Financial Officer, and each other officer earning in excess of $100,000 per year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Andrew Heyward	2013	23,077	–	–	–	23,077
Chief Executive Officer (2)	2012	–	–	–	–	–

Amy Moynihan Heyward	2013	20,769	–	–	–	20,769
President (3)	2012	–	–	–	–	–

Gregory Payne	2013	17,308	–	–	–	17,308
Corporate Secretary (4)	2012	–	–	–	–	–

Klaus Moeller	2013	173,950	34,000	67,473	8,550	283,973
Former Chief Executive Officer (5)	2012	195,000	–	48,819	11,400	255,219

Michael Meader	2013	56,250	–	67,473	3,508	127,231
Former President (6)	2012	195,000	–	48,819	11,400	255,219

Larry Balaban	2013	171,550	34,000	67,473	8,550	281,573
Former Chief Creative Officer and Corporate Secretary (7)	2012	195,000	-	48,819	11,400	255,219

Howard Balaban	2013	171,550	34,000	67,473	8,550	281,573
Former VP of Business Development (8)	2012	195,000	-	48,819	11,400	255,219

Jeanene Morgan	2013	190,000	34,000	32,145	–	256,415
Former Chief Financial Officer (9)	2012	165,000	–	19,515	–	184,515

(1)	The aggregate fair value of the stock awards and stock option awards on the date of grant was computed in accordance with FASB ASC Topic 718.

(2)	In association with the Merger, Mr. Heyward was appointed Chief Executive Officer of the Company on November 15, 2013. Per his November 15, 2013 Employment Agreement, Mr. Heyward is entitled to an annual salary of $200,000.

(3)	In association with the Merger, Ms. Heyward was appointed President of the Company on November 15, 2013. Per her November 15, 2013 Employment Agreement, Ms. Heyward is entitled to an annual salary of $180,000.

(4)	In association with the Merger, Mr. Payne was appointed Corporate Secretary of the Company for which he is entitled to an annual salary of $175,000.

(5)	Klaus Moeller’s compensation included:

•	Salaried compensation pursuant to his April 26, 2011 Employment Agreement; the April 26, 2011 Employment Agreement as amended on January 10, 2013; his October 29, 2013 Employment Agreement, and his Termination Agreement.

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•	10,000 shares of the Company’s common stock, granted in association with the Merger, for services to the Company.
•	Stock options including:

o	Pursuant to his April 26, 2011 Employment Agreement, the Company granted up to 10,000 shares of common stock and vesting as to 2,500 shares on the date of the agreement, 2,500 shares on the first anniversary date, 2,500 shares on the second anniversary date and 2,500 on the third anniversary date. The option was granted at an exercise price of $44.00.
o	On December 31, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 1,000 shares, fully vesting on the grant date, at an exercise price of $20.00.
o	On May 15, 2013, the Board of Directors authorized the grant of a stock option to purchase up to 7,500 shares of common stock, fully vesting on the grant date, at an exercise price of $20.00 per share.

•	Annual car allowance of $11,400
•	In association with the Merger, Mr. Moeller resigned from his positions as Chief Executive Officer effective November 15, 2013 and as a Director of the Company effective May 15, 2014. Mr. Moeller and the Company agreed to the termination of Mr. Moeller’s salary as stipulated under the October 29, 2013 Employment Agreement effective May 29, 2014.

(6)	Michael Meader’s compensation included:

•	Salaried compensation pursuant to his April 26, 2011 Employment Agreement and the April 26, 2011 Employment Agreement as amended on January 10, 2013.
•	Stock options including:

o	Pursuant to his April 26, 2011 Employment Agreement, the Company granted up to 10,000 shares of common stock and vesting as to 2,500 shares on the date of the agreement, 2,500 shares on the first anniversary date, 2,500 shares on the second anniversary date and 2,500 on the third anniversary date. The option was granted at an exercise price of $44.00.
o	On December 31, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 1,000 shares, fully vesting on the grant date, at an exercise price of $20.00.

•	Annual car allowance of $11,400
•	On March 28, 2013, Mr. Meader resigned from his position as President effective April 5, 2013.

(7)	Larry Balaban’s compensation included:

•	Salaried compensation pursuant to his April 26, 2011 Employment Agreement.
•	10,000 shares of the Company’s common stock, granted in association with the Merger, for services to the Company.
•	Stock options including:

o	Pursuant to his April 26, 2011 Employment Agreement, the Company granted up to 10,000 shares of common stock and vesting as to 2,500 shares on the date of the agreement, 2,500 shares on the first anniversary date, 2,500 shares on the second anniversary date and 2,500 on the third anniversary date. The option was granted at an exercise price of $44.00.
o	On December 31, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 1,000 shares, fully vesting on the grant date, at an exercise price of $20.00.
o	On May 15, 2013, the Board of Directors authorized the grant of a stock option to purchase up to 7,500 shares of common stock, fully vesting on the grant date, at an exercise price of $20.00 per share.

•	Annual car allowance of $11,400
•	In association with the Merger, Mr. Larry Balaban resigned from his positions as Chief Creative Officer and Corporate Secretary effective November 15, 2013.

(8)	Howard Balaban’s compensation included:

•	Salaried compensation pursuant to his April 26, 2011 Employment Agreement and the April 26, 2011 Employment Agreement as amended on January 10, 2013.
•	10,000 shares of the Company’s common stock, granted in association with the Merger, for services to the Company.

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•	Stock options including:

o	Pursuant to his April 26, 2011 Employment Agreement, the Company granted up to 10,000 shares of common stock and vesting as to 2,500 shares on the date of the agreement, 2,500 shares on the first anniversary date, 2,500 shares on the second anniversary date and 2,500 on the third anniversary date. The option was granted at an exercise price of $44.00.
o	On December 31, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 1,000 shares, fully vesting on the grant date, at an exercise price of $20.00.
o	On May 15, 2013, the Board of Directors authorized the grant of a stock option to purchase up to 7,500 shares of common stock, fully vesting on the grant date, at an exercise price of $20.00 per share.

•	Annual car allowance of $11,400
•	In association with the Merger, Mr. Howard Balaban resigned from his position as EVP of Corporate Development effective November 15, 2013.

(9)	Jeanene Morgan’s compensation included:

•	Salaried compensation pursuant to her May 2, 2012 and her October 29, 2013 Employment Agreement.
•	10,000 shares of the Company’s common stock, granted in association with the Merger, for services to the Company.
•	Stock options including:

o	Pursuant to her original offer of employment, the Company granted up to 4,500 shares of common stock and vesting 1,500 shares on the date of the agreement, 1,000 shares on the first anniversary date, 1,000 shares on the second anniversary date and 1,000 on the third anniversary date. The option was granted at an exercise price of $34.00.
o	On May 2, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 2,000 shares, vesting on December 31, 2014, at an exercise price of $44.00.
o	On December 31, 2012, the Board of Directors authorized the grant of a stock option to purchase up to 1,000 shares, fully vesting on the grant date, at an exercise price of $20.00.
o	On May 15, 2013, the Board of Directors authorized the grant of a stock option to purchase up to 7,500 shares of common stock, fully vesting on the grant date, at an exercise price of $20.00 per share.
o	Pursuant to the October 29, 2013 Employment Agreement, all options granted to Ms. Morgan were vested immediately.

•	Effective March 7, 2014, Ms. Morgan resigned from the Company.

40

Employment Agreements

On April 26, 2011, the Company and each of Messrs. Moeller, Meader, Larry Balaban and Howard Balaban (the “Executives”) agreed to terminate all then existing employment agreements for the Executives and enter into new five-year employment agreements unless written termination is provided by either party. Each employment agreement provides for a graduated base salary beginning at $165,000 per annum retroactive to March 20, 2011, continuing to December 31, 2011, increasing to $195,000 for 2012 and $225,000 for 2013. After 2013, the agreement provides for base salary increases at the discretion of the Board of Directors, with a minimum 5% increase.  In addition to base salary, each Executive will receive an annual car allowance of $11,400, and four weeks paid vacation per annum.

Each agreement also provides for a cash incentive bonus determined at the sole discretion of our Board of Directors which shall not be less than 4.5% of the Company’s EBITDA (Earnings Before Interest, Depreciation, Taxes and Amortization) if the Company is EBITDA positive nor be more than 100% of the Executive’s base salary, although the Board has retained discretion to waive the 100% cap. In addition, pursuant to the agreements each Executive has been granted a non-qualified stock option to purchase up to 10,000 shares of the Company’s common stock, vesting as to 2,500 shares on the grant date and 2,500 shares per year on the anniversary date of the agreements.  The exercise price of options is $44.00 per share and the options will expire on the tenth anniversary of the date of grant except in the event of a termination for cause under the respective employment agreement, in which case the option will expire in its entirety ninety days after termination of employment. Each Executive has granted the Company a right of first refusal to repurchase any shares of common stock acquired by the Executive pursuant to the option in the event of a termination for cause. The purchase price on the right of first refusal would be the bid price on the date of termination.

The employment agreement provides for payment of severance compensation equal to eighteen months of the Executive’s base salary on the date of termination of the Executive’s employment by the Company other than for cause.  Subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, severance will be paid over the course of eighteen months following the termination date and will be made on the Company’s normal payroll dates during the severance period. Severance compensation is in addition to his base salary through the date of termination, accrued vacation and bonus compensation earned but not yet paid on the date of termination.

In addition, the agreements each provide that, upon termination without cause or as a result of a change of control, the unvested portion of any options then held by the Executive will immediately vest.  For purposes of these agreements, a “change of control” includes the sale of all or substantially all of the Company’s assets, a merger or consolidation resulting in securities representing 50% of the combined voting power of the outstanding common stock being transferred to persons who are different from the holders immediately preceding the transaction, the acquisition (directly or indirectly) of 50% of the total combined voting power of the common stock pursuant to a tender or exchange offer, or a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

Each of the employment agreements includes standard confidentiality, non-competition (including during any severance period), non-solicitation and non-disparagement provisions, provides for twenty days of vacation time per annum, and provides for indemnification of the Executive to the fullest extent allowed by the California Corporations Code and the Company’s Articles of Incorporation and Bylaws.

On January 10, 2013, Messrs. Moeller, Meader and Howard Balaban agreed to reduce the amount of payments for salary effective January 1, 2013 through January 19, 2013 to $165,000 and a further reduction to $140,000 commencing January 20, 2013, continuing until further notice by each one to the Board of Directors. The agreements with each of Messrs. Moeller, Meader and Howard Balaban include the accrual of unpaid salary, the right to convert any or all of the accrued but unpaid salary to common stock of the Company at a conversion price of $21.00 per share and an amendment to all outstanding stock option grant notices to allow each to retain all rights until the expiration date upon termination unless for cause, as defined in the employment agreement.

On March 28, 2013, Mr. Meader voluntarily resigned his position as President effective April 5, 2013. The Company agreed that Mr. Meader will retain all stock options granted to him as of the date of termination, with no changes in the vesting and expiration dates in accordance with the original grant notices, in exchange for a general release of all claims against the Company. The Company has entered into a consulting agreement with Mr. Meader to provide continued services for an initial period of twelve months.

41

On October 29, 2013, the Company entered into a new employment agreement with Mr. Moeller effective as of October 1, 2013. Pursuant to Mr. Moeller’s employment agreement (the “October Moeller Employment Agreement”), Mr. Moeller shall serve as the Company’s Chief Executive Officer for a period of two years in consideration for (i) an annual salary of $20,800 (except that if the Company generates cash flow from operations of at least $300,000 on an annual basis, Mr. Moeller’s annual salary shall be $100,000 plus an additional payment of $75,000 per annum, payable in cash or shares of the Company’s common stock, in quarterly installments of $18,750 each, and (ii) the acceleration of vesting of all previously issued option grants to Mr. Moeller under the Company’s 2008 Stock Option Plan as well as participation in other Company benefit plans and the ability to receive a year-end performance bonus, at the discretion of the Company’s Board of Directors. In the event Mr. Moeller’s employment is terminated by the Company without “Cause” (as defined in the October Moeller Employment Agreement), Mr. Moeller shall be entitled to severance payments for twelve months, based on the annual salary rate of $100,000.

In connection with the Merger, the Company and Mr. Moeller entered into a termination agreement to terminate Mr. Moeller’s employment agreement dated as of October 29, 2013 (the “Moeller Employment Termination Agreement”).

On May 2, 2012, the Company entered into a five-year “at will” employment agreement with Jeanene Morgan to serve as the Company’s Chief Financial Officer. The agreement provides a base salary of $165,000 per annum from January 1, 2012 to December 31, 2012, increasing to $190,000 on January 1, 2013 and $215,000 on January 1, 2014. After 2014, the agreement provides for base salary increases at the discretion of the Board of Directors with a minimum 5% increase. Ms. Morgan shall be permitted to participate in all benefit plans of the Company and receive 4 weeks paid vacation.

The agreement also provides for a cash incentive bonus determined at the sole discretion of our Board of Directors which shall not be less than 2.0% of the Company’s EBITDA (Earnings Before Interest, Depreciation, Taxes and Amortization) if the Company is EBITDA positive nor be more than 100% of the base salary, although the Board has retained discretion to waive the 100% cap. In addition, pursuant to the agreement Ms. Morgan has been granted a qualified stock option to purchase up to 2,000 shares of the Company’s common stock, vesting on December 31, 2014.  The exercise price of option is $44.00 per share and the option will expire on the fifth anniversary of the date of vesting except in the event of a termination for cause under the employment agreement, in which case the option will expire in its entirety ninety days after termination of employment.

The employment agreement provides for payment of severance compensation equal to twelve months of the base salary on the date of termination of employment by the Company other than for cause.  Subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, severance will be paid over the course of twelve months following the termination date and will be made on the Company’s normal payroll dates during the severance period. Severance compensation is in addition to her base salary through the date of termination, accrued vacation and bonus compensation earned but not yet paid on the date of termination.

In addition, the agreement provides that, upon termination without cause or as a result of a change of control, the unvested portion of any options then held by Ms. Morgan will immediately vest.  For purposes of this agreement, a “change of control” includes the sale of all or substantially all of the Company’s assets, a merger or consolidation resulting in securities representing 50% of the combined voting power of the outstanding common stock being transferred to persons who are different from the holders immediately preceding the transaction, the acquisition (directly or indirectly) of 50% of the total combined voting power of the common stock pursuant to a tender or exchange offer, or a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The employment agreement includes standard confidentiality, non-competition (including during any severance period), non-solicitation and non-disparagement provisions, provides for twenty days of vacation time per annum, and provides for indemnification of the Executive to the fullest extent allowed by the California Corporations Code and the Company’s Articles of Incorporation and Bylaws.

42

On January 10, 2013, Ms. Morgan agreed to defer the payment of the salary increase which would have become effective January 1, 2013. The deferral will continue until further notice by Ms. Morgan to the Board of Directors. The agreement includes the accrual of unpaid salary, the right to convert any or all of the accrued but unpaid salary to common stock of the Company at a conversion price of $21.00 per share and an amendment to all outstanding stock option grant notices to allow Ms. Morgan to retain all rights until the expiration date upon termination unless for cause, as defined in the employment agreement.

On October 29, 2013, the Company entered into a new employment agreement with Ms. Morgan effective as of October 1, 2013. Pursuant to Ms. Morgan’s employment agreement (the “October Morgan Employment Agreement”), Ms. Morgan shall serve as the Company’s Chief Financial Officer for a period of two years in consideration for (i) an annual salary of $175,000 and (ii) the acceleration of vesting of all previously issued option grants to Ms. Morgan under the Company’s 2008 Stock Option Plan as well as participation in other Company benefit plans and the ability to receive a year-end performance bonus, at the discretion of the Company’s Board of Directors. In the event Ms. Morgan’s employment is terminated by the Company without “Cause” (as defined in the October Morgan Employment Agreement), Ms. Morgan shall be entitled to severance payments for twelve months. Effective March 7, 2014, Ms. Morgan resigned from her position as Chief Financial Officer of the Company.

On November 15, 2013, the Company entered into an employment agreement with Andrew Heyward (the “Andrew Heyward Employment Agreement”), whereby Mr. Heyward agreed to serve as the Company’s Chief Executive Officer for a period of five years, subject to renewal, in consideration for an annual salary of $200,000.  Additionally, under the terms of the Andrew Heyward Employment Agreement, Mr. Heyward shall be eligible for an annual bonus if the Company meets certain criteria, as established by the Board of Directors.  Mr. Heyward shall be entitled to reimbursement of reasonable expenses incurred in connection with his employment and the Company may take out and maintain during the term of his tenure, a life insurance policy in the amount of $1,000,000. During the term of his employment and under the terms of the Andrew Heyward Employment Agreement, Mr. Heyward shall be entitled to be designated as composer on all music contained in the programming produced by the Company and to receive composer’s royalties from applicable performing rights societies.

November 15, 2013, the Company entered into an employment agreement with Amy Moynihan Heyward (the “Amy Heyward Employment Agreement”), whereby Ms. Heyward agreed to serve as the Company’s President for a period of five years, subject to renewal, in consideration for an annual salary of $180,000.  Additionally, under the terms of the Amy Heyward Employment Agreement, Ms. Heyward shall be eligible for an annual bonus if the Company meets certain criteria, as established by the Board of Directors. Ms. Heyward shall be entitled to reimbursement of reasonable expenses incurred in connection with her employment and the Company may take out and maintain during the term of her tenure, a life insurance policy in the amount of $1,000,000. During the term of her employment and under the terms of the Amy Heyward Employment Agreement, Ms. Heyward shall be entitled to be designated as composer on all music contained in the programming produced by the Company and to receive composer’s royalties from applicable performing rights societies.

On November 15, 2013, as a closing condition to the Merger, each of Messrs. Moeller, Larry Balaban and Howard Balaban resigned their executive positions with Company. Accrued but unpaid salaries and benefits payable to these individuals were converted into the Company’s common stock. Under the terms of their termination agreements, Messrs. Moeller, L. Balaban, and H. Balaban each agreed to cancel options to purchase an aggregate of up to 19,500 shares of the Common Stock. Also in connection with the Merger, Mr. Meader agreed to cancel options to purchase an aggregate of up to 19,500 shares of the Company’s common stock.

In connection with the Merger, the Company entered into Salary Conversion Agreements with each of Klaus Moeller, Jeanene Morgan, Larry Balaban, Howard Balaban and Michael Meader pursuant to which such individuals agreed to convert an aggregate of approximately $612,443 in accrued but unpaid salaries into an aggregate of 124,146 shares of Common Stock.

43

Outstanding Equity Awards at Fiscal Year

The following table sets forth outstanding equity awards as of December 31, 2013.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexersisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, unit or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares units or other rights that have not vested ($)
Andrew Heyward	–		–	–	–	–	–	–	–	–

Amy Moynihan Heyward	–		–	–	–	–	–	–	–	–

Gregory Payne	–		–	–	–	–	–	–	–	–

Klaus Moeller (1)	–		–	–	–	–	–	–	–	–

Michael Meader (1)	–		–	–	–	–	–	–	–	–

Larry Balaban (1)	–		–	–	–	–	–	–	–	–

Howard Balaban (1)	–		–	–	–	–	–	–	–	–

Jeanene Morgan	500		–	–	$55.00	12/31/2014	–	–	–	–
	1,500	(2)	–	–	$34.00	12/31/2015	–	–	–	–
	1,000	(2)	–	–	$34.00	12/31/2016	–	–	–	–
	1,000	(2)	–	–	$34.00	12/31/2017	–	–	–	–
	1,000	(2)	–	–	$34.00	12/31/2018	–	–	–	–
	2,000	(2)	–	–	$44.00	12/31/2019	–	–	–	–
	1,000		–	–	$22.00	12/31/2016	–	–	–	–
	1,000		–	–	$20.00	12/31/2017	–	–	–	–
	7,500		–	–	$20.00	5/14/2018	–	–	–	–

(1)	In association with the Merger, Messrs. Moeller, Meader, L. Balaban, and H. Balaban each agreed to the cancellation of options to purchase up to 19,500 shares of the Company’s common stock.
(2)	Options were granted as part of offer of employment. Options to purchase up to 4,500 shares of common stock were granted on December 31, 2010, with 1,500 vesting on issuance and 1,000 vesting per annum on December 31, 2011, 2012, and 2013. On May 2, 2012, an additional option to purchase up to 2,000 shares was granted pursuant to an employment agreement vesting on December 31, 2014. On October 1, 2013, pursuant to an employment agreement, all options granted were immediately vested.

44

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the fiscal years ended December 31, 2013 and 2012 in the director's capacity as director. The Company intends to implement a Directors Stock Option plan and provide certain directorship fees in the future.

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Andrew Heyward (1)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Amy Moynihan Heyward (1)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Klaus Moeller(2)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Lynne Segal (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Jeffrey Weiss (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Joseph “Gray” Davis (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

William McDonough (3)(6)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Bernard Cahill (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Michael Meader (3)(4)	2013	$–	$35,000	$–	$–	$35,000
	2012	$–	$–	$–	$–	$–

Saul Hyatt (3)(5)	2013	$–	$17,500	$–	$–	$17,500
	2012	$–	$–	$388	$–	$388

Larry Balaban (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

Howard Balaban (3)	2013	$–	$–	$–	$–	$–
	2012	$–	$–	$–	$–	$–

(1)	Upon closing of the Merger, on November 15, 2013, Andrew Heyward and Amy Moynihan Heyward were appointed to the Board of Directors.
(2)	Effective May 15, 2014, Mr. Moeller resigned his position as a Director of the Company.
(3)	On December 9, 2013, in association with the Merger, Messrs. Meader, Hyatt, L. Balaban, and H. Balaban resigned from the Board of Directors. Concurrently, Ms. Segal as well as Messrs. Weiss, Davis, McDonough, and Cahill were appointed to the Board of Directors.
(4)	In association with the Merger, Mr. Meader received 10,000 shares of the Company’s common stock for services to the Board of Directors. Additionally, on May 15, 2013, the Board of Directors authorized the grant of a stock option to purchase up to 7,500 shares of common stock, fully vesting on the grant date, at an exercise price of $20.00 per share.
(5)	In association with the Merger, Mr. Hyatt received 5,000 shares of the Company’s common stock for service to the Board of Directors.
(6)	On February 27, 2014, Mr. McDonough resigned from the Board of Directors of the Company.

45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during our last completed fiscal year, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Our Chief Executive Officer, Andrew Heyward, is the spouse of our President, Amy Moynihan Heyward. Our former Creative Director, Larry Balaban, and our former EVP of Business Development, Howard Balaban, are brothers.

Bernard Cahill, a director of the Company appointed on December 9, 2013, is the founder of ROAR and ROAR owns 65% of Girlilla. In connection with the Merger, the Company entered into a marketing consultation agreement with Girlilla Marketing LLC pursuant to which Girlilla agreed to provide certain strategic digital marketing services in consideration for 10,000 shares of Common Stock, which shall vest as follows: 2,000 shares upon execution of the Girlilla Consulting Agreement, 2,000 shares on January 15, 2014, 2,000 shares on March 15, 2014, 2,000 shares on June 15, 2014 and 2,000 shares on September 14, 2014. Additionally, the Company entered into an engagement letter with ROAR pursuant to which ROAR agreed to provide the Company will services, including the development of a business development strategy, for a period of 18 months. In consideration for its services, the Company agreed to pay ROAR 67,492 shares of Common Stock which shall vest as follows: 20,000 shares upon execution of the ROAR Engagement Letter, 20,000 shares on January 15, 2014, 13,746 shares on September 15, 2014 and 13,746 shares on March 15, 2015.

Throughout 2009, 2008 and 2007, the Company borrowed funds from Messrs. Moeller, Meader, Larry Balaban and Howard Balaban. On December 31, 2009, the Officers agreed to issue new note agreements for the outstanding balances, including accrued but unpaid interest, with a maturity date of December 31, 2010. Subsequent agreements amended the stated interest rate to 6% per annum and extended the maturity to January 15, 2015. On November 15, 2013, in connection with the Merger, the Company issued an aggregate of 73,238 shares of Common Stock to Klaus Moeller, Michael Meader, Larry Balaban and Howard Balaban in consideration for the cancellation of these notes for an aggregate of $194,163 in principal and $62,167 in accrued but unpaid interest.

On March 31, 2011, four of the Company’s officers agreed to convert accrued but unpaid salaries through December 31, 2010 to subordinated long term notes payable. In February 2011, as a result of an agreement by each of the four officers to retroactively decrease the amount of the annual salary for 2010 from $125,000 per annum per officer to $80,000, the amount of the notes were reduced to an aggregate of $1,620,137. In March 2012, the officers agreed to convert the aggregate sum of $1,572,161 to shares of common stock of the Company. The remaining note, with a principal balance of $159,753, has a maturity of January 15, 2015 and a stated interest rate of six percent (6%) per annum. On October 31, 2013, 43,207 shares of restricted common stock were issued in full payment of the note payable.

On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). The Bridge Notes have a stated conversion rate of $0.01212 and can be voluntarily converted at any time by the holder and mandatorily by the Company upon certain conditions. Cash was received in the aggregate of $309,000. Four former officers and directors of the Company converted outstanding salaries payable to the new notes in the aggregate of $221,000. On November 15, 2013, in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger, the Company issued an aggregate of 448,613 shares of common stock to all holders of the Bridge Notes, in the aggregate principal amount of $530,000, plus accrued but unpaid interest of $13,719. Of this amount, 187,063 shares of the Company’s common stock were issued to the four officers and directors.

On November 15, 2013, in association with the Merger, the Company issued 124,146 shares of common stock for the conversion of $612,443 in accrued salaries and benefits to Messrs. Moeller, Balaban, Balaban, and Meader as well as Ms. Morgan.

On November 15, 2013, as part of the Merger, the Company acquired these liabilities from A Squared Entertainment, LLC. From time to time, A Squared Entertainment, LLC required short-term advances to fund its operations and provide working capital from its founder, the Company’s current Chief Executive Officer, Andrew Heyward. As of December 31, 2013, these advances totaled $516,659. No interest is due on these advances.

46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of our $0.001 par value common stock as of June 6, 2014 known by us through transfer agent and other records held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.  Percentage ownership is based on 6,383,269 shares of common stock outstanding as June 6, 2014. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 9401 Wilshire Boulevard Suite 608, Beverly Hills, California 90212.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

A Squared Holdings, LLC	2,972,183	46.6%
Andrew Heyward (2)	3,022,183	47.0%
Amy Moynihan Heyward (2)	3,022,183	47.0%
Gregory Payne	–	*
Richard Staves	–	*
Patrick Clark Hallren	–	*
Bernie Cahill	41,434	*
Lynne Segall	–	*
Jeffrey Weiss	–	*
Joseph “Gray” Davis	–	*
Anthony Thomopoulos	345	*
Wolverine Flagship Fund Trading Limited (3)	708,464 (4)	9.99%
Iroquois Master Fund Ltd. (5)	375,000 (6)	5.5%

All Officers and Directors (Consisting of 10 persons)	3,063,962	47.6%

* Indicates ownership less than 1%

(1)	Applicable percentage ownership is based on 6,383,269 shares of common stock outstanding as of June 6, 2014, together with securities exercisable or convertible into shares of common stock within 60 days of June 6, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of June 6, 2014 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person
(2)	Consists of (a) 2,972,183 shares held by A Squared Holdings LLC over which Andrew Heyward and Amy Moynihan Heyward hold voting and dispositive power and (b) 50,000 shares of common stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock. Andrew Heyward and Amy Moynihan Heyward are spouses who own such shares jointly, and thus both maintain joint voting and dispositive power over such shares.
(3)	The address of this beneficial owner is 175 West Jackson Blvd., Suite 340, Chicago, Illinois 60604
(4)	Consists of 1,250,000 shares of common stock issuable upon conversion of 2,500 shares of the Company’s Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion, and the Series A Convertible Preferred Stock may not be voted to the extent that the holder or any of its affiliates would control more than 9.99% of the voting power of the Issuer.
(5)	The address of this beneficial owner is 641 Lexington Avenue, 26th Floor, New York, New York 10022
(6)	Consists of 375,000 shares of common stock issuable upon conversion of 750 shares of the Company’s Series A Convertible Preferred Stock.

47

SELLING STOCKHOLDERS

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of Series A Convertible Preferred Stock, as of June 16, 2014, assuming conversion of the Series A Convertible Preferred Stock held by each such selling stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on conversion of the preferred shares set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Series A Convertible Preferred Stock, this prospectus generally covers the resale of 125% of the maximum number of shares of common stock issuable upon conversion of the Series A Preferred Stock, determined as if the outstanding Series A Preferred Stock were converted in full (without regard to any limitations on conversion contained therein) as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC. Because the conversion price of the Series A Preferred Stock may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the certificate of designations for the Series A Preferred Stock, a selling stockholder may not convert the Series A Preferred Stock to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 6,383,269 shares of Common Stock outstanding as of June 6, 2014.

	Ownership Before Offering			Ownership After Offering (1)
Selling Stockholder	Number of shares of Common Stock beneficially owned	Number of shares offered		Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned
Wolverine Flagship Fund Trading Limited(2)	708,464	1,562,500	(3)	0	0.00%
Brio Capital Master Fund Ltd.(4)	150,000	187,500	(5)	0	0.00%
Southshore Capital Partners, LP(6)	200,000	250,000	(7)	0	0.00%
Kingsbrook Opportunities Master Fund LP(8)	125,000	156,250	(9)	0	0.00%
Iroquois Master Fund Ltd.(10)	375,000	468,750	(11)	0	0.00%
Kensington Trust(12)	50,000	62,500	(13)	0	0.00%
Merav Abbe Irrevocable Trust(14)	25,000	31,250	(15)	0	0.00%
American Capital Management LLC(16)	50,000	62,500	(17)	0	0.00%
Andrew and Amy Heyward(18)	3,022,183	62,500	(19)	2,972,183	46.6%
Lawrence Read	30,000	37,500	(20)	0	0.00%
Richard Molinsky	12,500	15,625	(21)	0	0.00%
Dustin Russell Reda UTMA Joseph Reda as Custodian(22)	7,500	9,375	(23)	0	0.00%
Joseph William Reda UTMA Joseph Reda as Custodian(24)	7,500	9,375	(25)	0	0.00%
Breanna Marie Reda UTMA Joseph Reda as Custodian(26)	7,500	9,375	(27)	0	0.00%
Claire Estie Deeney UTMA Joseph Reda as Custodian(28)	7,500	9,375	(29)	0	0.00%
Angus Patrick Deeney UTMA Joseph Reda as Custodian(30)	7,500	9,375	(31)	0	0.00%
The Special Equities Group, LLC(32)	30,000	37,500	(33)	0	0.00%
Angelo J. Tomasello	15,000	18,750	(34)	0	0.00%
The GIR Investment Trust dated 7/10/1998(35)	50,000	62,500	(36)	0	0.00%
Stan Bharti	50,000	62,500	(37)	0	0.00%
TOTAL:	4,930,647	3,125,000		0	0.00%

48

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our Common Stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.
(2)	Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the fund.
(3)	Consists of 125% of the shares of Common Stock issuable upon conversion of 2,500 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(4)	Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has voting and dispositive power over shares held by Brio Capital Master Fund Ltd.
(5)	Consists of 125% of the shares of Common Stock issuable upon conversion of 300 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(6)	Taz Turner, as Manager of Southshore Capital Partners, has voting and dispositive power over shares held by Southshore Capital Partners.
(7)	Consists of 125% of the shares of Common Stock issuable upon conversion of 400 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(8)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(9)	Consists of 125% of the shares of Common Stock issuable upon conversion of 250 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(10)	Joshua Silverman, as Manager of Iroquois Master Fund Ltd., has voting and dispositive power over shares held by Iroquois Master Fund Limited.
(11)	Consists of 125% of the shares of Common Stock issuable upon conversion of 750 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(12)	Leo Abbe, as Trustee of Kensington Trust, has voting and dispositive power over shares held by Kensington Trust.
(13)	Consists of 125% of the shares of Common Stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(14)	Leo Abbe, as Trustee of Merav Abbe Irrevocable Trust, has voting and dispositive power over shares held by Merav Abbe Irrevocable Trust.
(15)	Consists of 125% of the shares of Common Stock issuable upon conversion of 50 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.

49

(16)	Michael Gantcher, as Manager of American Capital Management LLC, has voting and dispositive power over shares held by American Capital Management LLC.
(17)	Consists of 125% of the shares of Common Stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(18)	Andrew Heyward and Amy Moynihan Heyward are co-managers of A Squared Holdings, LLC, which owns a portion of the shares held by Mr. and Mrs. Heyward, and as such each owns such shares jointly and thus both maintain joint voting and dispositive power over all of such shares.
(19)	Consists of (i) 125% of the shares of Common Stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement, and (ii) 2,972,183 shares of Common Stock owned as co-managers and controlling persons of A Squared Holdings, LLC, a California limited liability company.
(20)	Consists of 125% of the shares of Common Stock issuable upon conversion of 60 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(21)	Consists of 125% of the shares of Common Stock issuable upon conversion of 25 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(22)	Joseph Reda as Custodian for Dustin Russell Reda has voting and dispositive power of such shares for the benefit of Dustin Russell Reda.
(23)	Consists of 125% of the shares of Common Stock issuable upon conversion of 15 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(24)	Joseph Reda as Custodian for Joseph William Reda has voting and dispositive power of such shares for the benefit of Joseph William Reda.
(25)	Consists of 125% of the shares of Common Stock issuable upon conversion of 15 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(26)	Joseph Reda as Custodian for Breanna Marie Reda has voting and dispositive power of such shares for the benefit of Breanna Marie Reda.
(27)	Consists of 125% of the shares of Common Stock issuable upon conversion of 15 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(28)	Joseph Reda as Custodian for Claire Estie Deeney has voting and dispositive power of such shares for the benefit of Claire Estie Deeney.
(29)	Consists of 125% of the shares of Common Stock issuable upon conversion of 15 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(30)	Joseph Reda as Custodian for Angus Patrick Deeney has voting and dispositive power of such shares for the benefit of Angus Patrick Deeney.
(31)	Consists of 125% of the shares of Common Stock issuable upon conversion of 15 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(32)	Jonathan Schecter, as Manager of The Special Equities Group, LLC, has voting and dispositive power over shares held by The Special Equities Group, LLC.
(33)	Consists of 125% of the shares of Common Stock issuable upon conversion of 60 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(34)	Consists of 125% of the shares of Common Stock issuable upon conversion of 30 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(35)	George Rosenthal, as Trustee of The GIR Investment Trust dated 7/10/1998, has voting and dispositive power over shares held by The GIR Investment Trust dated 7/10/1998.
(36)	Consists of 125% of the shares of Common Stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.
(37)	Consists of 125% of the shares of Common Stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock, as required by the Registration Rights Agreement.

50

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 710,000,000 shares of capital stock, of which 700,000,000 are shares of Common Stock, par value $0.001 per share, and 10,000,000 are shares of preferred stock, par value $0.001.

Capital Stock Issued and Outstanding

As of June 6, 2014, we have issued and outstanding:

•	6,383,269 shares of Common Stock; and

•	6,000 shares of Series A Convertible Preferred Stock which are convertible into 3,000,000 shares of Common Stock

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

We have designated six thousand (6,000) shares of preferred stock, par value $0.001 per share as Series A Convertible Preferred Stock.  Each share of Series a Convertible Preferred Stock is entitled to one vote per share.  Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $2.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the Investor would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock possess no voting rights.

51

Options and Warrants

Options under the Plan

We adopted our 2008 Stock Option Plan pursuant to which 500,000 shares of the Common Stock are reserved for issuance to employees, directors, consultants, and other service providers. To date, 37,150 options have been granted under the 2008 Stock Option Plan.

Warrants

We have issued and outstanding warrants to purchase 300,000 shares of our Common Stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon conversion of the preferred shares to permit the resale of these shares of common stock by the holders of the common stock and the preferred shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

52

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $45,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, will pass upon the validity of the shares of Common Stock offered by the selling stockholders under this prospectus.  Sichenzia Ross Friedman Ference LLP is the beneficial holder of 15,500 shares of Common Stock.

EXPERTS

The consolidated financial statements of Genius Brands International, Inc. as of December 31, 2013 and 2012 have been audited by HJ Associates & Consultants, LLP, independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

53

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of Common Stock offered by this prospectus. The registration statement contains additional information about us and our shares of Common Stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

54

INDEX TO FINANCIAL STATEMENTS

Page No.

Audited Financial Statements for the Twelve-month Period Ended December 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Equity (Deficit)	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-8

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Genius Brands International, Inc.

Beverly Hills, California

We have audited the accompanying consolidated balance sheets of Genius Brands International, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genius Brands International, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

April 15, 2014

F-2

Genius Brands International, Inc.

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	12/31/2013	12/31/2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$527,110	$447,548
Accounts Receivable, net	893,826	1,084,233
Inventory	224,351	326,072
Prepaid and Other Assets	582,056	139,983
Total Current Assets	2,227,343	1,997,836

Property and Equipment, net	78,748	23,736
Capitalized Product Development in Process	54,575	145,398
Net Assets from Discontinued Operations	–	101,219
Intangible Assets, net	1,865,706	356,070
Goodwill	10,365,805	–
Investment in Stan Lee Comics LLC	–	–
Debenture Issuance Costs	–	191,762
Total Assets	$14,592,177	$2,816,021

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$889,919	$971,097
Accrued Expenses	704,539	496,662
Accrued Salaries and Wages	59,958	516,083
Disputed Trade Payable	925,000	–
Short Term Debt - Related Party	516,659	–
Accrued Interest	–	45,716
Derivative Valuation	–	68,962
Total Current Liabilities	3,096,075	2,098,520

Long Term Liabilities:
Notes Payable (Net of Discount of $0 and $485,147, respectively)	–	514,853
Notes Payable and Accrued Interest - Related Parties	–	447,891
Total Liabilities	3,096,075	3,061,264

Stockholders’ Equity (Deficit):
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	–	–
Common Stock, $0.001 par value, 700,000,000 and 250,000,000 shares authorized, respectively; 5,918,704 and 719,127 shares issued and outstanding, respectively	5,919	719
Additional Paid in Capital	28,914,238	9,962,062
Accumulated Deficit	(17,424,055)	(10,208,024)
Total Stockholders’ Equity (Deficit)	11,496,102	(245,243)

Total Liabilities & Stockholders’ Equity (Deficit)	$14,592,177	$2,816,021

See accompanying notes to consolidated financial statements.

F-3

Genius Brands International, Inc.

Consolidated Statements of Operations

Years ended December 31, 2013 and 2012

	2013	2012
Revenues:
Product Sales	$1,682,780	$6,277,663
Television & Home Entertainment	505,552	–
Licensing & Royalties	368,206	292,536
Total Revenues	2,556,538	6,570,199

Cost of Sales (Excluding Depreciation)	1,504,138	4,836,321
Gross Profit	1,052,400	1,733,878

Operating Expenses:
Product Development	139,082	32,792
Professional Services	451,537	181,172
Rent Expense	24,898	38,982
Marketing & Sales	308,355	727,695
Depreciation & Amortization	160,654	149,823
Salaries and Related Expenses	1,329,715	1,689,064
Stock Compensation Expense	539,185	264,122
Other General & Administrative	460,818	612,513
Total Operating Expenses	3,414,244	3,696,163

Loss from Operations	(2,361,844)	(1,962,285)

Other Income (Expense):
Other Income	208	388
Interest Expense	(1,663,632)	(332,055)
Interest Expense - Related Parties	(30,189)	(50,259)
Gain (loss) on distribution contracts	4,997	–
Gain (loss) on extinguishment of debt	(614,073)	76,280
Gain (loss) on disposition of assets	(251,192)	–
Gain (loss) on exchange of warrants	(312,144)	–
Gain (loss) on derivative valuation	(1,886,943)	200,322
Net Other Income (Expense)	(4,752,968)	(105,324)

Loss before Income Tax Expense	(7,114,812)	(2,067,609)

Income Tax Expense	–	–

Net Loss from Continuing Operations	(7,114,812)	(2,067,609)
Net Loss from Discontinued Operations	(101,219)	–

Net Loss	$(7,216,031)	(2,067,609)

Net Loss per common share from continuing operations	$(5.03)	$(3.00)
Net Loss per common share from discontinued operations	(0.07)	–
Total Net Loss per common share	$(5.10)	$(3.00)

Weighted average shares outstanding	1,413,631	689,286

See accompanying notes to consolidated financial statements.

F-4

Genius Brands International, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

			Additional	Non-
	Common Stock		Paid-in	controlling	Accumulated
	Shares	Amount	Capital	Interest	Deficit	Total
Balance, December 31, 2011	606,988	$607	$7,019,175	$(5,366)	$(8,135,049)	$(1,120,633)

Common Stock Issued for Cash	10,000	10	199,990	–	–	200,000
Common Stock Issued for Services	14,861	15	324,699	–	–	324,714
Common Stock Issued in exchange for repayment of Note Payable	87,278	87	1,745,459	–	–	1,745,546
Warrants Granted for Debenture Issuance Costs	–	–	28,929	–	–	28,929
Warrants Granted for Debt Discount	–	–	379,688	–	–	379,688
Stock Compensation Expense	–	–	264,122	–	–	264,122
Acquisition of Noncontrolling Interest	–	–	–	5,366	(5,366)	–
Net Loss	–	–	–	–	(2,067,609)	(2,067,609)
Balance, December 31, 2012	719,127	719	9,962,062	–	(10,208,024)	(245,243)

Common Stock Issued for Cash	296,429	297	968,240	–	–	968,537
Common Stock Issued for Services and Prepaid Services	126,899	127	535,347	–	–	535,474
Common Stock Issued in exchange for repayment of Note Payable	1,685,236	1,685	6,180,411	–	–	6,182,096
Common Stock Issued in exchange for repayment of Accounts Payable	10,020	10	28,046	–	–	28,056
Common Stock Issued in exchange for Warrants, net of costs	53,810	54	336,336	–	–	336,390
Common Stock Issued for Bonuses to Officers and Directors	55,000	55	187,445	–	–	187,500
Common Stock Issued for Merger with A Square Entertainment	2,972,183	2,972	10,399,666	–	–	10,402,638
Stock Compensation Expense	–	–	316,685	–	–	316,685
Net Loss	–	–	–	–	(7,216,031)	(7,216,031)
Balance, December 31, 2013	5,918,704	$5,919	$28,914,238	$–	$(17,424,055)	$11,496,102

See accompanying notes to consolidated financial statements.

F-5

Genius Brands International, Inc.

Consolidated Statements of Cash Flows

	2013	2012
Cash Flows from Operating Activities:
Net Loss	$(7,216,031)	$(2,067,609)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation Expense	13,730	11,056
Amortization Expense	146,924	138,767
Accretion of Discount on Convertible Debentures and Interest Expense Related to Debenture Conversion	–	163,825
Accretion of Discount on Bridge Notes and Convertible Debentures	1,294,350	–
Issuance of Common Stock for Interest Expense	51,859	–
Issuance of Common Stock for Services	167,260	324,714
Issuance of Common Stock on Bonuses to Officers and Directors	222,500	–
Stock Compensation Expense	316,685	264,122
(Gain) Loss on Settlement or Extinguishment of Debt	614,073	(76,280)
(Gain) Loss on Derivative Valuation	1,886,943	(200,322)
(Gain) Loss on Exchange of Warrants	312,144	–
(Gain) Loss on Distribution Contracts	(4,997)	–
(Gain) Loss on Disposition of Assets	251,192	–
(Gain) Loss on Discontinued Operations	101,219	–

Decrease (increase) in operating assets:
Accounts Receivable	279,804	(63,194)
Inventory	101,721	14,710
Prepaid Expenses & Other Assets	36,716	28,503
Other Receivables	466,762	–

Increase (decrease) in operating liabilities:
Accounts Payable	(354,498)	38,917
Accrued Salaries	196,318	322,564
Accrued Interest	11,135	26,667
Accrued Interest - Related Party	–	50,259
Other Accrued Expenses	(16,126)	87,978
Net cash (used) in operating activities	(1,120,317)	(935,323)

Cash Flows from Investing Activities:
Investment in Intangible Assets	(67,461)	(57,739)
Purchase of Fixed Assets	(2,825)	(1,898)
Merger with A Squared Entertainment	283,199	–
Net cash provided (used) by investing activities	$212,913	$(59,637)

See accompanying notes to consolidated financial statements.

F-6

Genius Brands International, Inc.

Consolidated Statements of Cash Flows - continued

	2013	2012
Cash Flows from Financing Activities:
Sale of Common Stock, net of offering costs	$968,537	$200,000
Costs for Warrant Exchange	(15,264)	–
Proceeds from Debenture	–	1,000,000
Issuance Costs on Debenture	(275,000)	(162,833)
Proceeds from Bridge Notes	309,000	–
Payments of Related Party Notes	(307)	–
Net cash provided by financing activities	986,966	1,037,167

Net increase in Cash and Cash Equivalents	79,562	42,207
Beginning Cash and Cash Equivalents	447,548	405,341
Ending Cash and Cash Equivalents	$527,110	$447,548

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$4,012

Schedule of non-cash financing and investing activities:
Common Stock issued for Merger, net of cash	$10,119,439	$–
Conversion of Debentures and Accrued Interest to Common Stock	$1,201,474	$–
Conversion of Warrants to Common Stock	$312,144	$–
Warrants granted for Debenture Issuance Costs	$–	$28,929
Discount on Debentures attributed to Warrants	$–	$379,688
Derivative Valuation on Debentures	$–	$269,284
Conversion of Short Term Bridge Notes and Accrued Interest to Common Stock	$543,719	$–
Conversion of Related Party Notes and Accrued Interest to Common Stock	$472,360	$1,745,546
Conversion of Accrued Salaries to Common Stock	$612,443	$–
Accrued Salaries converted to Short Term Note Payable	$221,000	$–
Common Stock issued as Settlement for Accounts Payable	$50,100	$–
Common Stock issued for Pre-Paid Services	$333,215	$–
Common Stock issued for Issuance Costs	$15,264	–
Common Stock issued for Derivative Liabilities	$3,107,608	–
Common Stock issued for Debt Discount	$342,500	–

See accompanying notes to consolidated financial statements.

F-7

Genius Brands International, Inc.

Notes to Financial Statements

December 31, 2013 (audited)

Note 1: Organization and Business

Organization and Nature of Business

Genius Brands International, Inc. (“we”, “us”, “our” or the “Company”), creates, produces and distributes original “content with a purpose” for kids, meaning multi-media, multi-format content for kids that we believe is as entertaining as it is enriching. In most cases, the Company wholly owns the original content it produces, and works with a variety of partners who are experts in their respective categories, to develop and distribute it in multiple formats around the world. The Company owns and is developing a portfolio of original children’s entertainment to appeal to toddlers to teens.

The Company commenced operations in January 2006, assuming all of the rights and obligations of its then Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Little Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. On October 17, 2011 and October 18, 2011, Genius Brands International, Inc., filed Articles of Merger with the Secretary of State of the State of Nevada and with the Secretary of State of the State of California, respectively. As previously described on the Company’s Schedule 14C Information Statement, filed with the Securities and Exchange Commission on September 21, 2011, by filing the Articles of Merger, the Company (i) changed its domicile to Nevada from California, and (ii) changed its name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, on October 12, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) and on November 29, 2011 our trading symbol changed from “PENT” to “GNUS”.

On November 15, 2013, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared created, produced and distributed original “content with a purpose” for kids 6-11, whereas Genius Brands previously focused on toddlers. Today the merged company is focused on providing “content with a purpose” for toddlers to tweens, in all media formats, relevant consumer products categories, in territories around the world.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Annual Report, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated

Liquidity

Historically, the Company has incurred net losses. As of December 31, 2013, the Company had an accumulated deficit of $17,424,055 and a total stockholders’ equity of $11,496,102. At December 31, 2013, the Company had current assets of $2,227,343, including cash of $527,110 and current liabilities of $3,096,075, including short-term debt to related parties which bears no interest and has no stated maturity of $516,659 and certain disputed trade payables of $925,000 to which the Company disputes the claim, resulting in a working capital deficit of $868,732. For the year ended December 31, 2013, the Company reported a net loss of $7,216,031 and net cash used by operating activities of $1,120,317. Management believes that its sales and cash provided by operations, the non-recurrence of certain legal and accounting expenses related to the Merger, and the funds from the issuance of common stock in the fourth quarter will be sufficient to fund planned operations for the next twelve months. However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future. If the Company is unable to obtain profitable operations and positive operating cash flows, it may need to seek additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations. Subsequent to December 31, 2013, the Company issued 102,858 shares of the Company’s common stock in a private placement to certain investors at $3.50 per share. The Company received gross proceeds of $360,000. Additionally, subsequent to December 31, 2013, the Company entered into a long-term, exclusive supply chain services agreement for which it received $750,000 during the first quarter of 2014 with the remaining $750,000 due by January 17, 2015.

F-8

Note 2: Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents.

Reverse Stock Split

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Form 10K, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated

Business Combination

On November 15, 2013, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.

The audited financial statements have been prepared using the acquisition method of accounting in accordance with FASB Accounting Standards Codification (“ASC”) 805, Business Combinations.

See Note 3 - Business Combination for additional information.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Genius Brands International, Inc. and its wholly owned subsidiary A Squared Entertainment, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

F-9

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these consolidated financial statements so as to conform with current year classifications.

Significant Accounting Policies

Allowance for Sales Returns - An Allowance for Sales Returns is estimated based on average sales during the previous year.  Based on experience, sales growth, and our customer base, the Company concluded that the allowance for sales returns at December 31, 2013 and 2012 should be $43,000 and $53,000, respectively.

Inventories - Inventories are stated at the lower of cost (average) or market and consist of finished goods such as DVDs, CDs and other products. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable.  The Company concluded that there was an appropriate reserve for slow moving and obsolete inventory of $93,607 and $57,305 established as of December 31, 2013 and 2012, respectively.

Property and Equipment - Property and equipment are recorded at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Maintenance, repairs, and renewals, which neither materially add to the value of the assets nor appreciably prolong their lives, are charged to expense as incurred. Gains and losses from dispositions of property and equipment are reflected in the statement of operations.

Intangible Assets - Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value.  In the 2005 acquisition of the assets from Genius Products, fair value was calculated using a discounted cash flow analysis of the revenue streams for the estimated life of the assets. In the 2013 acquisition of the identifiable artistic-related assets from A Squared, fair value was determined through an independent appraisal. The Company determined that these assets are indefinite-lived. Additional, the Merger transaction with A Squared gave rise to goodwill representing the future economic benefits arising from the assets of A Squared that could not be individually identified and recognized.

The Company develops new video, music, books and digital applications, in addition to adding content, improved animation and songs/features to their existing productions.  The costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.  The Company begins amortization of new products when it is available for general release.  Annual amortization cost of intangible assets are computed based on the straight-line method over the remaining economic life of the product, generally such deferred costs are amortized over five years.

The Company reviews all intangible assets periodically to determine if the value has been impaired following the guidance of ASC 350-20 - Goodwill and ASC 350-30 - General Intangibles Other Than Goodwill.

Capitalized Production Cost - The Company capitalizes production costs for episodic series produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. The Company expenses all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

The Company capitalizes production costs for films produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. The Company evaluates their capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

The Company also develops new videos, music, books and digital applications in addition to adding content, improved animation and bonus songs/features to its existing product catalog. In accordance with ASC 350 - Intangible Assets and ASC 730 - Research and Development, the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

F-10

Revenue Recognition - The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by ASC 605 - Revenue Recognition.

Revenues associated with the sale of products, are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company recognizes revenue in accordance with ASC 926-605, Entertainment-Films - Revenue Recognition. Accordingly, the Company recognizes revenue when (i) persuasive evidence of a sale with customer exists, (ii) the film is complete and has been delivered or is available for delivery, (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured.

For its distribution, TV, and home entertainment income the Company generally enters in to flat fee arrangements to deliver multiple films or episodes. The Company allocates revenue to each film or episode based on their relative fair market values and recognizes revenue as each film or episode is complete and available for delivery.

The Company’s licensing and royalty revenue represents both (a) variable payments based on net sales from brand licensees for content distribution rights. These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees and (b) licensing income the Company recognizes revenue as an agent in accordance with ASC 605-45, Revenue Recognition - Principal Agent. Accordingly, the Company’s revenue is its gross billings to its customers less the amounts it pays to suppliers for their products and services.

Shipping and Handling - The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

Stock Based Compensation - As required by ASC 718 - Stock Compensation, the Company recognizes an expense related to the fair value of our stock-based compensation awards, including stock options, using the Black-Scholes calculation as of the date of grant.

Advertising Costs - The Company’s marketing and sales costs are primarily related to advertising, trade shows, public relation fees and production and distribution of collateral materials. In accordance with ASC 720 regarding Advertising Costs, the Company expenses advertising costs in the period in which the expense is incurred. Marketing and Sales costs incurred by licensees are borne fully by the licensee and are not the responsibility of the Company.  Advertising expense for the years ended December 31, 2013 and 2012 was $113,879 and $54,454, respectively.

Earnings Per Share - Basic earnings (loss) per common share (“EPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net loss by the weighted average number of common shares outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. Stock options to purchase 37,150 shares of common stock at December 31, 2013 have not been included as they would be anti-dilutive.

Income Taxes- Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

F-11

Concentration of Risk - The Company’s cash is maintained at one financial institution and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC’s”) insured amount. Balances on interest bearing deposits at banks in the United States are insured by the FDIC up to $250,000 per account. As of December 31, 2013, the Company had one account with an uninsured balance of $123,053. As of December 31, 2012, the Company had one account with an uninsured balance of $135,971.

For fiscal year 2013, the Company had three customers whose total revenue exceeded 10% of the total consolidated revenue. These customers account for 21.5%, 19.8%, and 13.7% of total revenue, respectively. Those three accounts made up 0%, 6.3%, and 39.2% of accounts receivable, respectively. For fiscal year 2012, the revenue from two customers comprised 43.8% and 17.7% of the Company’s total revenue. Those two accounts made up 0%, and 28.5% of the total accounts receivable balance at December 31, 2012, respectively. The major customers for the year ending December 31, 2013 are not necessarily the same as the major customers at December 31, 2012. There is significant financial risk associated with a dependence upon a small number of customers. The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt.  At December 31, 2013 and 2012, no allowance for bad debt has been established for the major customers as these amounts are believed to be fully collectible.

Fair value of financial instruments - The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

We adopted ASC 820 as of January 1, 2008 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU No. 2013-11”). ASU No. 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with limited exceptions. ASU No. 2013-11 is effective for interim and annual periods beginning after December 15, 2013 and may be applied retrospectively.

Management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

F-12

Note 3: Business Combination

Overview

On November 15, 2013, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared is a children’s entertainment production company that produces original content for children and families that provide entertaining and educational media experiences. A Squared also creates comprehensive consumer product programs in the forms of toys, books and electronics. A Squared works with broadcasters, digital and online distributors and retailers worldwide as well as major toy companies, video game companies and top licensees in the kids and family arena.

Immediately following the Merger, the Company’s pre-Merger shareholders and option holders owned approximately 50% of the Company’s common stock on a fully-diluted basis, and former A Squared shareholders owned approximately 50% of the Company’s common stock on a fully diluted basis.

Pursuant to the terms and conditions of the Merger:

•	At the closing of the Merger, the membership interests of A Squared issued and outstanding immediately prior to the closing of the Merger were cancelled and the Parent Member received shares of our common stock. Accordingly, an aggregate of 2,972,183 shares of our common stock were issued to the Parent Member.
•	Upon the closing of the Merger, Klaus Moeller resigned as the Company’s Chief Executive Officer and Chairman, Larry Balaban resigned as the Company’s Corporate Secretary, and Howard Balaban resigned as the Company’s Vice President of Business Development. Simultaneously with the effectiveness of the Merger, Andrew Heyward was appointed as the Company’s Chief Executive Officer, Amy Moynihan Heyward was appointed as the Company’s President and Gregory Payne was appointed as the Company’s Corporate Secretary. Mr. Moeller remains a director of the Company.
•	Effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Michael Meader, Larry Balaban, Howard Balaban and Saul Hyatt were to resign as directors of the Company and Andrew Heyward, Amy Moynihan Heyward, Lynne Segall, Jeffrey Weiss, Joseph “Gray” Davis, William McDonough and Bernard Cahill were to be appointed as directors of the Company. On December 9, 2013, these changes to the Board of Directors were made effective.

Accounting Treatment

Although the transaction has been structured as a merger of equals, the merger will be treated as a business combination for accounting purposes. The audited financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Genius Brands is the deemed accounting acquirer, and A Squared is the deemed accounting acquiree based on the following factors: the transfer of the Company’s equity as consideration for the merger, the relative size of the pre-merger assets and revenue bases with the Company holding a significantly larger asset and revenue base as compared to A Squared, and the fact that the Company paid a premium over the pre-combination fair value of A Squared.

F-13

Purchase Price Allocation

The following table summarizes the final purchase accounting for the fair value of the assets acquired and liabilities assumed at the date of the Merger:

The following table summarizes the final purchase accounting for the fair value of the assets acquired and liabilities assumed at the date of the Merger:

Allocated Fair Value
Cash	$283,199
Accounts Receivable	89,398
Prepaid Expenses and Other Assets	145,574
Property and equipment, net	75,385
Identifiable artistic-related intangible assets (a)	1,740,000
Total assets acquired	2,333,556

Accounts Payable	(404,757)
Accrued Expenses	(450,000)
Short Term Debt - Related Party	(516,966)
Disputed Trade Payable	(925,000)
Total liabilities assumed	(2,296,723)

Net assets acquired	36,833

Consideration (b)	10,402,638

Goodwill	$10,365,805

(a)	The value of the identifiable artistic-related intangible assets was determined by an independent Corporate Finance and Business Valuation firm.

(b)	As consideration for the net assets acquired in the Merger, the Company issued an aggregate of 2,972,183 shares of its common stock the Parent Member, valued at $3.50 per share. The acquisition-date fair value of the common stock was based on the common stock sold under the private placement on the date of the Merger.

Proforma

Included in the consolidated statement of operations for the period ended December 31, 2013 are revenues of $555,866 and net income of $168,936 attributed to A Squared Entertainment LLC from the date of acquisition.

The table below presents the proforma revenue and net loss for the years ended December 31, 2013 and December 31, 2012, assuming the Merger had occurred on January 1, 2012, pursuant to ASC 805-10-50.

	2013	2012
Revenues	$2,752,830	$7,538,926
Net Loss (1)	$(5,855,925)	$(1,772,236)

(1)	Net loss during the twelve months ended December 31, 2013 includes merger related costs of $339,180 as well as the elimination of interest expense of $1,693,821 and loss on derivative valuation of $1,886,943. Net loss during the twelve months ended December 31, 2012 includes merger related costs of $339,180 as well as the elimination of interest expense of $50,259 and gain on derivative valuation of $200,322.

F-14

Note 4: Investment in Stan Lee Comics LLC

In November 2009, A Squared Entertainment LLC (“A Squared”) formed a joint venture, Stan Lee Comics, LLC, with POW Entertainment Inc. (“POW”), a California corporation, and Archie Comic Publications, Inc. (“Archie”), a New York corporation, to create, distribute, and exploit comic books and other intellectual property based on exclusive properties created by Stan Lee and owned by POW Entertainment, Inc. Each of A Squared, POW, and Archie own one-third of Stan Lee Comics, LLC.

Upon formation, the parties agreed that POW would contribute certain properties to Stan Lee Comics, LLC as consideration for its ownership interest. Similarly, A Squared would contribute certain creative development functions and be entitled to the exercise of all audio-visual development, production and distribution rights in all media, as well as all merchandising rights, in and to the contributed properties as consideration for its ownership interest. Finally, Archie would be entitled to all comic book publication and distribution rights in and to the contributed properties as consideration for its ownership interest. Each party would be entitled to one-third of any net proceeds derived from the contributed properties or their derivative works after recoupment of production cost and fees. Stan Lee Comics, LLC is the owner of the Stan Lee and the Mighty 7 property.

Upon closing of the Merger, the Company assumed the rights to Stan Lee Comics, LLC held by A Squared Entertainment, LLC.

Pursuant to ASC 323-30, as of December 31, 2013, the Company has recorded the Investment in Stan Lee Comics LLC at $0 as no monetary consideration was paid by A Squared Entertainment LLC, or assumed by the Company in the Merger, for the ownership interest in Stan Lee Comics, LLC.

Note 5:  Property and Equipment, Net

The Company has property and equipment as follows as of December 31, 2013 and 2012:

	12/31/2013	12/31/2012
Furniture and Equipment	$12,385	$13,288
Computer Equipment	32,493	68,216
Leasehold Improvements	99,778	7,655
Software	15,737	–
Less Accumulated Depreciation	(81,645)	(65,423)
Property and Equipment, Net	$78,748	$23,736

The increase in property and equipment is primarily the result of the assumption of $75,385 in net assets due to the Merger. These increases were offset by certain non-Merger related dispositions of $70,481 in gross assets which gave rise to a loss on disposition of assets of $9,469.

During the years ended December 31, 2013 and 2012, the Company recorded depreciation expense of $13,730 and $11,056, respectively.

Note 6:  Goodwill and Intangible Assets, Net

Goodwill

In association with the Merger, the Company recognized $10,365,805 in Goodwill, representing the excess of the fair value of the consideration for the Merger over net identifiable assets acquired (See Note 3 - Business Combination for additional information). Pursuant to ASC 350-20, Goodwill is not subject to amortization but is subject to annual review to determine if certain events warrant impairment to the Goodwill asset. As of December 31, 2013, no impairment was warranted or recognized.

F-15

Intangible Assets, Net

The Company had following intangible assets as of December 31, 2013 and 2012:

	12/31/2013	12/31/2012
Identifiable artistic-related assets (a)	$1,740,000	$–
Trademarks (b)	129,831	129,831
Product Masters (b)	3,257,129	3,279,369
Other Intangible Assets (b)	–	290,161
Less Accumulated Amortization (c)	(3,261,254)	(3,343,291)
Intangible Assets, Net	$1,865,706	$356,070

(a)	In association with the Merger, the Company acquired $1,740,000 in identifiable artistic-related assets. These assets, related to certain properties owned by A Squared and assumed by the Company, were valued using an independent firm during the fourth quarter of 2013. Based on certain legal, regulatory, contractual, and economic factors, the Company has deemed these assets to be indefinite-lived. Hence, pursuant to ASC 350-30, these assets are not subject to amortization. They are tested annually for the recognition of impairment expense. As of December 31, 2013, no impairment was warranted or recognized.

(b)	Pursuant to ASC 350-30-35, the Company reviews these intangible assets periodically to determine if the value should be retired or impaired due to recent events. At December 31, 2013, it was determined that certain “Other Intangible Assets” totaling $470,685 in gross asset value, with accumulated amortization of $228,961, were to be retired giving rise to an associated loss on disposition of assets totaling $241,723. During the prior period, the Company did not recognize any similar impairment.

(c)	During the years ended December 31, 2013 and 2012, the Company recognized $146,924 and $138,767, respectively, in amortization expense related to these intangible assets.

Note 7: Accrued Liabilities

As of December 31, 2013 and 2012, the Company has the following accrued liabilities:

	12/31/2013	12/31/2012
Accrued Salaries and Wages
Accrued Salaries and Wages (a)	$59,958	$516,083

Disputed Trade Payables
Disputed Trade Payables (b)	925,000	–

Accrued Expenses
Allowance for Sales Returns	43,000	53,000
Distribution Arrangements Payable	13,905	217,858
Deferred Revenue	–	110,177
Royalties Payable	9,638	59,033
Music Advances (c)	450,000	–
Other Accrued Expenses	187,996	56,594
Total Accrued Expenses	704,539	496,662

Total Accrued Liabilities	$1,689,497	$1,012,745

F-16

(a)	Accrued but unpaid salaries and vacation benefits total $59,958 and $516,083 as of December 31, 2013 and 2012, respectively. On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). Cash was received in the aggregate of $309,000. Four officers and directors of the Company converted outstanding salaries payable to the new notes in the aggregate of $221,000.

On November 15, 2013, in association with the Merger, the Company issued 124,146 shares of common stock were to members of the Pre-Merger management team as well as the Company’s Chief Financial Officer as consideration for the cancellation of accrued, but unpaid, salary and benefits in the amount of $612,443. The Company recognized a gain on the settlement of debt in the amount of $190,349.

(b)	As part of the Merger, the Company assumed certain liabilities from a previous member of A Squared Entertainment, LLC which has claimed certain liabilities totaling $925,000. The Company disputes the basis for this liability and has not heard from the claimant for two years.

(c)	The Company assumed these accrued expenses in association with the Merger.

Note 8: Notes Payable and Accrued Interest

As of December 31, 2013 and 2012, the Company had the following notes payable and accrued interest balances outstanding:

	12/31/2013	12/31/2012
Notes Payable
Debenture - $1,000,000 16% senior secured convertible (a)	$–	$1,000,000
Debt Discount - $1,000,000 16% senior secured convertible (a)	–	(485,147)
Reissued Debenture - $1,163,333 16% senior secured convertible (a)	–	–
Debt Discount - $1,163,333 16% senior secured convertible (a)	–	–
Bridge Notes - 12% convertible (b)	–	–
Total Notes Payable	–	514,853
Less: Current Portion	–	–
Long Term Portion	$–	$514,853

Accrued Interest
Debenture - $1,000,000 16% senior secured convertible issued June 27,2012 (a)	$–	$26,667
2006 Debenture - $2,500,000 Terminated July 2009 (c)	–	19,049
Bridge Notes - $530,000 12% convertible issued August 30, 2013 (b)	–	–
Accrued Interest	$–	$45,716

(a)	On June 27, 2012, the Company entered into a Securities Purchase Agreement whereby the Company issued and sold (i) a $1,000,000 16% senior secured convertible debenture due June 27, 2014 (the “Debenture”), and (ii) a common stock purchase warrant (the “Debenture Warrant”) to purchase up to 50,000 shares of the Company’s common stock. The initial closing of the Debenture and Warrant Transaction occurred on June 27, 2012 (“Original Issue Date”). The Company issued the Debenture and the Debenture Warrant for the purchase price of $1,000,000. The Debenture is convertible, in whole or in part, into shares of Common Stock upon notice by the holder to the Company, subject to certain conversion limitations set forth in the Debenture. The conversion price for the Debenture is $21.00 per share, subject to adjustments. Interest on the Debenture accrues at the rate of 16% annually and is payable quarterly on February 1, May 1, August 1 and November 1, beginning on November 1, 2012, on any redemption, conversion and at maturity. Interest is payable in cash or at the Company’s option in shares of the Company’s common stock; provided certain conditions are met.

F-17

On August 29, 2013, pursuant to an agreement between the Company and certain holders, the original Debenture was assigned and exchanged for an aggregate of $1,163,333 in new notes with the same provisions (the “Reissued Debenture”). The Reissued Debenture was recorded as a modification of debt in accordance with ASC 470-50-40-6 wherein $150,000 in prepayment fees and $13,333 in accrued but unpaid interest at the time of the exchange was added to the principal. The interest rate and maturity date were not changed. Commencing on December 27, 2013, the Company was to be obligated to redeem a certain amount under the Reissued Debentures on a quarterly basis, in an amount equal to $300,000 on each of December 27, 2013 and March 27, 2014 and $488,033 on June 27, 2014. At the assignment to new note holders, the conversion rate of the Reissued Debentures was changed to $1.212 per share.

On September 6, 2013, a holder of the Reissued Debenture issued notice of voluntary conversion for $75,000 of the issuance price reducing the aggregate amount of the outstanding debentures to $1,088,333. The Company issued 61,882 shares of common stock. In conjunction with this issuance there was a reduction in the derivative liability of $200,495, a reduction in the debt discount of $67,500, and a loss on the conversion was recorded in the amount of $67,376.

On November 15, 2013, the Company issued 929,444 shares of common stock to holders of its Reissued Debentures, in the aggregate principal amount of $1,088,333, plus accrued but unpaid interest in the aggregate amount of $38,141, in connection with the automatic conversion of the Debentures upon consummation of the Merger. In association with the conversion, the Company recognized a loss on the settlement of debt in the amount of $807,532, a reduction of the debt discount of $805,000, and a reduction of the derivative liability of $2,867,602.

For year ended December 31, 2013 compared to the same period of 2012, interest expense for the Debenture and Reissued Debenture was recorded in amounts of $144,808 and $81,333, respectively.

As of the date of issuance on June 27, 2012, a debt discount was recorded in the aggregate amount of $648,972 for the issuance of warrants and the derivative value of the convertible feature of the Debenture at inception.

As of June 27, 2012, the warrants were valued in the amount of $379,688, based on the Black-Scholes valuation using the following assumptions:

Risk-free interest rate	0.73%
Expected life in years	5
Dividend yield	0
Expected volatility	63.65%

As of June 27, 2012, the debt discount for the convertible feature of the debenture was valued in the amount of $269,284 using the Black-Scholes calculation with the following assumptions:

Risk-free interest rate	0.31%
Expected life in years	2
Dividend yield	0
Expected volatility	60.01%

On August 29, 2013, the date of assignment of the Debentures, a debt discount was recorded in the aggregate amount of $1,163,333 for the derivative value of the convertible feature of the Reissued Debenture upon the exchange date using the Black-Scholes calculation with the following assumptions:

Risk-free interest rate	0.14%
Expected life in years	.83
Dividend yield	0
Expected volatility	63.22%

F-18

Interest expense for the amortization of the debt discount for the convertible feature of the Debenture and Reissued Debenture is calculated on a straight-line basis over the remaining life of the debenture. For the year ended December 31, 2013, total accretion expense of the debt discount of the debentures was $983,607, resulting in a debt discount balance of $0. For the year December 31, 2012, accretion expense was recorded in the amount of $163,825 for a debt discount balance of $485,147.

(b)	On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). The Bridge Notes have a stated conversion rate of $1.212 and can be voluntarily converted at any time by the holder and mandatorily by the Company upon certain conditions. Cash was received in the aggregate of $309,000. Four officers and directors of the Company converted outstanding salaries payable to the new notes in the aggregate of $221,000. At issuance, a debt discount of $530,000 was recorded. Costs related to the issuance of the Bridge Notes were recognized in 2013 totaling $30,715.

On November 15, 2013, the Company issued an aggregate of 448,613 shares of common stock to holders of the Company’s 12% convertible promissory notes in aggregate principal amount of $530,000 and accrued, but unpaid, interest of $13,719 in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger. During 2013, total accretion of the debt discount was $530,000 resulting in a debt discount balance of $0. During 2013, interest expense associated with the non-related party holders of these notes totaled $7,999.

(c)	Debenture Interest accrued and unpaid for the 2006 issuance of $2.5 million in debentures (the “2006 Debentures”) is $0 as of December 31, 2013 and $19,049 as of December 31, 2012. Accrual of interest on this series of debentures was terminated effective July 24, 2009 in accordance with the conversion agreement upon establishment of a secondary trading market for our common stock. Subsequent to the conversion, additional interest on the debenture was erroneously accrued. Therefore, in 2013, in conjunction with the Merger, the Company discovered the error, and a $19,049 gain on settlement of debt was recorded to reduce the accrued interest balance to $0.

Note 9: Short-Term Debt, Notes Payable, and Accrued Interest - Related Parties

As of December 31, 2013 and 2012, the Company had the following short-term debt, notes payable and accrued interest balances outstanding to related parties:

	12/31/2013	12/31/2012
Short-Term Debt and Notes Payable - Related Parties
Member Advances (a)	$516,659	$–
Officer Loans to Company (b)	–	194,163
Subordinated Officer Loans to Company (c)	–	159,753
Bridge Notes 12% Convertible (d)	–	–
Total Short-Term Debt and Notes Payable	516,659	353,916
Less: Current Portion	(516,659)	–
Long Term Portion	$–	$353,916

Accrued Interest - Related Parties
Officer Loans to Company (b)	$–	$49,087
Subordinated Officer Loans (c)	–	44,888
Accrued Interest	$–	$93,975

(a)	As part of the Merger, the Company acquired certain liabilities from A Squared Entertainment, LLC. From time to time, A Squared Entertainment, LLC required short-term advances to fund its operations and provide working capital from its founder, the Company’s current Chief Executive Officer, Andrew Heyward. As of December 31, 2013, these advances totaled $516,659. These advances are interest free, and these advances have no stated maturity. The Company has applied an imputed interest rate of 6% in accordance with ASC 835-30-45. On February 24, 2014, the Company repaid a portion of the Member Advances to its Chief Executive Officer, Andrew Heyward, in the amount of $100,000.

F-19

(b)	Throughout 2009, 2008 and 2007, the Company borrowed funds from Messrs. Moeller, Meader, Larry Balaban and Howard Balaban. On December 31, 2009, the Officers agreed to issue new note agreements for the outstanding balances, including accrued but unpaid interest, with a maturity date of December 31, 2010 (the “Officer Loans”). Subsequent agreements amended the stated interest rate to 6% per annum and extended the maturity to January 15, 2015.

On November 15, 2013, in connection with the Merger, the Company issued an aggregate of 73,238 shares of common stock to members of the pre-merger management team as consideration for the cancellation of an aggregate of $194,163 in principal and $62,167 in accrued but unpaid interest thereon made to the Company by such individuals in connection with the Merger. The Company recognized a gain on the settlement of debt in the amount of $7,324.

For the year ended December 31, 2013 compared to the same period of 2012, interest expense for these Officer Loans were recorded in amounts of $13,080 and $14,132, respectively.

On February 1, 2008, Isabel Moeller, sister of our former Chief Executive Officer, Klaus Moeller, loaned $310,000 to the Company at an interest rate equal to 8% per annum. The funds were borrowed from Ms. Moeller in order to reduce outstanding obligations due to Genius Products, Inc. at that time. Subsequent agreements extended the maturity date to January 15, 2015 and reduced the stated interest rate to six (6%) percent per annum. Repayments on the principle balance were made in the aggregate of $24,000 during February and April 2011. On April 1, 2011, Ms. Moeller agreed to convert $200,000 of the outstanding balance to shares of common stock of the Company. On March 31 2012, Ms. Moeller agreed to convert the remaining balance of outstanding principal and interest, in the amount of $173,385, to shares of common stock of the Company. Interest expense for the twelve months ended December 31, 2013 and 2012 was $0 and $2,562, respectively, as the note was paid in full in 2012.

(c)	On March 31, 2011, four of the Company’s officers agreed to convert accrued but unpaid salaries through December 31, 2010 to subordinated long term notes payable (the “Subordinated Officer Loans”). In February 2011, as a result of an agreement by each of the four officers to retroactively decrease the amount of the annual salary for 2010 from $125,000 per annum per officer to $80,000, the amount of the Subordinated Officer Loans was reduced to an aggregate of $1,620,137. In March 2012, the officers agreed to convert the aggregate sum of $1,572,161 to shares of common stock of the Company. As of March 2012, the remaining note, with a principal balance of $159,753, had a maturity of January 15, 2015 and a stated interest rate of six percent (6%) per annum.

On October 31, 2013, 43,207 shares of restricted common stock were issued in full payment of the remaining Subordinated Officer Loan with a principal amount of $159,753 and accrued but unpaid interest in the amount of $56,278. The Company recognized a gain on the settlement of debt of $90,733.

For the years ended December 31, 2013 and 2012, the interest recorded for these Subordinated Officer Loans was $11,390 and $33,565, respectively.

(d)	On August 30, 2013, the Company issued 12% convertible notes to several parties with a maturity date of October 21, 2013 for an aggregate of $530,000 (“Bridge Notes”). The Bridge Notes have a stated conversion rate of $1.212 and can be voluntarily converted at any time by the holder and mandatorily by the Company upon certain conditions. Cash was received in the aggregate of $309,000. Four officers and directors of the Company converted outstanding salaries payable to the new notes in the aggregate of $221,000. At issuance, a debt discount of $530,000 was recorded. Costs related to the issuance of the Bridge Notes were recognized in 2013 totaling $30,715.

On November 15, 2013, the Company issued an aggregate of 448,613 shares of common stock to holders of the Company’s 12% convertible promissory notes in aggregate principal amount of $530,000 and accrued, but unpaid, interest of $13,719 in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger. During 2013, total accretion of the debt discount was $530,000 resulting in a debt discount balance of $0. During 2013, interest expense associated with the related party holders of these notes totaled $5,720.

F-20

Note 10:  Derivative Valuation

The Company recognized a derivative liability for the conversion feature and warrants for the $1.0 million senior secured debenture (the “Debenture”) issued on June 27, 2012 as an embedded derivative. It was valued on the respective transaction dates of June 27, 2012 for issuance of the debentures and August 30, 2013, the date on which it was assigned to other holders, using a Black-Scholes pricing model. Warrants to purchase 50,000 shares of common stock were issued as part of the Debenture and were exchanged pursuant to an agreement between the holder and the Company on August 29, 2013 on a one for one basis with no receipt of cash. 3,810 warrants to purchase shares of common stock were issued to a placement agent and several of its designees in connection with the Debenture. These warrants have a cashless exercise provision effective six months after the issuance date. In accordance with ASC 815-10-25, we measured the subsequent derivative valuation using a Black-Scholes pricing model on December 31, 2012 and recorded the additional derivative liability as of that date.

On August 29, 2013, pursuant to an agreement between the Company and certain holders, the original Debenture was assigned and exchanged for an aggregate of $1,163,333 in new notes with the same provisions (the “Reissued Debentures”). The additional value represented an increase of $150,000 in prepayment fees and $13,333 in accrued but unpaid interest. The interest rate and maturity date were not changed.

At the end of each quarterly reporting date the values are evaluated and adjusted to current market value. The amount recorded as of December 31, 2013 and 2012 was $0 and $68,962, respectively. For the year ended December 31, 2013, a loss on the derivative valuation was recorded in the amount of $1,886,943. For the year ended December 31, 2012, a gain on the derivative valuation in the amount of $200,322 was recognized.

Derivative liability activity for the years ended December 31, 2013 and 2012 was as follows:

	Warrants	Conversion Feature	Total
Derivative Liability at December 31, 2011	$–	$–	$–
Liability on June 27, 2012 related to Issuances of Debt and Warrants	–	269,284	269,284
Change in Fair Value at the End of the Year	53,219	(253,541)	(200,322)
Derivative Liability at December 31, 2012	53,219	15,743	68,962

Change in Fair Value related to Original Debenture prior to Cancellation of Warrants and Assignment of Debenture on August 29, 2013	(13,708)	(4,113)	(17,821)
Elimination of Liability Due to Cancellation of Warrants and Reassignment of Debt on August 29, 2013	(39,511)	(11,630)	(51,141)
Liability on August 29, 2013 related to Assignment of Debt	–	5,077,705	5,077,705
Decrease in Liability on September 9, 2013 due to $75,000 Note Payable Conversion	–	(200,495)	(200,495)
Change in Fair Value Conversion date	–	(2,009,608)	(2,009,608)
Elimination of Liability on November 11, 2013 due to Full Conversion of Remaining Balance of $1,088,333	–	(2,867,602)	(2,867,602)
Derivative Liability at December 31, 2013	$–	$–	$–

F-21

Note 11: Stockholders’ Equity

As part of the Reincorporation, the total number of authorized shares of common stock was changed to 250,000,000 shares of $0.001 par value. The common stock and additional paid in capital accounts were restated as of December 31, 2012, and for the years then ended, to recognize the change from no par common stock to a par value of $0.001 per share. The Company conducted a consent solicitation of its stockholders (“Stockholders”) of record as of September 3, 2013 (the “Record Date”) to approve certain corporation actions. The Stockholders, representing at least a majority of outstanding shares of the Company’s voting capital as of the Record Date voted by written consent to approve an amendment to the company’s Article of Incorporation in order to increase the number of common stock authorized to 700,000,000 from 250,000,000. As of December 31, 2013, the total number of authorized shares of common stock was 700,000,000.

As part of the aforementioned consent solicitation, the Stockholders, representing at least a majority of outstanding shares of the Company’s voting capital as of the Record Date, also voted by written consent to approve a proposal to effect a reverse split of the Company’s common stock in a ratio to be determined by the Board which would not be less than One for Ten (1:10) and not more than One for One-Hundred (1:100), which was to be effective no later than September 30, 2014, at the sole discretion of the Board and in lieu of issuing any fractional shares resulting from the reverse split, to issue the next whole share (the “Reverse Split”).

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Form 10K, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated. The total number of authorized shares of common stock was not adjusted in conjunction with the reverse split.

As of December 31, 2013 and 2012, there were 5,918,704 and 719,127 shares of common stock outstanding, respectively.

The Company has 10,000,000 shares of preferred stock authorized with a par value of $0.001. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. As of December 31, 2013 and 2012, no shares were outstanding and the Board of Directors has not authorized issuance of preferred shares.

2012 Activity

On March 31, 2012, the Company issued 87,278 shares of common stock in exchange for outstanding notes payable, including principal and interest, in the cumulative amount of $1,745,546, or $20.00 per share, for certain related parties and officers of the Company.

On April 11, 2012, the Company agreed to issue 10,000 shares of common stock in exchange for investor relations services valued at $235,000, or $23.00 per share.

On May 2, 2012, the Company issued 1,111 shares of common stock in exchange for marketing services valued at $22,214, or $20.00 per share.

On May 10, 2012, the Company issued 2,500 shares of restricted common stock to one service provider for investor relations services valued at approximately $42,500, or $17.00 per share.

F-22

On May 10, 2012, the Company issued 10,000 shares of common stock for cash to an accredited investors in the amount of $200,000, or $20.00 per share.

On June 20, 2012, the Company issued 1,250 shares of common stock in exchange for legal services valued at $25,000, or $20.00 per share.

2013 Activity

On February 1, 2013, the Company issued 4,706 shares of common stock in exchange for interest payable on the Debenture due on that date in the amount of $40,000, or $8.50 per share.

On May 1, 2013, the Company issued 2,782 shares of common stock in exchange for services valued at $16,135, or $6.00 per share.

On May 1, 2013, the Company issued 625 shares of common stock in exchange for services valued at $3,125, or $5.00 per share.

On May 26, 2013, the Company issued 4,000 shares of common stock in exchange for services valued at $20,000, or $5.00 per share.

On August 29, 2013, 50,000 warrants to purchase the Company’s common stock were exchanged on a one for one basis with no receipt of cash and the warrants were cancelled. In association with this transaction, there was a reduction in a derivative liability of $30,964, a reduction in debt issuance cost of $14,464, and a loss on the exchange of warrants recognized in the amount of $308,500.

On September 6, 2013, a holder of the Reissued Debenture issued notice of voluntary conversion for $75,000 of the issuance price reducing the aggregate amount of the outstanding debentures to $1,088,333. The Company issued 61,882 shares of common stock. In conjunction with this issuance there was a reduction in the derivative liability of $200,495, a reduction in the debt discount of $67,500, and a loss on the conversion was recorded in the amount of $67,376.

On September 13, 2013, 28,000 shares of common stock were issued in exchange for services valued $112,000, or $4.00 per share.

On September 19, 2013, pursuant to an agreement to cancel a consulting agreement, 4,000 shares of common stock were issued valued at $16,000, or $4.00 per share.

On October 8, 2013, the board of directors granted one director 5,000 shares as a bonus for service to the Company. The shares were valued at $17,500, or $3.40 per share.

On October 18, 2013, the Company exchanged 3,810 warrants to purchase common stock issued to the placements agent, and its designees, of the July 2012 Debenture issuance for shares of restricted common stock of the Company on a one for one basis with no exchange of cash. There was a reduction in the derivative liability of $8,547 and a loss on the exchange of warrants recognized in the amount of $3,644.

On October 30, 2013, the Company issued 10,020 shares of restricted common stock to two parties in exchange for services valued at $50,100, or $2.80 per share. The Company recognized a gain on the settlement of account payable in the amount of $22,044.

On October 31, 2013, 43,206 shares of restricted common stock were issued in full payment of the Subordinated Officer Loan with a principal amount of $159,753 and accrued but unpaid interest in the amount of $56,278. The Company recognized a gain on the conversion of debt in the amount of $90,733.

F-23

On November 8, 2013, the Company issued 10,000 shares restricted common stock to a director as a bonus for service to the Company valued at $35,000, or $3.50 per share.

On November 15, 2013, the board of directors granted five officers and employees 10,000 shares each as a bonus for service to the Company. The shares were valued at valued at $170,000, or $3.50 per share.

On November 15, 2013, in association with the Merger, the Company issued the following shares of common stock:

•	2,972,183 shares of common stock, valued at $10,402,638 or $3.50 per share, were issued to the Parent Member in exchange for the member interests of A Squared issued and outstanding immediately prior to the Merger.
•	448,613 shares of common stock were issued to holders of the Company’s 12% convertible promissory notes in aggregate principal amount of $530,000 and accrued, but unpaid, interest of $13,719 in connection with the automatic conversion of the Bridge Notes upon consummation of the Merger.
•	73,238 shares of common stock were issued to members of the pre-merger management team as consideration for the cancellation of an aggregate of $194,163 in principal and $62,167 in accrued but unpaid interest thereon made to the Company by such individuals in connection with the Merger. The Company recognized a gain on the settlement of debt in the amount of $7,324.
•	929,444 shares of common stock were issued to holders of its 16% senior secured convertible debentures, in the aggregate principal amount of $1,088,333, plus accrued but unpaid interest in the aggregate amount of $38,141, in connection with the automatic conversion of the Debentures upon consummation of the Merger. The association with the conversion, the Company recognized a loss on the settlement of debt in the amount of $807,532, a reduction of the debt discount of $805,000, and a reduction of the derivative liability of $2,867,602.
•	77,492 shares of common stock were issued to two parties in exchange for strategic digital marketing and business development services. These shares were valued at $333,215, or $4.30 per share.
•	124,146 shares of common stock were issued to members of the Pre-Merger management team as well as the Company’s Chief Financial Officer as consideration for the cancellation of accrued, but unpaid, salary and benefits in the amount of $612,443. The Company recognized a gain on the settlement of debt in the amount of $190,349.

Additionally, through December 31, 2013, the Company sold 296,429 shares of its common stock in a private placement to certain investors at $3.50 per share. Through December 31, 2013, the Company received gross proceeds of $1,037,500 and recognized offering costs of $68,962.

Note 12: Stock Options

The Company has adopted the provisions of ASC 718 - Compensation which requires companies to measure the cost of employee services received in exchange for equity instruments based on the grant date fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest.

On December 29, 2008, the Company adopted the Pacific Entertainment Corporation 2008 Stock Option Plan (the “Plan”), which provides for the issuance of qualified and non-qualified stock options to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan was 110,000. On September 2, 2011, the shareholders holding a majority of the Company’s outstanding common stock adopted an amendment to the Company’s 2008 Stock Option Plan to increase the number of shares of common stock issuable under the plan to 500,000.

F-24

2012 Activity

On January 1, 2012 and April 1, 2012, the Company issued two Stock Option Grants to an employee for the purchase of up to 250 shares of common stock each, which were fully vested as of March 31, 2012 and June 30, 2012, respectively, with a life of five years and an exercise price of $50.00. The Company’s calculation of the fair market value of the stock-based award that was granted was $1,265 for all of the options granted. The full value of the options was expensed in 2012.

On May 2, 2012, pursuant to an employment agreement with the Chief Financial Officer, the Company issued an option to purchase up to 2,000 shares of common stock. The option fully vests on December 31, 2014, has a five year term and an exercise price of $44.00. The Company’s calculation of the fair market value of the stock-based award that was granted was $11,588 for all of the options granted. The amount expensed in 2012 was $2,897.

On July 6, 2012, the Company issued an option to purchase 1,000 shares of common stock pursuant to a services agreement with a consultant. The option is fully vested as of July 6, 2012, has a five year term and an exercise price of $44.00. The Company’s calculation of the fair market value of the stock-based award that was granted was $6,889 for all of the options granted. The full value of the options was expensed in 2012.

On December 31, 2012 the Company issued Stock Option Grant notices to nineteen employees and service providers under the 2008 Stock Option Plan, as amended.  Options to purchase 7,550 shares of common stock at an average exercise price of $15.00 per share were granted with a 5 year life, fully vesting on December 31, 2012. The Company’s calculation of the average fair market value of the stock-based award that was granted was $13,794 for all of the options granted. The full value of the options was expensed in 2012.

As of December 31, 2012, options to purchase up to 2,550 shares of the Company’s common stock previously issued in 2009 through 2012 expired due to the termination of employees.

The Company used the Black-Scholes valuation model to estimate the grant date fair value of the options granted in 2012. The Company used the following assumptions for the 2012 valuations:

Risk-free interest rate	.64% - .89%
Expected life in years	5
Dividend yield	0.0%
Expected volatility	59.15% - 67.62%

2013 Activity

On May 15, 2013, Stock Option Grant Notices were issued to each of five officers to purchase up to 7,500 shares of common stock, vesting on the grant date, at an exercise price of $20.00 per share. The options have expiration dates five years from the grant date.

On May 15, 2013, options to purchase up to 2,500 shares of common stock were issued to an employee, vesting on the date of grant, at an exercise price of $20.00 per share. The options have an expiration date five years from the date of the grant notice.

On May 15, 2013, pursuant to amendments to employment agreements with Messrs. Moeller, Meader, Larry Balaban and Howard Balaban, Stock Option Grant Notices previously granted to each employee to purchase up to 20,000 shares of common stock expiring on January 20, 2014 were cancelled effective immediately.

On September 10, 2013 Stock Option Grant Notice was issued to an employee to purchase up to 1,000 shares of common stock, vesting on the grant date, at an exercise price of $44.00. The options have an expiration date five years from the date of the grant notice.

On November 15, 2013, in connection with the Merger, the Company and Klaus Moeller entered into an agreement to terminate Mr. Moeller’s employment agreement dated as of October 29, 2013. Under the terms of the Moeller Employment Termination Agreement, Mr. Moeller agreed to cancel options to purchase an aggregate of up to 19,500 shares of the Common Stock.

F-25

Also, on November 15, 2013, in connection with the Merger, the Company and certain of our pre-Merger officers agreed to cancel outstanding options to purchase up to an aggregate of 58,500 shares of Common Stock.

As of December 31, 2013, options to purchase up to 4,300 shares of the Company’s common stock previously issued in 2009 through 2013 expired due to the termination of employees.

The Company used the Black-Scholes valuation model to estimate the grant date fair value of the options granted in 2013. The Company used the following assumptions for the 2013 valuations:

Risk-free interest rate	0.84%
Expected life in years	5
Dividend yield	0.0%
Expected volatility	69.09%

The following schedule summarizes the changes in the Company’s stock option plan during 2013 and 2012:

	Options Outstanding	Exercise	Weighted Average Remaining	Aggregate	Weighted Average Exercise
	Number of	Price	Contractual	Intrinsic	Price
	Shares	per Share	Life	Value	per Share

Balance at December 31, 2011	149,950	$18.00 - 55.00	4.47 years	$–	$43.00
Options Granted	11,050	$6.00 - 50.00	5.18 years		26.00
Options Exercised	–	–	–		–
Options Expired	(2,550)	$18.00 - 55.00	–		–
Balance at December 31, 2012	158,450	$6.00 - 55.00	3.55 years	$–	$42.00
Options Granted	41,000	$20.00 - 44.00	4.35 years		21.00
Options Exercised	–	–	–		–
Options Expired	(162,300)	$6.00 - 55.00	–		–
Balance at December 31, 2013	37,150	$6.00 - 55.00	3.55 years	$–	$32.00

Exercisable December 31, 2012	130,450	$6.00 - 55.00	2.81 years	$–	$41.00
Exercisable December 31, 2013	37,150	$6.00 - 55.00	3.41 years	$–	$32.00

During the year ended December 31, 2013 and 2012, the Company recognized stock based compensation expense of $316,685 and $264,122, respectively.

Note 13: Warrants

In connection with the sale of shares of its common stock in 2010, the Company issued warrants to purchase a total of 4,712 shares of its common stock at $40.00 per share exercisable for a three-year period. As of December 31 2013, all of these warrants have expired. In June 2012, the Company issued warrants to purchase up to 53,810 shares of the Company’s common stock. In August 2013, 50,000 of these warrants were exchanged for common stock on a one for one basis with no receipt of cash and the warrants were cancelled. In October 2013, the Company exchanged the remaining 3,810 warrants for shares of restricted common stock of the Company on a one for one basis with no exchange of cash.

F-26

The following schedule summarizes the changes in the Company’s warrants during 2013 and 2012:

	Number of Warrants	Exercise Price per Share	Weighted Average Exercise Price per Share

Balance at December 31, 2011	4,712	$40.00	$40.00
Warrants Granted	53,810	$33.00	$33.00
Warrants Exercised	–
Warrants Expired or Cancelled	–
Balance at December 31, 2012	58,522	$33.00 - 40.00	$34.00
Warrants Granted	–	–	-
Warrants Exercised	–	–	-
Warrants Expired or Cancelled	(58,522)	$33.00 - 40.00	$34.00
Balance at December 31, 2013	–	–	$-

Exercisable at December 31, 2012	58,522	$33.00 - 40.00	$34.00
Exercisable at December 31, 2013	–	$–	$-

Note 14: Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets:
NOL Carryover	$3,252,200	$2,531,500
Returns Reserve	16,800	20,700
Inventory Reserve	36,500	22,300
Accrued Related Party Interest	–	36,700
Accrued Officer Compensation	–	158,600
Accrued Compensated Absences	14,800	38,100
Charitable Contributions	1,300	1,900
Deferred tax liabilities:
Depreciation and Amortization	80,100	(58,700)
Valuation Allowance	(3,401,700)	(2,751,100)
Net deferred tax asset	$–	$–

F-27

The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income from continuing operations for the years ended December 31, 2013 and 2012 due to the following:

	2013	2012
Book Loss	$(2,813,900)	$(806,400)
Meals and Entertainment	5,900	2,800
Stock Compensation for Services	525,900	229,600
Stock issued for debt extinguishment	1,762,000	(66,800)
Related Party Interest	(12,500)	(45,700)
Accrued Compensated Absences	(23,300)	11,200
Accrued Officer Compensation	(158,600)	116,800
Returns Reserve	(3,900)	(12,100)
Inventory Reserve	14,200	5,800
Depreciation and Amortization	10,200	33,300
Valuation Allowance	694,000	531,500
	$–	$–

At December 31, 2013, the Company had net operating loss carry forwards of approximately $8,339,000 that may be offset against future taxable income from the year 2014 through 2033. No tax benefit has been reported in the December 31, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of January 1, 2008, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes.  As of December 31, 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of California. The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company.

F-28

Note 15: Employment Agreements

On April 26, 2011, the Company and each of Messrs. Moeller, Meader, Larry Balaban and Howard Balaban (the “Pre-Merger Executives”) agreed to terminate all then existing employment agreements for the Pre-Merger Executives and enter into new five-year employment agreements unless written termination is provided by either party. Each employment agreement provides for a graduated base salary beginning at $165,000 per annum retroactive to March 20, 2011, continuing to December 31, 2011, increasing to $195,000 for 2012 and $225,000 for 2013. After 2013, the agreement provided for base salary increases at the discretion of the Board of Directors, with a minimum 5% increase.  In addition to base salary, each Pre-Merger Executive was to receive an annual car allowance of $11,400, and four weeks paid vacation per annum.

On January 10, 2013, Messrs. Moeller, Meader and Howard Balaban agreed to reduce the amount of payments for salary effective January 1, 2013 through January 19, 2013 to $165,000 and a further reduction to $140,000 commencing January 20, 2013, continuing until further notice by each one to the Board of Directors. The agreements with each of Messrs. Moeller, Meader and Howard Balaban included the accrual of unpaid salary, the right to convert any or all of the accrued but unpaid salary to common stock of the Company at a conversion price of $21.00 per share and an amendment to all outstanding stock option grant notices to allow each to retain all rights until the expiration date upon termination unless for cause, as defined in the employment agreement.

On March 28, 2013, Mr. Meader voluntarily resigned his position as President effective April 1, 2013. The Company agreed to the retention of all stock options granted to Mr. Meader as of the date of termination, vesting and expiration dates in accordance with the original grant notices in exchange for a general release of all claims against the Company. The Company entered into a consulting agreement with Mr. Meader to provide continued services for an initial period of twelve months.

On May 2, 2012, the Company entered into a five-year “at will” employment agreement with Jeanene Morgan to serve as the Company’s Chief Financial Officer. The agreement provided a base salary of $165,000 per annum from January 1, 2012 to December 31, 2012, increasing to $190,000 on January 1, 2013 and $215,000 on January 1, 2014. After 2014, the agreement provided for base salary increases at the discretion of the Board of Directors with a minimum 5% increase. The Board of Directors, in its sole discretion, may grant Ms. Morgan a year-end bonus with a value of no less than 2% of EBITDA of the Company (assuming a positive figure) and up to 100% of Ms. Morgan’s base salary. Ms. Morgan was granted an option to purchase 2,000 shares of the Company’s common stock. Ms. Morgan was permitted to participate in all benefit plans of the Company and received four weeks paid vacation.

On January 10, 2013, Ms. Morgan agreed to defer the payment of the salary increase which would have become effective January 1, 2013. The deferral would continue until further notice by Ms. Morgan to the Board of Directors. The agreement included the accrual of unpaid salary, the right to convert any or all of the accrued but unpaid salary to common stock of the Company at a conversion price of $21.00 per share and an amendment to all outstanding stock option grant notices to allow Ms. Morgan to retain all rights until the expiration date upon termination unless for cause, as defined in the employment agreement.

On October 29, 2013, the Company executed new two year employment agreements with Messrs. Klaus Moeller, Howard Balaban and Larry Balaban, with an effective date of October 1, 2013, whereby the employees agreed to a reduction of salary. Each was to was receive (i) an annual salary of $20,800 (except that if the Company generates cash flow from operations of at least $300,000 on an annual basis, the annual salary shall be $100,000 plus an additional payment of $75,000 per annum, payable in cash or shares of the Company’s common stock in quarterly installments of $18,750 each, and (ii) the acceleration of vesting of all previously issued option grants to Mr. Moeller under the Company’s 2008 Stock Option Plan as well as participation in other Company benefit plans and the ability to receive a year-end performance bonus, at the discretion of the Company’s Board of Directors. In the event employment is terminated by the Company without “Cause” as defined in the agreement, the employee shall be entitled to severance payments for twelve months, based on the annual salary rate of $100,000.

F-29

On October 29, 2013, the Company and Ms. Morgan agreed to execute a new employment agreement, effective October 1, 2013, whereby Ms. Morgan agreed to continue to serve as the Company’s Chief Financial Officer for a period of two years in consideration for (i) a reduction in annual salary to $175,000 and (ii) the acceleration of vesting of all previously issued option grants to Ms. Morgan under the Company’s 2008 Stock Option Plan as well as participation in other Company benefit plans and the ability to receive a year-end performance bonus, at the discretion of the Company’s Board of Directors. In the event Ms. Morgan’s employment is terminated by the Company without “Cause” (as defined in the Morgan Employment Agreement), Ms. Morgan shall be entitled to severance payments for twelve months. Additional information regarding Ms. Morgan’s agreement is available on the Form 8-K filed on October 30, 2013.

On November 15, 2013, as a closing condition to the Merger, each of Messrs. Moeller, Larry Balaban and Howard Balaban resigned their executive positions with the Company. Accrued but unpaid salaries and benefits payable to these individuals were converted into the Company’s common stock.

On November 15, 2013, as a closing condition to the Merger, the Company entered into five-year employment agreements with Andrew Heyward, to serve as Chief Executive Officer, and Amy Moynihan Heyward, to serve as President of the Company, for which each will receive an annual base salary of $200,000 and $180,000, respectively.

Subsequent to December 31, 2013, Jeanene Morgan resigned from her position as Chief Financial Officer of the Company.

Note 16: Lease Commitments

The Company has no capital leases subject to the Capital Lease guidelines in the FASB Accounting Standards Codification.

Rental expenses incurred for operating leases during the years ended December 31, 2013 and 2012 were $24,898 and $38,982, respectively.

Warehouse space of approximately 2,000 square feet in Rogers, Minnesota was rented on a month to month basis and was vacated as of October 31, 2013. In November 2012, the Company signed a nine month lease to occupy three offices in San Diego, California, which terminated as of April 30, 2013.

Currently, the Company leases approximately 2,807 square feet of office space at 9401 Wilshire Boulevard, Beverly Hills, California pursuant to a standard office lease dated February 3, 2012. The lease has a term of 3 years, from May 1, 2012 through April 30, 2015. The monthly rent is $10,807 which is to be adjusted upward 3% each year on the anniversary of the lease.

The following is a schedule of future minimum lease payments required by the non-cancelable operating lease agreement:

Year	Amount
2014	$136,245
2015	45,860
$182,105

F-30

Note 17: Commitment and Contingencies

In the normal course of the its business, the Company enters into agreements which call for the payment of royalties or “profit” participations for the use of third party intellectual property. For properties such as Gisele & The Green Team , Martha & Friends and Stan Lee and the Mighty 7 , the Company is obligated to share net profits with the underlying rights holders on a certain basis, defined in the respective agreements.

In addition, the Company has also entered into an agreement with XingXing Digital Corporation, an animation company based in China pursuant to which in exchange for the investment of 100% of the costs of the animation, XingXing is entitled to receive a specified percentage of the net proceeds received by the Company from the exploitation of those series on which XingXing has provided animation services. The series covered by this arrangement are Secret Millionaires Club and Gisele & the Green Team .

The Company has also entered into a similar arrangement with another production vendor, BangZoom Entertainment, which calls for a payment of $120,000 from the net profits received by the Company from the exploitation of the series Secret Millionaires Club . The payment represents the deferral of certain costs and fees for audio/video post-production work performed by such vendor in connection with that series.

The Company is obligated to pay in cash to the investors from the fourth quarter 2013 private placement a fee of 1% per month of the investors’ investment for every thirty (30) day period up to a maximum of 6% upon the occurrence of certain events, including: (i) following the Filing Date that the registration statement has not been filed and (ii) following the Effectiveness Date that the registration statement has not been declared effective.

Note 18: Discontinued Operations

On September 20, 2010, the Company entered into a joint venture agreement between the Company and Dr. Shulamit Ritblatt to form Circle of Education, LLC, a California limited liability company, for the purpose of creation and distribution of a curriculum to promote school readiness for children ages 0-5 years (“COE”).  The Company obtained an initial voting and economic interest of seventy-five percent of the outstanding units of the newly formed company in exchange for the contribution of all intellectual property rights the Company had in the Circle of Education program.

In March 2012, the Company and Dr. Ritblatt agreed to terminate the joint venture agreement. COE transferred equal right of ownership in the intellectual property developed as of the date of termination (“IP”) to each of the Company and Dr. Ritblatt, and in exchange for the rights to the IP, Dr. Ritblatt transferred her units of COE to the Company. Each party will have the right to continue development of the IP and products based on the IP with no further obligation to the other party. Subject to certain limitations for specific channels of distribution reserved for each party for a period of twelve months from the execution of the agreements, both parties have non-exclusive and non-restrictive rights to the use, sublicense or sale of the IP and products created based on the IP.

The Company consolidated the results for the twelve month period ended December 31, 2012 and December 31, 2011 with the results of COE. There were no sales or cost of sales in the twelve month period ended December 31, 2012 and December 31, 2011. COE had general and administrative costs of $0 and $21,461 for the twelve month period ended December 31, 2012 and 2011, respectively. Costs in 2011 included legal costs related to the creation of the agreements and registration of the entity in the aggregate of $18,068, sales and marketing costs of $1,181 and product development costs of $2,212 for a total loss of $21,461. As the Company has an economic interest of 100 percent of the total subsidiary as a result of the agreement to terminate COE, the Company recognized 100 percent of the loss, or $5,366, as noncontrolling interest on the financial statements for the twelve months ended December 31, 2011.

On December 31, 2013, given no activity during the years ended December 31, 2013 and 2012, the Company discontinued all activities related to COE. Net Assets of Discontinued Operations on the Consolidated Balance Sheet at December 31, 2012 totaled $101,219, which gave rise to a loss on discontinued operations in 2013 of $101,219.

F-31

Note 19: Fair Value Measurements

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. As of December 31, 2013, there were no assets or liabilities measured at fair value on a recurring basis. As of December 31, 2012, assets and liabilities measured at fair value on a recurring basis were as:

	Total	Level 1	Level 2	Level 3
Assets	$–	$–	$–	$–

Total assets measured at fair value	–	–	–	–

Liabilities

Derivative Liability	68,962	–	–	68,962
Convertible Debenture, net of discount	514,853	–	–	514,853
Total liabilities measured at fair value	$583,815	$–	$–	$583,815

Note 20: Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from December 31, 2013 through the date of issuance of these financial statements. During this period, we did not have any significant subsequent events, except as disclosed below:

On January 17, 2014, the Company entered into an exclusive long-term agreement with Sony DADC, the optical disc manufacturing and fulfillment arm of Sony, to provide all CD, DVD and BD replication, packaging and distribution to Genius Brands International’s direct customers. Under the terms of the long-term, exclusive supply chain services agreement, the Company will order a minimum level of disc replication, packaging and distribution services for its content across all physical media, including DVD, CD, and Blu-ray from Sony DADC. As consideration for these minimum order levels, the Company will receive a total of $1,500,000, $750,000 of which was received during the first quarter of 2014 with the remaining $750,000 due by January 17, 2015.

On February 24, 2014, the Company repaid a portion of the Member Advances to its Chief Executive Officer, Andrew Heyward, in the amount of $100,000.

On February 27, 2014, William McDonough resigned from his position as a director of the Company. Mr. McDonough did not resign due to any disagreement with the Company or its management regarding any matters relating to the Company's operations, policies or practices.

F-32

On February 27, 2014, the Company’s Board of Directors appointed Anthony Thomopoulos as a director of the Company. Mr. Thomopoulos has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Thomopoulos and any other person pursuant to which he was appointed as a director of the Company.

On March 7, 2014, Jeanene Morgan resigned from her position as Chief Financial Officer of the Company.

On March 12, 2014, the Company appointed Richard Staves as its interim Chief Financial Officer. Mr. Staves previously served as the Chief Financial Officer of A Squared Entertainment LLC, which was acquired by the Company on November 15, 2013, from January 2011 to November 2011 and from June 2012 and November 2013. Mr. Staves has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Staves and any other person pursuant to which he was appointed as an officer of the Company.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Form 10K, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated

Subsequent to December 31, 2013, the Company issued 102,858 shares of the Company’s common stock in a private placement to certain investors at $3.50 per share. The Company received gross proceeds of $360,000.  Additionally, the Company issued 8,143 shares of common stock valued at $28,500, or $3.50 per share, as an extinguishment of an accounts payable balance for services rendered in relation to the private placement.

F-33

INDEX TO FINANCIAL STATEMENTS

Page No.

Unaudited Financial Statements for the Three-month Period Ended March 31, 2014

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-35

Consolidated Statements of Operations	F-36

Consolidated Statements of Stockholders’ Equity (Deficit)	F-37

Consolidated Statements of Cash Flows	F-38

Notes to Consolidated Financial Statements	F-39

F-34

Genius Brands International, Inc.

Consolidated Balance Sheets

March 31, 2014 (unaudited) and December 31, 2013 (audited)

	3/31/2014	12/31/2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$992,753	$527,110
Accounts Receivable, net	296,289	893,826
Inventory	264,548	224,351
Prepaid and Other Assets	605,750	582,056
Total Current Assets	2,159,340	2,227,343

Property and Equipment, net	66,278	78,748
Film and Television Costs	89,819	–
Capitalized Product Development in Process	67,030	54,575
Intangible Assets, net	1,903,637	1,865,706
Goodwill	10,365,806	10,365,806
Investment in Stan Lee Comics, LLC	–	–
Total Assets	$14,651,910	$14,592,177

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$647,525	$889,919
Accrued Expenses	740,992	704,539
Accrued Salaries and Wages	72,815	59,958
Disputed Trade Payable	925,000	925,000
Short Term Debt - Related Party	415,787	516,659
Total Current Liabilities	2,802,119	3,096,075

Long Term Liabilities:
Services Advance	750,000	–
Total Liabilities	3,552,119	3,096,075

Stockholders’ Equity (Deficit):
Preferred Stock, $0.001 par value, 10,000,000 share authorized, 0 shares issued and outstanding	–	–
Common Stock, $0.001 par value, 700,000,000 shares authorized, respectively; 6,047,707 and 5,918,704 shares issued and outstanding, respectively	6,048	5,919
Additional Paid in Capital	29,371,960	28,914,238
Accumulated Deficit	(18,278,217)	(17,424,055)
Total Equity (Deficit)	11,099,791	11,496,102

Total Liabilities & Stockholders’ Equity (Deficit)	$14,651,910	$14,592,177

The accompanying notes are an integral part of these consolidated financial statements.

F-35

Genius Brands International, Inc.

Consolidated Statements of Operations

Three Month Period Ending March 31, 2014 and 2013 (unaudited)

	3/31/2014	3/31/2013
Revenues:
Product Sales	$86,141	$702,812
Television & Home Entertainment	50,462	–
Licensing & Royalties	39,680	31,427
Total Revenues	176,283	734,239

Cost of Sales (Excluding Depreciation)	136,035	647,309

Gross Profit	40,248	86,930

Operating Expenses:
Product Development	887	26,991
Professional Services	319,870	64,506
Rent Expense	35,815	6,947
Marketing & Sales	37,768	54,719
Depreciation & Amortization	24,539	39,172
Salaries and Related Expenses	308,696	471,147
Stock Compensation Expense	–	58,279
Other General & Administrative	200,721	56,205
Total Operating Expenses	928,296	777,966

Loss from Operations	(888,048)	(691,036)

Other Income (Expense):
Other Income	633	16
Interest Expense	(2,209)	(155,259)
Interest Expense - Related Parties	(7,163)	(6,724)
Gain (loss) on distribution contracts	2,771	–
Gain (loss) on extinguishment of debt	39,854	–
Gain (loss) on derivative valuation	–	(92,862)
Net Other Income (Expense)	33,886	(254,829)

Loss before Income Tax Expense	(854,162)	(945,865)

Income Tax Expense	–	–

Net Loss	$(854,162)	(945,865)

Net Loss per common share	$(0.14)	$(1.31)

Weighted average shares outstanding	6,029,573	722,159

The accompanying notes are an integral part of these consolidated financial statements.

F-36

Genius Brands International, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2013 (audited)	5,918,704	$5,919	$28,914,238	$(17,424,055)	$11,496,102
Common Stock Issued for Cash	102,860	103	355,013		355,116
Common Stock Issued in exchange for repayment of Accounts Payable	8,143	8	32,564		32,572
Common Stock Issues for Services	18,000	18	62,982		63,000
Imputed Interest for Member Advances			7,163		7,163
Net Loss				(854,162)	(854,162)
Balance, March 31, 2014 (unaudited)	6,047,707	$6,048	$29,371,960	$(18,278,217)	$11,099,791

The accompanying notes are an integral part of these consolidated financial statements.

F-37

Genius Brands International, Inc.

Consolidated Statements of Cash Flows

Three Month Period Ending March 31, 2014 and 2013 (unaudited)

	3/31/2014	3/31/2013
Cash Flows from Operating Activities:
Net Loss	$(854,162)	$(945,865)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation Expense	12,470	2,595
Amortization Expense	12,069	36,577
Imputed Interest Expense	7,163	–
Accretion of Discount on Convertible Debentures	–	81,121
Issuance of Common Stock for Interest Expense	–	40,000
Stock Compensation Expense	–	58,279
Prepaid Consulting Service Expense	29,252	–
(Gain) Loss on Conversion of Accounts Payable	4,072	–
(Gain) Loss on Settlement or Extinguishment of Debt	(43,926)	–
(Gain) Loss on Derivative Valuation	–	92,862
(Gain) Loss on Distribution Contracts	(2,771)	–

Decrease (increase) in operating assets:
Accounts Receivable	597,537	526,901
Inventory	(40,197)	(18,874)
Prepaid Expenses & Other Assets	10,053	29,525
Film and Television Costs, net	(89,819)	–

Increase (decrease) in operating liabilities:
Accounts Payable	(169,968)	(87,674)
Accrued Salaries	12,857	98,908
Accrued Interest - Related Party	–	6,724
Other Accrued Expenses	39,224	(147,242)
Net cash provided/(used) in operating activities	(476,146)	(226,163)

Cash Flows from Investing Activities:
Investment in Intangible Assets	(50,000)	(73,689)
Investment in Capitalized Product Development	(12,455)	–
Net cash provided/(used) by investing activities	(62,455)	(73,689)

Cash Flows from Financing Activities:
Sale of Common Stock, net of offering costs	355,116	–
Proceeds from Services Advance	750,000	–
Issuance Costs on Debenture	–	32,139
Payments of Related Party Notes	(100,872)	–
Net cash provided/(used) by financing activities	1,004,244	32,139

Net increase in Cash and Cash Equivalents	465,643	(267,713)
Beginning Cash and Cash Equivalents	527,110	447,548
Ending Cash and Cash Equivalents	$992,753	$179,835

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

Schedule of non-cash financing and investing activities:
Common Stock issued as Settlement for Accounts Payable	$32,572	$–
Common Stock issued for Prepaid Services	$33,748	$–

The accompanying notes are an integral part of these consolidated financial statements.

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Genius Brands International, Inc.

Notes to Financial Statements

March 31, 2014 (unaudited)

Note 1: Organization and Business

Organization and Nature of Business

Genius Brands International, Inc. (“we”, “us”, “our” or the “Company”), creates, produces and distributes original “content with a purpose” for kids, meaning multi-media, multi-format content for kids that we believe is as entertaining as it is enriching. In most cases, the Company wholly owns the original content it produces, and works with a variety of partners who are experts in their respective categories, to develop and distribute it in multiple formats around the world. The Company owns and is developing a portfolio of original children’s entertainment to appeal to toddlers to teens.

The Company commenced operations in January 2006, assuming all of the rights and obligations of its then Chief Executive Officer, Klaus Moeller, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which the Company obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Little Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. On October 17, 2011 and October 18, 2011, the Company filed Articles of Merger with the Secretary of State of the State of Nevada and with the Secretary of State of the State of California, respectively. As previously described on the Company’s Schedule 14C Information Statement, filed with the Securities and Exchange Commission on September 21, 2011, by filing the Articles of Merger, the Company (i) changed its state of incorporation to Nevada from California, and (ii) changed its name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, on October 12, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) and on November 29, 2011 our trading symbol changed from “PENT” to “GNUS”.

On November 15, 2013, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company. As a result of the Merger, the Company acquired the business and operations of A Squared.  A Squared creates, produces and distributes original “content with a purpose” for kids 6-11, whereas Genius Brands previously focused on toddlers. Today the merged company is focused on providing “content with a purpose” for toddlers to tweens, in all media formats, relevant consumer products categories, in territories around the world.

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA on April 7, 2014. All common stock share and per share information in this Quarterly Report, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

Liquidity

Historically, the Company has incurred net losses. As of March 31, 2014, the Company had an accumulated deficit of $18,278,217 and a total stockholders’ equity of $11,099,791. At March 31, 2014, the Company had current assets of $2,159,340, including cash of $992,753 and current liabilities of $2,802,119, including short-term debt to related parties which bears no interest and has no stated maturity of $415,787 and certain disputed trade payables of $925,000 to which the Company disputes the claim, resulting in a working capital deficit of $642,779. For the quarter ended March 31, 2014, the Company reported a net loss of $854,162 and net cash used by operating activities of $476,146. Management believes that its sales and cash provided by operations, funds from the issuance of common stock in the first quarter of 2014, and proceeds from a long-term, exclusive supply chain services agreement for which it received $750,000 during the first quarter of 2014 will be sufficient to fund planned operations for the next twelve months. However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future. If the Company is unable to obtain profitable operations and positive operating cash flows, it may need to seek additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations. Subsequent to March 31, 2014, the Company sold 6,000 Series A Convertible Preferred Shares to accredited investors at a price of $1,000 per share for which it received gross proceeds of $6,000,000 and paid offering costs of $535,000. Additionally, the Company entered into an agreement for musical composition administration services with a third party for which the Company received an advance of $250,000.

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Note 2: Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents.

Reverse Stock Split

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA on April 7, 2014. All common stock share and per share information in this Form 10-Q, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated.

Business Combination

On November 15, 2013, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, our newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company.  As a result of the Merger, the Company acquired the business and operations of A Squared.

The audited financial statements have been prepared using the acquisition method of accounting in accordance with FASB Accounting Standards Codification (“ASC”) 805, Business Combinations.

See Note 3 - Business Combination for additional information.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Genius Brands International, Inc. and its wholly owned subsidiary A Squared Entertainment, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

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Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these unaudited consolidated financial statements so as to conform to current period classifications.

Significant Accounting Policies

Allowance for Sales Returns - An Allowance for Sales Returns is estimated based on average sales during the previous year.  Based on experience, sales growth, and our customer base, the Company concluded that the allowance for sales returns at March 31, 2014 and December 31, 2013 should be $43,000 and $43,000, respectively.

Inventories - Inventories are stated at the lower of cost (average) or market and consist of finished goods such as DVDs, CDs and other products. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable. The Company concluded that there was an appropriate reserve for slow moving and obsolete inventory of $99,278 and $93,607 established as of March 31, 2014 and December 31, 2013, respectively.

Property and Equipment - Property and equipment are recorded at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 39 years. Maintenance, repairs, and renewals, which neither materially add to the value of the assets nor appreciably prolong their lives, are charged to expense as incurred. Gains and losses from dispositions of property and equipment are reflected in the statement of operations.

Intangible Assets - Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value.  In the 2005 acquisition of the assets from Genius Products, fair value was calculated using a discounted cash flow analysis of the revenue streams for the estimated life of the assets. In the 2013 acquisition of the identifiable artistic-related assets from A Squared, fair value was determined through an independent appraisal. The Company determined that these assets are indefinite-lived. Additionally, the Merger transaction with A Squared gave rise to goodwill representing the future economic benefits arising from the assets of A Squared that could not be individually identified and recognized.

The Company develops new video, music, books and digital applications, in addition to adding content, improved animation and songs/features to their existing productions.  The costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.  The Company begins amortization of new products when it is available for general release.  Annual amortization cost of intangible assets are computed based on the straight-line method over the remaining economic life of the product, generally such deferred costs are amortized over five years.

The Company reviews all intangible assets periodically to determine if the value has been impaired following the guidance of ASC 350-20 - Goodwill and ASC 350-30 - General Intangibles Other Than Goodwill.

Capitalized Production Cost - The Company capitalizes production costs for episodic series produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. The Company expenses all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

The Company capitalizes production costs for films produced in accordance with ASC 926-20, Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. The Company evaluates their capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

The Company also develops new videos, music, books and digital applications in addition to adding content, improved animation and bonus songs/features to its existing product catalog. In accordance with ASC 350 - Intangible Assets and ASC 730 - Research and Development, the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

F-41

Revenue Recognition - The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by ASC 605 - Revenue Recognition.

Revenues associated with the sale of products, are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company recognizes revenue in accordance with ASC 926-605, Entertainment-Films - Revenue Recognition. Accordingly, the Company recognizes revenue when (i) persuasive evidence of a sale with customer exists, (ii) the film is complete and has been delivered or is available for delivery, (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured.

For its distribution, TV, and home entertainment income the Company generally enters in to flat fee arrangements to deliver multiple films or episodes. The Company allocates revenue to each film or episode based on their relative fair market values and recognizes revenue as each film or episode is complete and available for delivery.

The Company’s licensing and royalty revenue represents both (a) variable payments based on net sales from brand licensees for content distribution rights.  These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees and (b) licensing income the Company recognizes revenue as an agent in accordance with ASC 605-45, Revenue Recognition - Principal Agent. Accordingly, the Company’s revenue is its gross billings to its customers less the amounts it pays to suppliers for their products and services.

Shipping and Handling - The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

 Stock Based Compensation - As required by ASC 718 - Stock Compensation, the Company recognizes an expense related to the fair value of our stock-based compensation awards, including stock options, using the Black-Scholes calculation as of the date of grant.

Advertising Costs - The Company’s marketing and sales costs are primarily related to advertising, trade shows, public relation fees and production and distribution of collateral materials. In accordance with ASC 720 regarding Advertising Costs, the Company expenses advertising costs in the period in which the expense is incurred.  Marketing and Sales costs incurred by licensees are borne fully by the licensee and are not the responsibility of the Company. Advertising expense for the three months ended March 31, 2014 and 2013 was $27,406 and $13,500, respectively.

Earnings Per Share - Basic earnings (loss) per common share (“EPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net loss by the weighted average number of common shares outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. Stock options to purchase 37,150 shares of common stock at March 31, 2014 have not been included as they would be anti-dilutive.

Income Taxes- Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

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Fair value of financial instruments - The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

We adopted ASC 820 as of January 1, 2008 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU No. 2013-11”). ASU No. 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with limited exceptions. ASU No. 2013-11 is effective for interim and annual periods beginning after December 15, 2013 and may be applied retrospectively.

Management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3: Business Combination

Overview

On November 15, 2013, the Company entered into the Merger Agreement with A Squared and Acquisition Sub. Upon closing of the Merger, which occurred concurrently with entering into the Merger Agreement, our Acquisition Sub merged with and into A Squared, and A Squared, as the surviving entity, became a wholly-owned subsidiary of the Company. As a result of the Merger, the Company acquired the business and operations of A Squared. A Squared is a children’s entertainment production company that produces original content for children and families that provide entertaining and educational media experiences. A Squared also creates comprehensive consumer product programs in the forms of toys, books and electronics. A Squared works with broadcasters, digital and online distributors and retailers worldwide as well as major toy companies, video game companies and top licensees in the kids and family arena.

F-43

Immediately following the Merger, the Company’s pre-Merger shareholders and option holders owned approximately 50% of the Company’s common stock on a fully-diluted basis, and former A Squared members owned approximately 50% of the Company’s common stock on a fully diluted basis.

Pursuant to the terms and conditions of the Merger:

•	At the closing of the Merger, the membership interests of A Squared issued and outstanding immediately prior to the closing of the Merger were cancelled and the Member received shares of our common stock. Accordingly, an aggregate of 2,972,183 shares of our common stock were issued to the Parent Member.

•	Upon the closing of the Merger, Klaus Moeller resigned as the Company’s Chief Executive Officer and Chairman, Larry Balaban resigned as the Company’s Corporate Secretary, and Howard Balaban resigned as the Company’s Vice President of Business Development. Simultaneously with the effectiveness of the Merger, Andrew Heyward was appointed as the Company’s Chief Executive Officer, Amy Moynihan Heyward was appointed as the Company’s President and Gregory Payne was appointed as the Company’s Corporate Secretary. Mr. Moeller remains a director of the Company.

•	Effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Michael Meader, Larry Balaban, Howard Balaban and Saul Hyatt resigned as directors of the Company and Andrew Heyward, Amy Moynihan Heyward, Lynne Segall, Jeffrey Weiss, Joseph “Gray” Davis, William McDonough and Bernard Cahill were appointed as directors of the Company. On December 9, 2013, these changes to the Board of Directors were made effective.

Accounting Treatment

Although the transaction has been structured as a merger of equals, the merger will be treated as a business combination for accounting purposes. The audited financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Genius Brands is the deemed accounting acquirer, and A Squared is the deemed accounting acquiree based on the following factors: the transfer of the Company’s equity as consideration for the merger, the relative size of the pre-merger assets and revenue bases with the Company holding a significantly larger asset and revenue base as compared to A Squared, and the fact that the Company paid a premium over the pre-combination fair value of A Squared.

F-44

Purchase Price Allocation

The following table summarizes the final purchase accounting for the fair value of the assets acquired and liabilities assumed at the date of the Merger:

Allocated Fair Value
Cash	$283,199
Accounts Receivable	89,398
Prepaid Expenses and Other Assets	145,574
Property and equipment, net	75,385
Identifiable artistic-related intangible assets (a)	1,740,000
Total assets acquired	2,333,556

Accounts Payable	(404,757)
Accrued Expenses	(450,000)
Short Term Debt - Related Party	(516,966)
Disputed Trade Payable	(925,000)
Total liabilities assumed	(2,296,723)

Net assets acquired	36,833

Consideration (b)	10,402,639

Goodwill	$10,365,806

(a)	The value of the identifiable artistic-related intangible assets was determined by an independent Corporate Finance and Business Valuation firm.

(b)	As consideration for the net assets acquired in the Merger, the Company issued an aggregate of 2,972,183 shares of its common stock the Parent Member, valued at $3.50 per share. The acquisition-date fair value of the common stock was based on the common stock sold under the private placement on the date of the Merger.

Proforma

Included in the consolidated statement of operations for three months ended March 31, 2014 are revenues of $60,461 and net loss of $255,947 attributed to A Squared Entertainment LLC from the date of acquisition.

The table below presents the proforma revenue and net loss for the quarters ended March 31, 2014 and 2013, assuming the Merger had occurred on January 1, 2013, pursuant to ASC 805-10-50. This proforma information does not purport to represent what the actual results of operations of the Company would have been had Merger occurred on this date nor does it purport to predict the results of operations for future periods.

	3/31/2014	3/31/2013
Revenues	$176,283	$745,011
Net Loss (1)	$(854,162)	$(1,836,673)

(1)	Net loss during the three months ended March 31, 2013 includes merger related costs of $339,180 as well as the elimination of interest expense of $153,261 and loss on derivative valuation of $92,862.

F-45

Note 4: Investment in Stan Lee Comics LLC

In November 2009, A Squared formed a joint venture, Stan Lee Comics, LLC, with POW Entertainment Inc. (“POW”), a California corporation, and Archie Comic Publications, Inc. (“Archie”), a New York corporation, to create, distribute, and exploit comic books and other intellectual property based on exclusive properties created by Stan Lee and owned by POW Entertainment, Inc. Each of A Squared, POW, and Archie own one-third of Stan Lee Comics, LLC.

Upon formation, the parties agreed that POW would contribute certain properties to Stan Lee Comics, LLC as consideration for its ownership interest. Similarly, A Squared would contribute certain creative development functions and be entitled to the exercise of all audio-visual development, production and distribution rights in all media, as well as all merchandising rights, in and to the contributed properties as consideration for its ownership interest. Finally, Archie would be entitled to all comic book publication and distribution rights in and to the contributed properties as consideration for its ownership interest. Each party would be entitled to one-third of any net proceeds derived from the contributed properties or their derivative works after recoupment of production cost and fees. Stan Lee Comics, LLC is the owner of the Stan Lee and the Mighty 7 property.

Upon closing of the Merger, the Company assumed the rights to Stan Lee Comics, LLC held by A Squared.

Pursuant to ASC 323-30, as of March 31, 2014, the Company has recorded the Investment in Stan Lee Comics LLC at $0 as no monetary consideration was paid by A Squared, or assumed by the Company in the Merger, for the ownership interest in Stan Lee Comics, LLC.

Note 5: Property and Equipment, Net

The Company has property and equipment as follows as of March 31, 2014 and December 31, 2013:

	3/31/2014	12/31/2013
Furniture and Equipment	$12,385	$12,385
Computer Equipment	32,493	32,493
Leasehold Improvements	99,778	99,778
Software	15,737	15,737
Less Accumulated Depreciation	(94,115)	(81,645)
Property and Equipment, Net	$66,278	$78,748

During the three months ended March 31, 2014 and 2013, the Company recorded depreciation expense of $12,470 and $2,595, respectively.

Note 6: Film and Television Costs and Capitalized Product Development in Process

As of March 31, 2014, the Company had Film and Television Costs of $89,819 compared to $0 at December 31, 2013. The increase relates to the commencement of production of the second installment of the feature film Stan Lee and the Mighty 7 and episodes of the Thomas Edison: Secret Lab.

As of March 31, 2014, the Company had Capitalized Product Development in Process of $67,030 compared to $54,575 as of December 31, 2013. These assets relate to the ongoing development of the Company’s e-commerce website and web-based streaming services.

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Note 7: Goodwill and Intangible Assets, Net

Goodwill

In association with the Merger, the Company recognized $10,365,806 in Goodwill, representing the excess of the fair value of the consideration for the Merger over net identifiable assets acquired (See Note 3 - Business Combination for additional information). Pursuant to ASC 350-20, Goodwill is not subject to amortization but is subject to annual review to determine if certain events warrant impairment to the Goodwill asset. As of December 31, 2013, no impairment was warranted or recognized.

Intangible Assets, Net

The Company had following intangible assets as of March 31, 2014 and December 31, 2013:

	3/31/2014	12/31/2013
Identifiable artistic-related assets (a)	$1,740,000	$1,740,000
Trademarks (b)	129,831	129,831
Product Masters (b)	3,257,129	3,257,129
Other Intangible Assets	50,000	–
Less Accumulated Amortization (c)	(3,273,323)	(3,261,254)
Intangible Assets, Net	$1,903,637	$1,865,706

(a)	In association with the Merger, the Company acquired $1,740,000 in identifiable artistic-related assets. These assets, related to certain properties owned by A Squared and assumed by the Company, were valued using an independent firm during the fourth quarter of 2013. Based on certain legal, regulatory, contractual, and economic factors, the Company has deemed these assets to be indefinite-lived. Hence, pursuant to ASC 350-30, these assets are not subject to amortization. They are tested annually for the recognition of impairment expense.

(b)	Pursuant to ASC 350-30-35, the Company reviews these intangible assets periodically to determine if the value should be retired or impaired due to recent events. At December 31, 2013, it was determined that certain “Other Intangible Assets” totaling $470,685 in gross asset value, with accumulated amortization of $228,961, were to be retired giving rise to an associated loss on disposition of assets totaling $241,723. During the period ended March 31, 2014, the Company did not recognize any similar impairment.

(c)	During the three months ended March 31, 2014 and 2013, the Company recognized $12,069 and $36,577, respectively, in amortization expense related to these intangible assets.

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Note 8: Accrued Liabilities

As of March 31, 2014 and December 31, 2013, the Company has the following accrued liabilities:

	3/31/2014	12/31/2013
Accrued Salaries and Wages
Accrued Salaries and Wages	$72,815	$59,958

Disputed Trade Payables
Disputed Trade Payables (a)	925,000	925,000

Services Advance
Services Advance (b)	750,000	–

Accrued Expenses
Allowance for Sales Returns	43,000	43,000
Distribution Arrangements Payable	17,674	13,905
Deferred Revenue	67,435	–
Royalties Payable	4,953	9,638
Music Advances (c)	450,000	450,000
Other Accrued Expenses	157,930	187,996
Total Accrued Expenses	740,992	704,539

Total Accrued Liabilities	$2,488,807	$1,689,497

(a)	As part of the Merger, the Company assumed certain liabilities from a previous member of A Squared Entertainment, LLC which has claimed certain liabilities totaling $925,000. The Company disputes the basis for this liability and has not heard from the claimant for two years.

(b)	During the three months ended March 31, 2014, the Company entered into an exclusive long-term agreement with Sony DADC, the optical disc manufacturing and fulfillment arm of Sony, to provide all CD, DVD and BD replication, packaging and distribution to Genius Brands International’s direct customers. Under the terms of the long-term, exclusive supply chain services agreement, the Company will order a minimum level of disc replication, packaging and distribution services for its content across all physical media, including DVD, CD, and Blu-ray from Sony DADC. As consideration for these minimum order levels, the Company will receive a total of $1,500,000, $750,000 of which was received during the first quarter of 2014 with the remaining $750,000 due by January 17, 2015.

(c)	The Company assumed these accrued expenses in association with the Merger.

Note 9: Short Term Debt - Related Parties

As part of the Merger, the Company acquired certain liabilities from A Squared. From time to time, A Squared required short-term advances to fund its operations and provide working capital from its founder, the Company’s current Chief Executive Officer, Andrew Heyward. As of March 31, 2014, these advances totaled $415,787, compared to $516,659 as of December 31, 2013. On March 3, 2014, the Company repaid a portion of the Member Advances to its Chief Executive Officer, Andrew Heyward, in the amount of $100,000.

These advances are interest free and have no stated maturity. The Company has applied an imputed interest rate of 6% in accordance with ASC 835-30-45. During the quarter ended March 31, 2014, the Company recognized imputed interest expense of $7,163.

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Note 10: Stockholders’ Equity

As part of the Reincorporation, the total number of authorized shares of common stock was changed to 250,000,000 shares, $0.001 par value per share. The common stock and additional paid in capital accounts were restated as of December 31, 2012, and for the years then ended, to recognize the change from no par common stock to a par value of $0.001 per share. The Company conducted a consent solicitation of its stockholders of record as of September 3, 2013 (the “Record Date”) to approve certain corporation actions. Stockholders, representing at least a majority of outstanding shares of the Company’s voting capital as of the Record Date voted by written consent to approve an amendment to the company’s Article of Incorporation in order to increase the number of common stock authorized to 700,000,000 from 250,000,000. As of March 31, 2014 and December 31, 2013, the total number of authorized shares of common stock was 700,000,000.

As part of the aforementioned consent solicitation, stockholders, representing at least a majority of outstanding shares of the Company’s voting capital as of the Record Date, also voted by written consent to approve a proposal to effect a reverse split of the Company’s common stock in a ratio to be determined by the Board which would not be less than One for Ten (1:10) and not more than One for One-Hundred (1:100), which was to be effective no later than September 30, 2014, at the sole discretion of the Board and in lieu of issuing any fractional shares resulting from the reverse split, to issue the next whole share (the “Reverse Split”).

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA on April 7, 2014. All common stock share and per share information in this Form 10-Q, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated. The total number of authorized shares of common stock was not adjusted in conjunction with the reverse split.

As of March 31, 2014 and December 31, 2013, there were 6,047,707 and 5,918,704 shares of common stock outstanding, respectively.

The Company has 10,000,000 shares of preferred stock authorized with a par value of $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. As of March 31, 2014 and December 31, 2013, no shares were outstanding, and the Board of Directors has not authorized issuance of preferred shares.

On January 10, 2014, the Company issued 102,860 shares of the Company’s common stock in a private placement to certain investors at $3.50 per share. The Company received gross proceeds of $360,000 and paid related offering costs of $4,884.

On January 10, 2014, the Company issued 8,143 shares of common stock as an extinguishment of a $28,500 accounts payable balance for services rendered in relation to the private placement. The shares were valued at the market price of $4.00 per share giving rise to a loss on the extinguishment of accounts payable of $4,072.

On January 29, 2014, the Company issued 18,000 shares of common stock to a third party for prepaid investor relations services at $3.50 per share for a six month period beginning in January 2014.

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Note 11: Stock Options

The Company has adopted the provisions of ASC 718 - Compensation which requires companies to measure the cost of employee services received in exchange for equity instruments based on the grant date fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest.

On December 29, 2008, the Company adopted the Pacific Entertainment Corporation 2008 Stock Option Plan (the “Plan”), which provides for the issuance of qualified and non-qualified stock options to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan was 110,000. On September 2, 2011, the shareholders holding a majority of the Company’s outstanding common stock adopted an amendment to the Company’s 2008 Stock Option Plan to increase the number of shares of common stock issuable under the plan to 500,000.

The following schedule summarizes the changes in the Company’s stock option plan during the three months ended March 31, 2014:

	Options Outstanding	Exercise	Weighted Average Remaining	Aggregate	Weighted Average Exercise
	Number of	Price	Contractual	Intrinsic	Price
	Shares	per Share	Life	Value	per Share

Balance at December 31, 2013	37,150	$6.00 - 55.00	3.55 years	$–	$32.00
Options Granted	–
Options Exercised	–
Options Expired	–
Balance at March 31, 2014	37,150	$6.00 - 55.00	3.31 years	$–	$32.00

Exercisable March 31, 2014	37,150	$6.00 - 55.00	3.31 years	$–	$32.00
Exercisable December 31, 2013	37,150	$6.00 - 55.00	3.41 years	$–	$32.00

During the three months ended March 31, 2014 and 2013, the Company recognized stock based compensation expense of $0 and $58,279, respectively.

Note 12: Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns.  A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements.  Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

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At the adoption date of January 1, 2008, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes.  As of March 31, 2014 and December 31, 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of California.  The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company.

Note 13: Employment Agreements

On November 15, 2013, as a closing condition to the Merger, the Company entered into five-year employment agreements with Andrew Heyward, to serve as Chief Executive Officer, and Amy Moynihan Heyward, to serve as President of the Company, for which each will receive an annual base salary of $200,000 and $180,000, respectively.

Note 14: Lease Commitments

The Company has no capital leases subject to the Capital Lease guidelines in the FASB Accounting Standards Codification.

Rental expenses incurred for operating leases during the three months ended March 31, 2014 and 2013 were $35,815 and $6,947, respectively.

Warehouse space of approximately 2,000 square feet in Rogers, Minnesota was rented on a month to month basis and was vacated as of October 31, 2013. In November 2012, the Company signed a nine month lease to occupy three offices in San Diego, California, which terminated as of April 30, 2013.

Currently, the Company leases approximately 2,807 square feet of office space at 9401 Wilshire Boulevard, Beverly Hills, California pursuant to a standard office lease dated February 3, 2012. The lease has a term of 3 years, from May 1, 2012 through April 30, 2015. The monthly rent is $10,807 which is to be adjusted upward 3% each year on the anniversary of the lease.

The following is a schedule of future minimum lease payments required by the non-cancelable operating lease agreement:

Year	Amount
2014	$102,852
2015	45,860
$148,712

Note 15: Commitment and Contingencies

In the normal course of the its business, the Company enters into agreements which call for the payment of royalties or “profit” participations for the use of third party intellectual property. For properties such as Gisele & The Green Team, Martha & Friends and Stan Lee and the Mighty 7, the Company is obligated to share net profits with the underlying rights holders on a certain basis, defined in the respective agreements.

In addition, the Company has also entered into an agreement with XingXing Digital Corporation, an animation company based in China pursuant to which in exchange for the investment of 100% of the costs of the animation, XingXing is entitled to receive a specified percentage of the net proceeds received by the Company from the exploitation of those series on which XingXing has provided animation services. The series covered by this arrangement are Secret Millionaires Club and Gisele & the Green Team.

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The Company has also entered into a similar arrangement with another production vendor, BangZoom Entertainment, which calls for a payment of $120,000 from the net profits received by the Company from the exploitation of the series Secret Millionaires Club. The payment represents the deferral of certain costs and fees for audio/video post-production work performed by such vendor in connection with that series.

The Company is obligated to pay in cash to the investors from the fourth quarter 2013 private placement a fee of 1% per month of the investors’ investment for every thirty (30) day period up to a maximum of 6% upon the occurrence of certain events, including: (i) following the Filing Date that the registration statement has not been filed and (ii) following the Effectiveness Date that the registration statement has not been declared effective.

Note 16: Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from March 31, 2014 through the date of issuance of these financial statements. During this period, we did not have any significant subsequent events, except as disclosed below:

On April 2, 2014, we filed a certificate of amendment to our Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-one hundred basis. The reverse stock split was effective with FINRA (Financial Industry Regulatory Authority) on April 7, 2014. All common stock share and per share information in this Form 10-Q, including the accompanying consolidated financial statements and notes thereto, have been adjusted to reflect retrospective application of the reverse split, unless otherwise indicated

On April 24, 2014, the Company entered into an agreement for musical composition administration services with a third party for which the Company received an advance of $250,000.

On April 25, 2014, the Company entered agreement with a Chardan Capital Markets LLC (“Chardan”) for placement agent and financial advisory services. As consideration for these services, the Company will pay the counterparty cash as well as a warrant to purchase shares of the Company’s common stock equal to 10% of securities sold in such capital raise.

On May 1, 2014, the Company authorized the issuance of 30,000 shares of common stock to a third party for creative design and development services.

On May 15, 2014, Klaus Moeller resigned from the Board of the Directors of the Company. Mr. Moeller did not resign due to any disagreement with the Company or its management regarding any matters relating to the Company's operations, policies or practices.

On May 15, 2014, the Company’s Board of Directors appointed P. Clark Hallren as a director of the Company. Mr. Hallren has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Hallren and any other person pursuant to which he was appointed as a director of the Company.

On May 14, 2014, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Investors”) pursuant to which the Company sold an aggregate of 6,000 shares of its newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a price of $1,000 per share (the “Private Placement”) for gross proceeds to the Company of $6,000,000. The closing of the Private Placement was subject to certain customary closing conditions and closed on May 15, 2014.

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Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $2.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the Investor would beneficially own more than 9.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock bear no interest and shall not possess any voting rights.

In connection with the Private Placement, investors holding a majority of the securities sold in the Company’s November 2013 and January 2014 private placement waived the Company’s registration rights obligations and any accrued liquidated damages associated therewith.

Chardan acted as sole placement agent in the Private Placement in consideration for which Chardan received a cash fee of $535,000 and a warrant to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.00 per share.

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3,125,000 Shares of Common Stock

GENIUS BRANDS INTERNATIONAL, INC.

PROSPECTUS

July 21, 2014